   As filed with the Securities and Exchange Commission on September 26, 1997

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                              SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                            ------------------------

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/  Preliminary Proxy Statement

/ /  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

/ / Confidential, for the use of the Commission only (as permitted by Rule 14a-6(e)(2)
                            ------------------------

                            CALI REALTY CORPORATION
                (Name of Registrant as Specified in Its Charter)
                    (Name of Person Filing Proxy Statement)
                            ------------------------

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required

/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies: Common Stock, par value $.01 per share, of Cali Realty Corporation

    (2) Aggregate number of securities to which transaction applies: 3,931,048 common operating partnership units convertible into 3,931,048 shares of Common Stock, 249,656 preferred operating partnership units convertible into 7,205,079 shares of Common Stock, and 2,000,000 warrants convertible into 2,000,000 shares of Common Stock at an exercise price of $37.80 per share.

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $38.6875 per share, plus $476,106,000 in cash and $302,147,000 in assumption of indebtedness

    (4) Proposed maximum aggregate value of transaction: $1,210,856,913.30

    (5) Total fee paid: $242,171.38

/ /  Fee paid previously with preliminary materials:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1l(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid: $

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                            CALI REALTY CORPORATION
                               11 COMMERCE DRIVE
                               CRANFORD, NJ 07016

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON       , 1997

TO OUR SHAREHOLDERS:

    Notice is hereby given that a Special Meeting of shareholders (the "Special Meeting") of Cali Realty Corporation ("Cali" or the "Company") will be held on
      , 1997, at       , at       a.m. (local time), for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the Contribution and Exchange Agreement, dated as of September 18, 1997, by and among Cali, Cali Realty, L.P. ("CRLP"), and certain contributing partnerships and other entities affiliated with The Mack Company and Patriot American Office Group (collectively, "Mack"), pursuant to which Mack will contribute certain properties, ground leases and 100 percent of the interests in the entities owning certain properties (collectively, the "Mack Properties") to CRLP or its designated subsidiaries in exchange for a combination of cash, assumption of debt, common and preferred operating partnership units and warrants to acquire common operating partnership units (the "Mack Combination");

2. To consider and vote upon a proposal to approve and adopt an amendment (the "Amendment") to Cali's Articles of Incorporation to change Cali's name from "Cali Realty Corporation" to "Mack-Cali Realty Corporation."

3. To consider and vote upon a proposal to approve and adopt an amendment to the Employee Stock Option Plan to increase the number of shares authorized thereunder by 2,000,000, from 2,780,188 to 4,780,188;

4. To consider and vote upon a proposal to approve and adopt two amendments to the Director Stock Option Plan (a) to increase the number of shares authorized thereunder by 200,000, from 200,000 to 400,000 and (b) to provide for the participation thereunder of non-employee members of the Advisory Board, including a provision that a member of the Board of Directors who resigns as a director in order to become a member of the Advisory Board shall be deemed during his or her period of service as a member of the Advisory Board to be a continuing member of the Board of Directors for purposes of determining the exercise period of prior grants under the Director Stock Option Plan; and

5. To transact such other business as may properly be brought before the Special Meeting or any adjournment or postponement thereof.

    The enclosed Proxy Statement includes information relating to these proposals.

    All shareholders of record as of the close of business on       , 1997, are
entitled to notice of and to vote at the Special Meeting and any adjournment thereof. At least a majority of the outstanding shares of common stock of Cali present in person or by proxy is entitled to vote.

                                          By Order of the Board of Directors

                                          /s/ Brant Cali

                                          BRANT CALI

                                          SECRETARY

      , 1997

Cranford, New Jersey

    THE BOARD OF DIRECTORS APPRECIATES AND ENCOURAGES YOUR PARTICIPATION IN CALI'S SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY WITHDRAW YOUR PROXY, IF YOU WISH, AND VOTE IN PERSON. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                            CALI REALTY CORPORATION
                        SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD            , 1997

                                PROXY STATEMENT

    This Proxy Statement (the "Proxy Statement") is being furnished to holders (each a "Holder") of shares of Common Stock, par value $0.01 per share, (the "Common Stock") of Cali Realty Corporation ("Cali" or the "Company"), a Maryland corporation, in connection with a special meeting of shareholders of Cali (the "Special Meeting") and the solicitation of proxies in connection therewith, to approve the proposed exchange of properties by The Mack Company and Patriot American Office Group (collectively, "Mack") with Cali pursuant to the Contribution and Exchange Agreement dated as of September 18, 1997 described herein. This Proxy Statement is required pursuant to the rules of The New York Stock Exchange, Inc. since it contains a proposal to authorize the issuance of securities convertible into a number of shares of Common Stock which exceeds 20 percent of the number of shares of Common Stock currently outstanding.

    At the Special Meeting, the shareholders of Cali will be asked to consider and to act upon the following (the "Proposals"): (i) a proposal ("Proposal No. 1") to approve and adopt the Contribution and Exchange Agreement, dated as of September 18, 1997 (the "Contribution and Exchange Agreement"), by and among Cali, Cali Realty, L.P. ("CRLP"), and certain contributing partnerships and other entities affiliated with The Mack Company and Patriot American Office Group (collectively, "Mack"), pursuant to which Mack will contribute certain properties, ground leases and 100 percent of the interests in the entities owning certain properties (collectively, the "Mack Properties") to CRLP or its designated subsidiaries in exchange for a combination of cash, assumption of debt, common and preferred operating partnership units and warrants to acquire common operating partnership units (the "Mack Combination"); (ii) a proposal ("Proposal No. 2") to approve and adopt an amendment (the "Amendment") to Cali's Articles of Incorporation to change the name of the company from "Cali Realty Corporation" to "Mack-Cali Realty Corporation"; (iii) a proposal ("Proposal No. 3") to approve and adopt an amendment to the Employee Stock Option Plan to increase the number of shares authorized thereunder by 2,000,000 from 2,780,188 to 4,780,188; (iv) a proposal ("Proposal No. 4") to approve and adopt two amendments to the Director Stock Option Plan to (a) increase the number of shares authorized thereunder by 200,000 from 200,000 to 400,000 and (b) provide for the participation thereunder of non-employee members of the Advisory Board, including a provision that a member of the Board of Directors who resigns as a director in order to become a member of the Advisory Board shall be deemed during his or her period of service as a member of the Advisory Board to be a continuing member of the Board of Directors for purposes of determining the exercise period of prior grants under the Director Stock Option Plan; and (v) such other business as may properly be brought before the Special Meeting or any adjournment or postponement thereof.

    Approval and adoption of Proposals Nos. 1, 3 and 4 require the affirmative vote of a majority of the quorum present at the Special Meeting. The affirmative vote of at least two-thirds of the outstanding shares of Common Stock is required to approve the Amendment contained in Proposal No. 2.

    Shareholders of record at the close of business on            , 1997 (the
"Record Date") are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. As of the Record Date, there were
outstanding       shares of Common Stock, each of which will be entitled to one vote on each of the Proposals at the Special Meeting and all adjournments and postponements thereof.

    All Cali shareholders represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions thereon. If no instructions are indicated, proxies will be voted in favor of the Proposals. Abstentions and broker non-votes will have the effect of a vote against all Proposals.

    Cali does not know of any matters, other than as described in the Notice of Meeting, which are to come before the Special Meeting. If any other matters are properly presented at the Special Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

    A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked (i) by filing with the Board of Directors of Cali at or before the Special Meeting a written notice of revocation bearing a later date than the proxy, (ii) by duly executing a subsequent proxy relating to the same shares of Cali Common Stock and delivering it to the Board of Directors of Cali at or before the Special Meeting or (iii) by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to the Board of Directors, Cali Realty Corporation, 11 Commerce Drive, Cranford, NJ 07016.

    No persons have been authorized to give any information or to make any representation other than those contained in this Proxy Statement in connection with the solicitation of proxies hereby and, if given or made, such information or representation must not be relied on as having been authorized by Cali or any other person.

    This Proxy Statement is solicited on behalf of the Board of Directors of
Cali. The date of this Proxy Statement is            , 1997.

                                    SUMMARY

    ALL REFERENCES TO "THIS PROXY STATEMENT" SHALL MEAN THE PROXY STATEMENT BEING FURNISHED TO THE SHAREHOLDERS OF CALI IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF CALI. ADDITIONAL CAPITALIZED TERMS NOT DEFINED HEREIN SHALL HAVE THE MEANINGS SET FORTH IN THE CONTRIBUTION AND EXCHANGE AGREEMENT.

Cali Realty Corporation......................  Cali Realty Corporation is a fully integrated, self- administered and
                                               self-managed real estate investment trust
                                               ("REIT") providing leasing, management,
                                               acquisition, development, construction and
                                               tenant-related services for its portfolio. As
                                               of September 15, 1997, Cali owned and
                                               operated 132 properties, primarily consisting
                                               of Class A office and office/flex buildings,
                                               aggregating approximately 12.2 million square
                                               feet. All of the properties are located in
                                               New Jersey, New York, Pennsylvania and
                                               Connecticut. Cali's principal executive
                                               offices are located at 11 Commerce Drive,
                                               Cranford, NJ 07016 and the telephone number
                                               is (908) 272-8000.

The Mack Company.............................  The Mack Company is a New Jersey-based private real estate company providing
                                               property management, leasing, development,
                                               architectural design, construction and
                                               financing services for its portfolio. The
                                               Mack Company owns or controls office or
                                               industrial properties totaling approximately
                                               20 million square feet, of which 32
                                               properties are Class A office properties
                                               comprising approximately 5.9 million square
                                               feet located in major U.S. markets with a
                                               concentration in Northern New Jersey and the
                                               Phoenix, Arizona area. Other properties are
                                               located in Nassau County, New York, suburban
                                               Philadelphia, Pennsylvania and Tampa,
                                               Florida. See "The Companies--The Mack
                                               Company."

Patriot American Office Group................  Patriot American Office Group is a
                                               Dallas-based private real estate company
                                               providing management and leasing services for
                                               its portfolio. Patriot American Office Group
                                               owns 23 office properties totaling
                                               approximately 3.5 million square feet located
                                               primarily in Texas and Arizona. See "The
                                               Companies--Patriot American Office Group."

                              THE SPECIAL MEETING

Date, Place & Time...........................  The Special Meeting of shareholders of Cali
                                               is scheduled to be held at       on       ,
                                               1997 at       a.m. (local time).

Purpose......................................  To consider and vote upon the Proposals, pursuant to which (i) certain properties of
                                               Mack and 100 percent of the interests in the
                                               entities owning certain properties will be
                                               contributed to CRLP or its designated
                                               subsidiaries, (ii) Cali's Articles of
                                               Incorporation will be amended, (iii) the
                                               Employee and Director Stock Option Plans will
                                               be amended and (iv) certain related
                                               transactions will occur.
Record Date..................................

Quorum and Vote Required.....................  Approval and adoption of Proposals Nos. 1, 3 and 4 require the affirmative vote of a
                                               majority of the quorum present at the Special
                                               Meeting. The affirmative vote of at least
                                               two-thirds of the outstanding shares of
                                               Common Stock is required to approve the
                                               amendment to Cali's Articles of Incorporation
                                               contained in Proposal No. 2. A majority of
                                               the shares of Common Stock outstanding,
                                               represented in person or by proxy, will
                                               constitute a quorum for the transactions of
                                               business at the Special Meeting. See "The
                                               Special Meeting-- Record Date; Voting at the
                                               Meeting."

Solicitation, Revocation and Use of            All expenses of the solicitation of the
  Proxies....................................  shareholders of Cali in connection with this
                                               Proxy Statement will be borne by Cali. Any
                                               proxy given pursuant to this solicitation may
                                               be revoked at any time prior to its exercise
                                               by the execution of a proxy signed at a later
                                               date or by the giving of written notice of
                                               revocation to the Secretary of Cali at any
                                               time before the taking of the vote at the
                                               Special Meeting. A shareholder may also
                                               revoke a proxy by giving notice revocation,
                                               attending the Special Meeting and voting his
                                               or her shares in person. See "The Special
                                               Meeting--Proxies."

                                 THE PROPOSALS

The Mack Combination; Proposal No. 1.........  Upon consummation of the Mack Combination, pursuant to the Contribution and Exchange
                                               Agreement (i) Mack shall have contributed
                                               certain properties, ground leases and 100
                                               percent of its ownership interests to certain
                                               properties (collectively, the "Mack
                                               Properties") to CRLP, (ii) Mack shall have
                                               caused certain of its executives to become
                                               part of the management of Cali and (iii) Cali
                                               and CRLP shall exchange with Mack a
                                               combination of cash, assumption of debt,
                                               common and preferred operating partnership
                                               units in CRLP and warrants to acquire common
                                               operating partnership units. See "Proposal
                                               One--The Mack Combination."

The Amendment; Proposal No. 2................  The Cali shareholders are asked to approve an amendment (the "Amendment") to Cali's
                                               Articles of Incorporation providing that the
                                               name of Cali be changed from "Cali Realty
                                               Corporation" to "Mack-Cali Realty
                                               Corporation." If the Amendment is not
                                               approved, Cali will operate under the name
                                               "Mack-Cali Realty Corporation" pursuant to a
                                               fictitious name certificate. The adoption of
                                               the Amendment is conditioned upon the
                                               approval and closing of the Mack Combination.
                                               See "Proposal Two-- Amendment to Cali's
                                               Articles of Incorporation to Change Cali's
                                               Corporate Name."

The Employee Stock Option Plan; Proposal No.   The Cali shareholders are asked to approve an
  3..........................................  amendment to the Employee Stock Option Plan to increase the number of shares of Common
                                               Stock authorized for issuance of awards
                                               thereunder by 2,000,000, from 2,780,188 to
                                               4,780,188. See "Proposal Three--Amendment to
                                               the Employee Stock Option Plan to Increase
                                               the Number of Shares Authorized for Issuance
                                               Thereunder."

The Director Stock Option Plan; Proposal No.   The Cali shareholders are asked to approve
  4..........................................  two amendments to the Director Stock Option
                                               Plan to (i) increase the number of shares of
                                               Common Stock authorized for issuance of
                                               awards thereunder by 200,000, from 200,000 to
                                               400,000 and (ii) provide for the
                                               participation thereunder of non-employee
                                               members of the Advisory Board, including a
                                               provision that a member of the Board of
                                               Directors who resigns as a director in order
                                               to become a member of the Advisory Board
                                               shall be deemed during his or her period of
                                               service as a member of the Advisory Board to
                                               be a continuing member of the Board of
                                               Directors for purposes of determining

                                               the exercise period of prior grants under the
                                               Director Stock Option Plan. See "Proposal
                                               Four-- Amendments to the Director Stock
                                               Option Plan to Increase the Number of Shares
                                               Authorized for Issuance Thereunder and to
                                               Provide for Participation Thereunder of
                                               Non-Employee Members of the Advisory Board."

Interests of Certain Persons in the Mack
  Combination................................  In considering the recommendation of the
                                               Board of Directors with respect to the
                                               Contribution and Exchange Agreement,
                                               shareholders should be aware that certain
                                               members of the Board of Directors and of
                                               Cali's management may have certain interests
                                               in the Mack Combination that are in addition
                                               to or different from the interests of
                                               shareholders of Cali generally. See "Certain
                                               Relationships and Related Transactions".

Conditions to the Mack Combination...........  The Mack Combination is conditioned upon, among other things, (i) approval of the
                                               Contribution and Exchange Agreement by Cali's
                                               shareholders, (ii) the representations and
                                               warranties of Cali, CRLP and Mack contained
                                               in the Contribution and Exchange Agreement
                                               being true and correct in all material
                                               respects as of the closing of the Mack
                                               Combination, (iii) performance by each of
                                               Cali, CRLP and Mack of their respective
                                               obligations required to be performed under
                                               the Contribution and Exchange Agreement on or
                                               prior to the closing of the Mack Combination,
                                               (iv) receipt by Mack of the requisite
                                               consents and approvals from certain necessary
                                               partners, tenants and other third parties in
                                               order to contribute and convey the Mack
                                               Properties and (v) neither CRLP nor Mack
                                               terminating the Contribution and Exchange
                                               Agreement pursuant to the terms thereof. See
                                               "Description of the Contribution and Exchange
                                               Agreement--Conditions Precedent to Closing
                                               the Mack Combination" and "--Termination".

Certain Federal Income Tax Consequences......  No gain or loss will be recognized by Cali or the holders of Common Stock upon the
                                               consummation of the Mack Combination.
                                               Subsequent to the Mack Combination, Cali will
                                               continue to operate as a REIT. For a
                                               discussion of the federal income tax
                                               consequences to Cali, see "Federal Income Tax
                                               Consequences."

Recommendation of the Board of Directors.....  The Board of Directors has unanimously approved the Contribution and Exchange
                                               Agreement and the Mack Combination and
                                               recommends that the holders of Common Stock
                                               vote FOR its approval

                                               and adoption. The Board of Directors believes
                                               that the terms of the Contribution and
                                               Exchange Agreement and the Mack Combination
                                               are fair to, and in the best interests of
                                               Cali, CRLP and its shareholders. For a
                                               discussion of factors considered by the Board
                                               of Directors in reaching its decision, see
                                               "Proposal One--The Mack Combination." The
                                               Board of Directors also has unanimously
                                               approved the Amendment and recommends that
                                               the holders of Common Stock vote FOR its
                                               approval and adoption. The Board of Directors
                                               further has unanimously approved the
                                               amendments to the Employee and Director Stock
                                               Option Plans and recommends that the holders
                                               of Common Stock vote FOR their approval and
                                               adoption.

                              THE SPECIAL MEETING

    At the Special Meeting, the Cali shareholders will: (1) consider and vote upon the approval of the Contribution and Exchange Agreement, dated as of September 18, 1997, by and among Cali, CRLP, and certain contributing partnerships and other entities affiliated with Mack, pursuant to which Mack will contribute certain properties and interests in certain properties, ground leases and 100 percent of the interests in the entities owning certain properties (collectively the "Mack Properties") to CRLP or its designated subsidiaries, and pursuant to which Cali and CRLP will exchange with Mack a combination of cash, assumption of debt, common and preferred operating partnership units in CRLP and warrants to acquire common operating partnership units in CRLP, (2) consider and vote upon an amendment (the "Amendment") to Cali's Articles of Incorporation to change the name of Cali from "Cali Realty Corporation" to "Mack-Cali Realty Corporation," (3) consider and vote upon an amendment to the Employee Stock Option Plan to increase the number of shares authorized thereunder by 2,000,000, from 2,780,188 to 4,780,188, (4) consider and vote upon two amendments to the Director Stock Option Plan to (a) increase the number of shares authorized thereunder by 200,000, from 200,000 to 400,000 and (b) to provide for the participation thereunder of non-employee members of the Advisory Board, including a provision that a member of the Board of Directors who resigns as a director in order to become a member of the Advisory Board shall be deemed during his or her period of service as a member of the Advisory Board to be a continuing member of the Board of Directors for purposes of determining the exercise period of prior grants under the Director Stock Option Plan, and (5) transact such other business relating thereto as may properly come before the Special Meeting. Approval of the Amendment is conditioned upon approval of the Mack Combination.

    The Board of Directors has determined the Mack Combination, the Amendment and the amendments to the Employee and Director Stock Option Plans to be fair to and in the best interests of Cali's shareholders, has unanimously approved the Mack Combination, the Amendment and the amendments to the Employee and Director Stock Option Plans and recommends a vote for approval of the Mack Combination, the Amendment and the amendments to the Employee and Director Stock Option Plans.

RECORD DATE; VOTING AT THE MEETING

    On the Record Date,       , 1997, there were       shares of Common Stock
outstanding. Each holder of record of Common Stock on the Record Date is entitled to cast one vote per share of Common Stock, exercisable in person or by a properly executed proxy, upon each matter properly submitted for the vote of the shareholders at the Special Meeting. A majority of the shares of Common Stock outstanding, represented in person or by proxy, will constitute a quorum for the transaction of business at the Special Meeting. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for the purpose of determining a quorum.

    The approval and adoption of Proposals Nos. 1, 3 and 4 require the affirmative vote of a majority of the quorum present at the Special Meeting. The affirmative vote of at least two-thirds of the outstanding shares of Common Stock is required to approve the Amendment contained in Proposal No. 2. For purposes of satisfying this vote requirement, abstentions from voting and broker non-votes on any Proposal will have the effect of votes against such Proposal, but a failure to vote by not returning a proxy will have no effect on any Proposal except the Amendment contained in Proposal No. 2, as to which it will have the effect of a vote against such Proposal.

    Approval of postponement or adjournment of the Special Meeting requires the affirmative vote of a majority of the shares of the Common Stock voting at the Special Meeting. For purposes of satisfying this vote requirement, failure to vote, an abstention from voting and a broker non-vote will have the effect of votes against postponement or adjournment. If shareholders approve such an adjournment or postponement, the Special Meeting could be postponed or adjourned in order to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Mack Combination.

PROXIES

    Shares of Common Stock represented by properly executed proxies received at or prior to the Special Meeting that have not been revoked will be voted at the Special Meeting in accordance with the instructions contained therein. Shares of Common Stock represented by properly executed proxies for which no instruction is given will be voted "FOR" approval of the Proposals. Cali's shareholders are requested to complete, sign, date and promptly return the enclosed proxy card in the postage prepaid envelope provided for this purpose to ensure that their shares are voted. A shareholder may revoke a proxy any time before it is voted by submitting at any time prior to the Special Meeting a later-dated proxy with respect to the same shares, by delivering a written notice of revocation to the Secretary of Cali at any time prior to such Special Meeting or by attending the Special Meeting and voting in person. Mere attendance at the Special Meeting will not in and of itself revoke a proxy.

    If the Special Meeting is postponed or adjourned for any reason, including further solicitation of proxies, at any subsequent reconvening of the Special Meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn).

    Cali has retained MacKenzie Partners, Inc. (the "Solicitation Agent") to solicit proxies. The Solicitation Agent may contact Cali's shareholders. The Solicitation Agent will receive a fee of approximately $12,000 for such services, plus reimbursement of out-of-pocket expenses. The directors and officers of Cali and their affiliates may also solicit proxies by telephone, telegram or personal contact, and such persons will receive no additional compensation for such services. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of Cali shares held in their name. Cali will bear the cost of preparing and mailing proxy materials in connection with the Special Meeting and the solicitation of proxies, the cost of commission filing fees and the printing costs in connection with this Proxy Statement.

                                 CAPITALIZATION

    The following table sets forth the capitalization of Cali as of June 30, 1997 on (1) a historical basis, (2) a pro forma basis assuming certain property acquisitions by Cali subsequent to June 30, 1997 (the "Pre-Mack Events") had occurred as of June 30, 1997 and (3) a pro forma basis assuming the Mack Combination and the issuance of 10 million shares of Common Stock in a public offering (the "1997 Offering") and the use of proceeds thereof, primarily to finance the Mack Combination, had occurred as of June 30, 1997. The information set forth in the following table should be read in conjunction with the consolidated financial statements of Cali and the notes thereto incorporated by reference in this Proxy Statement, the combined financial statements of Mack and the notes thereto and the pro forma financial information of Cali and the notes thereto which appear elsewhere in this Proxy Statement.

                                                                AS OF JUNE 30, 1997
                                                      ----------------------------------------
                                                                                      MACK
                                                                                  COMBINATION
                                                                      PRE-MACK      AND 1997
                                                                       EVENTS       OFFERING
                                                       HISTORICAL    PRO FORMA     PRO FORMA
                                                      ------------  ------------  ------------

                                                                   (IN THOUSANDS)
Debt:
  Mortgage and other loans..........................  $    423,561   $  423,561    $  725,708
  Borrowings under revolving credit facilities......       130,400      172,900       335,443
                                                      ------------  ------------  ------------
    Total debt......................................       553,961      596,461     1,061,151
                                                      ------------  ------------  ------------
Minority interest in CRLP(1)........................        70,911       70,911       462,129
                                                      ------------  ------------  ------------
Stockholders' Equity:
  Preferred stock, $.01 par value, 5,000,000 shares
    authorized, none issued or outstanding                 --            --            --
  Common Stock, $.01 par value, 190,000,000 shares
    authorized, 36,651,872, 36,651,872 shares issued
    and outstanding, 46,651,872 shares as
    adjusted(1)(2)..................................           366          366           466
  Other stockholders' equity........................       701,342      701,342     1,040,864
                                                      ------------  ------------  ------------
    Total stockholders' equity......................       701,708      701,708     1,041,330
                                                      ------------  ------------  ------------
Total Capitalization................................  $  1,326,580   $1,369,080    $2,564,610
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

------------------------

(1) Assumes no redemption of Units. If all of the Units were redeemed, 40,742,042 shares of Common Stock on a historical and Pre-Mack Events pro forma basis and 61,878,169 shares of Common Stock on a Mack Combination and 1997 Offering pro forma basis would be outstanding as of June 30, 1997.

(2) Excludes 2,721,172 shares of Common Stock reserved for issuance pursuant to the Company's stock option plans under which 1,650,929 granted options are outstanding, including 451,703 exercisable options, as of June 30, 1997.

                       PROPOSAL ONE--THE MACK COMBINATION

REASONS FOR THE MACK COMBINATION; RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors has unanimously determined the Mack Combination to be fair to and in the best interests of the shareholders of Cali and has recommended that the shareholders approve the Mack Combination. In reaching its conclusion to recommend approval of the Mack Combination, the Board of Directors considered, without assigning relative weight to, the following factors:

        (i) After the Mack Combination, Cali will become one of the largest equity REITs in the country, with 187 properties totaling approximately 21.6 million square feet in ten states, serving approximately 2,100 tenants. In New Jersey alone, Cali will own approximately eight percent of all office space, with over 11 million square feet. The Board of Directors believes that the Mack Combination will solidify Cali's position as the dominant super-regional office REIT in the Northeast, will provide Cali with new strategic positions in the Southwest for future growth opportunities and will further enhance Cali's access to capital.

        (ii) The Mack Combination will increase Cali's asset and capital base and diversify its sources of revenue. While the Board of Directors recognizes that increased profitability does not necessarily result from increased size, the Board of Directors believes Cali's increased size should also further enhance its access to capital and reduce its costs of capital.

       (iii) The closing of the Mack Combination will provide Cali with considerable geographic diversity, making Cali a significant player in key markets in the southwestern United States.

        (iv) The Mack Combination is expected to be accretive and, therefore, economically advantageous to Cali's current shareholders.

        (v) The Mack Combination will add over 1,000 tenants to Cali's tenant base, for a combined total of approximately 2,100 tenants. This adds to the diversity and stability of Cali's portfolio.

        (vi) The Mack Combination will bring together some of the most well-known and respected names in the real estate business.

       (vii) The receipt of a fairness opinion from Cali's financial advisor, Prudential Securities Incorporated. See "Proposal One--The Mack Combination--Fairness Opinion."

TERMS OF THE MACK COMBINATION

    Subject to the terms and conditions of the Contribution and Exchange Agreement, Mack will contribute the Mack Properties to CRLP or its designated subsidiaries and will cause certain of its key executives to become part of the management of Cali.

    In consideration of Mack's contributions set forth in the previous paragraph, Cali and CRLP collectively have agreed to exchange with Mack the following consideration:

        (i) $476,106,000 in cash to Mack;

        (ii) $302,147,000 by CRLP or its designated subsidiaries acquiring properties subject to mortgage indebtedness in such amount;

       (iii) the issuance to Mack or Mack's designees of 3,931,048 common operating partnership interests (the "Common Units") in CRLP, redeemable, after one year, for an equal number of shares of Common Stock;

        (iv) the issuance to Mack or Mack's designees of 249,656 cumulative preferred operating partnership interests (the "Preferred Units") in CRLP composed of (a) approximately 209,656 Preferred Units immediately convertible at the option of the holder into approximately 6,050,678 Common Units, which Common Units shall be redeemable for 6,050,678 shares of Common Stock after three years from the closing of the Mack Combination (the "Series B Preferred Units") and

    (b) approximately 40,000 Preferred Units immediately convertible at the option of the holder into approximately 1,154,401 Common Units, which Common Units shall be redeemable for 1,154,401 shares of Common Stock after one year from the closing of the Mack Combination (the "Series A Preferred Units"). Currently, the 249,656 Preferred Units would convert into 7,205,079 Common Units, and such Common Units would currently redeem into 7,205,079 shares of Common Stock. The Common Units and the Preferred Units are collectively referred to herein as the "Units". The quarterly distribution on each Preferred Unit will be paid in an amount equal to the greater of (i) $16.88 or (ii) the quarterly distribution attributable to a Preferred Unit if such unit had been converted into Common Units, subject to customary anti-dilution adjustments. Each Preferred Unit shall have a stated value equal to $1,000.00 (the "Stated Value"). Cali shall have the right to cause the conversion of any or all of the Preferred Units into Common Units, at any time after the seven and one-half (7 1/2) year anniversary of the date of the closing of the Mack Combination at their Stated Value, plus accrued but unpaid distributions, divided by $34.65 per share (subject to customary anti-dilution adjustments) (the "Conversion Price"); provided, however, that Cali may only exercise such mandatory conversion if, for twenty (20) trading days within the thirty (30) consecutive trading days immediately preceding such conversion date, the closing price of the Common Stock equals or exceeds $34.65, subject to customary anti-dilution adjustments. The Preferred Units will contain anti-dilution protection and have voting rights on any vote of limited partners as if the Preferred Units were converted to Common Units; and

        (v) the issuance to Mack or Mack's designees of 2,000,000 warrants to purchase an equal number of Common Units (the "Warrants"). The Warrants shall be exercisable at any time after the first anniversary of the closing of the Mack Combination for a period of four (4) years thereafter at a price of $37.80 per Common Unit, subject to customary anti-dilution adjustments. Any Common Units received upon exercise of the Warrants shall be immediately redeemable into Common Stock.

    Upon the consummation of the Mack Combination, the composition of the Board of Directors of Cali will change. Three (3) of the Board of Directors' thirteen
(13) members shall be new members designated by Mack. The Mack designees shall be William L. Mack, Earle I. Mack and Mitchell E. Hersh, who shall be deemed to be "inside" members of the Board of Directors because of their relationship with management. William L. Mack and Earle I. Mack will be classified as Class II directors whose terms shall expire in the year 1999 and Mitchell E. Hersh will be classified as a Class III director whose term shall expire in the year 2000. The parties have agreed that if any inside board member designated by Mack shall withdraw for any reason, Mack shall have the right to designate such withdrawing director's replacement. Three (3) members of the Board of Directors shall be designated by Cali and shall be deemed to be "inside" members of the Board of Directors because of their relationship with management. The Cali designees shall be current members of the Board of Directors and shall be John J. Cali, who shall remain Chairman of the Board of Directors, Thomas A. Rizk and Robert
F. Weinberg. The parties have agreed that if any inside Board member designated by Cali shall withdraw for any reason, the remaining Cali designated inside Board members, on behalf of Cali, shall have the right to designate such withdrawing director's replacement. The remaining seven (7) directors shall be deemed to be independent outside directors. They shall include three (3) existing independent members of Cali's Board of Directors: Brendan T. Byrne, Irvin D. Reid and Alan G. Philibosian, and four (4) new independent members to be selected by Mack and reasonably approved by Cali. Brendan T. Byrne and three new independent directors shall be classified as Class I directors, Alan G. Philibosian and one new independent director shall be classified as Class II directors and Irvin D. Reid shall remain classified as a Class III director. The terms of Class I directors will expire in 1998; the terms of Class II directors will expire in 1999; and the terms of Class III directors will expire in 2000. Kenneth A. DeGhetto, Alan Turtletaub, James W. Hughes, Brad W. Berger, Angelo R. Cali and Brant Cali shall resign from the Board of Directors at the closing of the Mack Combination and become members of the Advisory Board (as described below).

    After the consummation of the Mack Combination, the Board of Directors shall create an Executive Committee. William L. Mack will serve as Chairman of the Executive Committee, which will consist of

William L. Mack, Mitchell E. Hersh, Thomas A. Rizk and John J. Cali. John J. Cali and Thomas A. Rizk, on the one hand, and William L. Mack, on the other hand, shall have the right to appoint a replacement for any Executive Committee member designated by them who shall withdraw from the Executive Committee. See "Description of the Contribution and Exchange Agreement--Directors and Officers".

    The Board of Directors has created an Advisory Board comprised of certain former members of the Board of Directors to assist the Board of Directors. Non-employee members of the Advisory Board shall be entitled to participate in the Director Stock Option Plan, subject to shareholder approval of the amendment to the Director Stock Option Plan providing for the same. Upon the consummation of the Mack Combination and simultaneously with their appointment to the Advisory Board, Kenneth A. DeGhetto, Alan Turtletaub, James W. Hughes and Angelo
R. Cali shall each be granted an option to purchase 10,000 shares of Common Stock at its fair market value on the date of grant. Each option shall vest and become exercisable on the earlier of (i) the first anniversary of the grant date, provided the Advisory Board member remains in continuous service of the Advisory Board or the Board of Directors during such period or (ii) upon the Advisory Board member's termination of service on the Advisory Board or Board of Directors due to retirement, death or disability. In addition, members of the Advisory Board shall be compensated for their service on the Advisory Board in the same amounts they were receiving as members of the Board of Directors until the expiration date of each of their current terms on the Board of Directors in the absence of the Mack Combination. Martin Berger and Edward Leshowitz are current members of the Advisory Board and shall also each be granted an option to purchase 10,000 shares of Common Stock at its fair market value on the date of grant. In addition, each non-employee director shall be granted an option to purchase 10,000 shares of Common Stock at its fair market value on the date of grant upon the consummation of the Mack Combination.

CONDITIONS TO CONSUMMATION OF THE MACK COMBINATION

    The obligations of CRLP, Cali and Mack to close the Mack Combination are conditioned, among other things, upon (i) approval of the Contribution and Exchange Agreement by Cali's shareholders, (ii) the representations and warranties of Cali, CRLP and Mack contained in the Contribution and Exchange Agreement being true and correct in all material respects as of the closing of the Mack Combination, (iii) performance by each of Cali, CRLP and Mack of their respective obligations required to be performed under the Contribution and Exchange Agreement on or prior to the closing of the Mack Combination, (iv) receipt by Mack of the requisite consents and approvals from certain necessary partners and third parties in order to contribute and convey the Mack Properties and (v) neither CRLP nor Mack terminating the Contribution and Exchange Agreement pursuant to the terms thereof. See "Description of the Contribution and Exchange Agreement--Conditions Precedent to Closing the Mack Combination" and "--Termination."

EFFECT OF THE MACK COMBINATION

    The Warrants and the Units issued pursuant to the Mack Combination represent the equivalent of 13,136,127 shares of Common Stock, which shares may be purchased by Mack upon the exercise of the Warrants and the conversion and/or redemption of the Units, such number equaling 35.8 percent of the 36,662,212 shares of Common Stock currently outstanding and 32.2 percent of the shares of Common Stock currently outstanding, assuming redemption of all outstanding Units.

    Pursuant to the Amended and Restated Agreement of Limited Partnership of CRLP, Cali shall not, without the prior consent of holders of at least eighty-five percent (85%) of the ownership interests in CRLP, taken as a single class, on behalf of CRLP, undertake any of the following actions: (a) cause or permit the merger of CRLP into any entity pursuant to a transaction in which CRLP is not the surviving entity, or take any other action which may have the effect of the foregoing; (b) dissolve, liquidate or wind-up CRLP; or (c) convey or otherwise transfer all or substantially all of CRLP's assets in one or a series of transactions.

    At present, Cali owns 90 percent of the ownership interest in CRLP and certain limited partners of CRLP, in the aggregate, own the remaining 10 percent. Accordingly, Cali can effectuate the above provisions without the consent of any of the limited partners of CRLP. After the consummation of the Mack Combination, Cali's percentage ownership interest in CRLP will decrease to
68.0 percent and the aggregate limited partners interest will increase to 32.0 percent. Thus, the consent of the limited partners holding at least a 17 percent interest in CRLP will be required to effect the aforementioned transactions, which number shall decrease proportionately as Cali's percentage ownership increases through subsequent issuances of public stock by Cali. It shall remain necessary for the limited partners to vote on such transactions until Cali's percentage ownership interest in CRLP equals or exceeds 85 percent.

ACCOUNTING TREATMENT

    The Mack Combination will be accounted for as a purchase. See Cali's pro forma financial statements included elsewhere in this Proxy Statement.

FAIRNESS OPINION

    Cali has retained Prudential Securities Incorporated ("Prudential Securities") to provide financial advisory services and evaluate from a financial perspective the fairness to Cali of the consideration to be paid to Mack in connection with the Mack Combination.

    On September 18, 1997, Prudential Securities delivered its written opinion (the "Prudential Securities Opinion") to the Board of Directors of Cali stating that, as of such date and subject to certain assumptions, limitations and other matters as set forth in the Prudential Securities Opinion, the consideration to be paid by Cali in connection with the Mack Combination is fair, from a financial point of view, to Cali. At the meeting of the Board of Directors of Cali held on September 18, 1997, Prudential Securities presented certain financial analyses accompanied by written materials (which written materials were delivered prior to the meeting) in connection with the delivery of the Prudential Securities Opinion. Members of the Board of Directors of Cali were present (via teleconference) at the meeting and had an opportunity to ask questions of Prudential Securities. Prudential Securities discussed with the Board of Directors of Cali the information in the report and the financial data and other factors considered by Prudential Securities in conducting its analyses, all of which are summarized herein.

    The full text of the Prudential Securities Opinion, which sets forth assumptions made, matters considered and limits on the review undertaken is attached hereto as Annex 1 and is incorporated herein by reference. The description of the Prudential Securities Opinion set forth herein is qualified in its entirety by reference to the full text of the Prudential Securities Opinion. Cali's shareholders are urged to read the Prudential Securities Opinion in its entirety.

    THE PRUDENTIAL SECURITIES OPINION IS ADDRESSED TO THE BOARD OF DIRECTORS OF CALI AND ADDRESSES ONLY THE FAIRNESS, AS OF THE DATE OF SUCH OPINION, FROM A FINANCIAL POINT OF VIEW, OF THE MACK COMBINATION CONSIDERATION AND DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY CALI TO ENGAGE IN THE MACK COMBINATION AND DOES NOT CONSTITUTE, NOR SHOULD IT BE CONSTRUED AS, A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE CONSIDERATION IN CONNECTION WITH THE MACK COMBINATION WAS DETERMINED ON THE BASIS OF NEGOTIATIONS BETWEEN CALI AND MACK AND WAS APPROVED BY THE BOARD OF DIRECTORS OF CALI.

    In conducting its analysis and arriving at the Prudential Securities Opinion, Prudential Securities reviewed such information and considered such financial data and other factors as Prudential Securities deemed relevant under the circumstances, including:

        (i) a draft of the Contribution and Exchange Agreement dated September 12, 1997;

        (ii) a draft of the audited combined financial statements for Mack for the year ended December 31, 1996 and a draft of the unaudited combined financial statements for the six months ended June 30, 1997;

        (iii) certain publicly available historical financial and operating data for Cali including, but not limited to, (a) the Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (b) the Proxy Statement for the Annual Meeting of Stockholders held on May 15, 1997, (c) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, (d) the Registration Statement on Form S-3, file No. 333-19101, dated January 7, 1997 and (e) draft Form 8-K, dated September 18, 1997 relating to the Mack Combination;

        (iv) certain financial forecasts for Cali and the Mack Properties provided to Prudential Securities by the management of Cali;

        (v) historical stock market prices and trading volume for Cali's Common Stock;

        (vi) certain historical results of operations of Mack provided to Prudential Securities by the management of Mack;

        (vii) publicly available information including financial, operating and stock market data concerning certain companies engaged in businesses Prudential Securities deemed comparable to Mack or otherwise relevant to Prudential Securities' inquiry;

        (viii) the financial terms of certain recent transactions Prudential Securities deemed relevant;

        (ix) the pro forma financial impact of the Mack Combination on Cali; and

        (x) such other financial studies, analyses and investigations as Prudential Securities deemed appropriate.

    Prudential Securities discussed with senior management of Cali and Mack: (i) the prospects and business plans for Cali and Mack; (ii) their financial forecasts for Cali and the Mack Properties; and (iii) such other matters as Prudential Securities deemed relevant. The Prudential Securities Opinion is necessarily based upon information available to Prudential Securities and upon economic, financial and market conditions as they existed and can only be evaluated as of the date of the Prudential Securities Opinion. In connection with its review and analysis in arriving at the Prudential Securities Opinion, Prudential Securities assumed and relied upon the accuracy and completeness of the publicly available information and all information provided or otherwise made available to Prudential Securities, and did not undertake to verify independently any such information. Prudential Securities neither made nor obtained any independent evaluation of such information or any independent valuation or appraisal of the assets or liabilities of either Cali or Mack. With respect to the pro forma financial information regarding Cali and the financial forecasts for the Mack Properties, respectively, Prudential Securities assumed that such information was reasonably prepared and reflects the best currently expected future performance of Cali and Mack. Prudential Securities has not undertaken any independent analysis to verify the reasonableness of the assumptions underlying such forecasts.

    Prudential Securities assumed that the draft Contribution and Exchange Agreement reviewed by it will conform in all material respects to the document when in final form, that the disclosure schedules and due diligence contemplated by that agreement will not identify any adverse condition, and that the Mack Combination will be consummated substantially as contemplated by the draft Contribution and Exchange Agreement.

    Subject to the foregoing, the following is a summary of the material financial analyses performed by Prudential Securities in arriving at the Prudential Securities Opinion.

    In the following analyses, Prudential Securities calculated the transaction offer value (the "Transaction Offer Value") to be $1.17 billion based on Prudential Securities' valuation of the consideration in connection with the Mack Combination. Using publicly available share price information for Cali Common

Stock, Prudential Securities independently valued the Common Units, Preferred Units and Warrants; Prudential Securities then added the cash and the value of the debt to be assumed by Cali to arrive at the Transaction Offer Value.

    ANALYSIS OF SELECTED COMPARABLE PUBLICLY TRADED COMPANIES. Using publicly available information and estimates of future financial results published by FIRST CALL, an industry service provider of earnings estimates based on an average of earnings estimates published by various investment banking firms ("First Call") and taken from Prudential Securities Equity Research, Prudential Securities compared certain financial and operating information and ratios for Mack with the corresponding financial and operating information for a group of publicly traded companies engaged primarily in the ownership, management, operation and acquisition of office properties which Prudential Securities deemed to be reasonably comparable to Mack. For the purpose of its analyses, the following companies were used as comparable companies to Mack: Beacon Properties Corporation, CarrAmerica Realty Corporation, Cousins Properties, Equity Office Properties Trust, Highwoods Properties, Inc., Prentiss Properties Trust, Reckson Associates Realty Corporation and Spieker Properties, Inc. (collectively, the "Mack Comparable Companies").

    Prudential Securities' calculations resulted in the following relevant ranges for the Mack Comparable Companies and for Mack as of September 15, 1997: a range of equity market value as a multiple of projected 1997 Funds from Operations of 12.1x to 18.6x, with a mean of 14.5x (as compared to Mack at 11.2x) and a range of equity market value as a multiple of projected 1998 Funds from Operations of 11.0x to 16.5x with a mean of 13.0x (as compared to Mack at 10.6x).

    None of the Mack Comparable Companies is, of course, identical to Mack. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Mack Comparable Companies and other factors that could affect the public trading volume of the Mack Comparable Companies, as well as that of Mack. In addition, the multiples of market value to estimated 1997 Funds from Operations and projected 1998 Funds from Operations for the Mack Comparable Companies are based on projections prepared by research analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

    COMPARABLE TRANSACTIONS ANALYSIS. Prudential Securities also compared certain financial ratios of the Mack Combination with those of other selected mergers and strategic transactions involving REITs which Prudential Securities deemed to be relevant. These transactions were (listed acquiror first and target second) Highwoods Properties, Inc. and Associated Capital Properties, Cornerstone Properties, Inc. and Dutch Institutional Holding Co., Inc, Equity Office Properties Trust and Prudential Properties, Vornado Realty Trust and Mendik Company, Inc., Cali Realty Corporation and Robert Martin Company, Spieker Properties, Inc. and Mission West Properties, CarrAmerica Realty Corporation and the Nelo/Orchard portfolio, CarrAmerica Realty Corporation and the Peterson portfolio, Highwoods Properties, Inc. and Crocker Realty Trust, Inc., Reckson Associates Realty Corporation and Halpern Enterprises, Highwoods Properties, Inc. and Eakin & Smith, Inc., Liberty Property Trust and Lingerfelt Development Corporation, and Highwoods Properties, Inc. and Forsyth Properties, Inc.

    Prudential Securities' calculations resulted in the following relevant ranges for the Comparable Transactions and for the proposed Mack Combination: a range of total transaction value (defined as total equity value plus total indebtedness assumed) as a multiple of last twelve months Funds from Operations plus interest expense of 9.6x to 14.5x, with a mean of 11.3x (as compared to the proposed Mack Combination at 12.3x on a last twelve months basis and 11.3x on a projected 1998 basis).

PRO FORMA CONSEQUENCES

    PRO FORMA COMBINATION ANALYSIS. Prudential Securities analyzed the pro forma effects resulting from the Mack Combination, including the potential impact on Cali's projected stand-alone Funds from

Operations per share and the anticipated accretion (i.e., the incremental increase) to Cali's Funds from Operations per share resulting from the Mack Combination. Based on projected statements of operations provided by Cali management for both Cali and Mack, each presented on a stand-alone basis, Prudential Securities observed that the Mack Combination would be accretive to Cali's projected Funds from Operations per share in 1998.

    CAPITALIZATION. In addition, Prudential Securities compared Cali's market capitalization as of June 30, 1997 to Cali's pro forma projected market capitalization as of December 31, 1998 after giving effect to the Mack Combination based on projections of Cali's management for both Cali stand-alone operations and Mack stand-alone operations. Cali's pro forma implied market capitalization as of December 31, 1998 after giving effect to the Mack Combination was calculated to be $3.47 billion. The projected total debt to implied market capitalization is calculated to be 32.3 percent, on a pro forma basis as of December 31, 1998.

    RELATIVE CONTRIBUTION ANALYSIS. Prudential Securities examined Cali's and Mack's relative contributions of projected 1998 revenue, net operating income and Funds from Operations to the combined entity and compared this to the percentage of post-combination Cali Common Stock that the respective current Cali shareholders and Mack principals would hold. In performing such analysis Prudential Securities relied upon projected stand-alone operating data for both Cali and Mack, provided by the management of Cali. Existing Cali shareholders and Mack principals are estimated to hold 60.0 percent and 40.0 percent (excluding the effects of any new public equity offering) of the post-combination shares of Cali Common Stock (on a fully-converted basis), respectively. Cali and Mack were analyzed to have contributed 60.3 percent and
39.7 percent, respectively to the pro forma revenue of the combined entity, 61.0 percent and 39.0 percent, respectively to the pro forma net operating income of the combined entity, and 57.0 percent and 43.0 percent, respectively to the pro forma Funds from Operations of the combined entity for the projected year 1998.

    The summary set forth above does not purport to be a complete description of the analyses performed by Prudential Securities in arriving at the Prudential Securities Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Prudential Securities believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the process underlying the Prudential Securities Opinion. In its analyses, Prudential Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Cali's, Mack's and Prudential Securities' control. Any estimates contained in Prudential Securities' analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

    The Board of Directors of Cali selected Prudential Securities to render a fairness opinion because Prudential Securities is an internationally recognized investment banking firm with substantial experience in transactions similar to the Mack Combination and because it is familiar with Cali and its business. Prudential Securities is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

    Pursuant to an engagement letter dated August 11, 1997, Cali will pay Prudential Securities at the closing of the Mack Combination an advisory fee equal to 0.50 percent of the consideration (calculated pursuant to the engagement letter) paid in connection with the Mack Combination. Cali will also indemnify Prudential Securities and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under such engagement, including certain liabilities under the federal securities law.

    Prudential Securities may provide financial advisory and financing services to Cali and may receive fees for the rendering of such services. In the ordinary course of its business, Prudential Securities may actively trade in the securities of Cali for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    Assuming a quorum is present, the affirmative vote of a majority of the quorum present at the Special Meeting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will have the same effect as a negative vote on this proposal. Failure to vote will have no effect on the outcome of this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE CONTRIBUTION AND EXCHANGE AGREEMENT AND THE MACK COMBINATION.

          PROPOSAL TWO--AMENDMENT TO CALI'S ARTICLES OF INCORPORATION
                        TO CHANGE CALI'S CORPORATE NAME

    In connection with the Mack Combination, Cali is proposing an amendment to its Amended and Restated Articles of Incorporation.

    The Board of Directors has unanimously approved and recommends the adoption by Cali's shareholders of an amendment to Cali's Articles of Incorporation which will, on the Closing Date, change Cali's name to "Mack-Cali Realty Corporation". It is anticipated that Mack-Cali Realty Corporation will continue to trade under the New York Stock Exchange Symbol "CLI".

    Upon approval of the Amendment, Article I of Cali's Articles of Incorporation, as amended, shall read as follows:

              "The name of the corporation (the "Corporation") is:
                         Mack-Cali Realty Corporation"

    The adoption of the Amendment is conditioned upon the approval of the Mack Combination. If the Amendment and the Mack Combination are approved by the Cali shareholders, then the Amendment will become effective on or about the Closing Date.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    Assuming a quorum is present, the affirmative vote of two-thirds of the outstanding shares of Common Stock, either in person or by proxy, is required for approval of this proposal. Abstentions, broker non-votes and a failure to vote will have the same effect as a negative vote on this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO CALI'S ARTICLES OF INCORPORATION TO CHANGE CALI'S CORPORATE NAME TO "MACK-CALI REALTY CORPORATION."

          PROPOSAL THREE--AMENDMENT TO THE EMPLOYEE STOCK OPTION PLAN
                        TO INCREASE THE NUMBER OF SHARES
                       AUTHORIZED FOR ISSUANCE THEREUNDER

    The Board of Directors and the shareholders of Cali approved the adoption of the Employee Stock Option Plan on August 23, 1994. An aggregate of 2,780,188 shares of Cali's Common Stock are currently authorized for the issuance of grants under the Employee Stock Option Plan, of which 712,413 shares remained available for future grants as of September 15, 1997. The Board of Directors has amended the Employee Stock Option Plan, subject to shareholder approval, to increase by 2,000,000 to a total of 4,780,188, the number of shares of Common Stock authorized for issuance of grants under the Employee Stock Option Plan. Cali intends to register the 2,000,000 share increase on Form S-8 under the Securities Act of 1933, as amended, as soon as practicable after receiving shareholder approval.

    The Board of Directors believes that approval of this amendment to the Employee Stock Option Plan is in the best interests of Cali and its shareholders because the availability of an adequate number of shares reserved for issuance under the Employee Stock Option Plan and the ability to grant stock options and make other stock-based awards under the Employee Stock Option Plan is an important factor in attracting, motivating and retaining qualified personnel essential to the success of Cali. The amendment to increase the number of shares authorized under the Employee Stock Option Plan is designed to maintain the approximate historical ratio of shares authorized under the Employee Stock Option Plan to the total number of outstanding shares of Common Stock and Common Stock equivalents in light of the number of Units and Warrants to be issued in connection with the Mack Combination.

SUMMARY OF THE PROVISIONS OF THE EMPLOYEE STOCK OPTION PLAN, AS AMENDED

    The following summary of the Employee Stock Option Plan, as amended, is qualified in its entirety by the specific language of the plan, a copy of which is available to any shareholder upon request.

    GENERAL. The purposes of the Employee Stock Option Plan are to attract and retain the best personnel for positions of substantial responsibility and to provide additional incentives to key employees, officers, consultants and other persons whose efforts are deemed worthy of encouragement to promote the growth and success of Cali. The Employee Stock Option Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code to employees of Cali and for the grant of nonstatutory stock options, stock appreciation rights ("SARs") and shares of restricted stock ("Restricted Stock") to employees, consultants and advisors of Cali. Currently, 1,808,419 of the authorized but unissued shares of the Common Stock of Cali may be issued upon the exercise of options granted pursuant to the Employee Stock Option Plan. To date, no SARs or shares of Restricted Stock have been awarded under the Employee Stock Option Plan. The Board has amended the Employee Stock Option Plan, subject to shareholder approval, to increase the number of shares authorized for issuance thereunder by 2,000,000, from 2,780,188 to 4,780,188 shares. In the event of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, exchange of shares, combination, or like change in the capital structure of Cali, appropriate adjustments will be made to the shares subject to the Employee Stock Option Plan and to any outstanding awards. To the extent any outstanding option under the Employee Stock Option Plan expires or terminates prior to its exercise in full, or if any shares of Restricted Stock are forfeited, the shares of Common Stock no longer subject to the option or restrictions will be returned to the Employee Stock Option Plan and made available for future grants.

    ADMINISTRATION. The Employee Stock Option Plan is administered by the Option and Executive Compensation Committee ("the Compensation Committee") of the Board of Directors of Cali. With respect to the participation of individuals who are subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), the Employee Stock Option Plan is administered in compliance with the requirements of Rule 16b-3 under the Exchange Act. Subject to the provisions of the Employee Stock Option Plan, the Compensation Committee determines the persons to whom grants of options, SARs and shares of Restricted Stock are to be made, the number of shares of Common Stock to be covered by each grant and all other terms and conditions of the grant. If an option is granted, the Compensation

Committee determines whether the option is an incentive stock option or a nonstatutory stock option, the option's term, vesting and exercisability, the amount and type of consideration to be paid to Cali upon the option's exercise and the other terms and conditions of the grant. The terms and conditions of Restricted Stock awards are also determined by the Compensation Committee. The Compensation Committee has the responsibility to interpret the Employee Stock Option Plan and to make determinations with respect to all awards granted under the Employee Stock Option Plan. All determinations of the Compensation Committee are final and binding on all persons having an interest in the Employee Stock Option Plan or in any award made under the Employee Stock Option Plan. The costs and expenses of administering this Employee Stock Option Plan are borne by Cali.

    ELIGIBILITY. All employees, consultants and advisors (including directors of Cali who are also employees) are eligible to participate in the Employee Stock Option Plan. As of September 15, 1997, 185 employees, including nine officers, three of whom are also directors of Cali, were eligible to participate in the Employee Stock Option Plan. Non-employee directors of Cali may not participate.

    TERMS AND CONDITIONS OF OPTION GRANTS. Each option granted under the Employee Stock Option Plan is evidenced by a written agreement between Cali and the optionee specifying the number of shares of Cali's Common Stock subject to the option and all of the other terms and conditions of the option, consistent with the requirements of the Employee Stock Option Plan. The per share exercise price of an incentive stock option may not be less than 100 percent of the fair market value of a share of Common Stock on the date of the option's grant. In addition, the per share exercise price of any option granted to a person who at the time of the grant owns stock possessing more than 10 percent of the total combined voting power or value of all classes of stock of Cali must be at least 110 percent of the fair market value of a share of Cali's Common Stock on the date of grant and the term of any such option cannot exceed five years.

    Generally, options may be exercised by the payment of the exercise price in cash, by check, or in cash equivalents, such as through the tender of shares of Cali's Common Stock owned by the optionee having a fair market value not less than the exercise price, or by the assignment of the proceeds of a sale of some or all of the shares of Common Stock being acquired upon the exercise of the option, or in any combination of these methods consistent with the terms and conditions of the applicable stock option agreement.

    Options granted under the Employee Stock Option Plan will become exercisable at such times as may be specified by the Compensation Committee, and generally become exercisable in equal installments subject to the optionee's continued employment or service with Cali. The maximum term of options granted under the Employee Stock Option Plan is ten years. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution and are exercisable during the optionee's lifetime only by the optionee.

    TERMS AND CONDITIONS OF OTHER AWARDS. Each SAR or Restricted Stock award made under the Employee Stock Option Plan is also evidenced by a written agreement between Cali and the award holder specifying the number of shares of Common Stock subject to the award and the other necessary terms and conditions, consistent with the requirements of the Employee Stock Option Plan. A SAR or Restricted Stock award may be granted separately or in conjunction with the grant of an option. The terms included in the written agreements evidencing these awards are summarized below.

    If a SAR is granted, the written agreement will specify if the SAR is being granted separately or with respect to an outstanding option. In general, if a SAR is granted with respect to an option, the exercise of the option will cancel the SAR and the exercise of the SAR will cancel the option. An agreement evidencing the SAR will also describe when the SAR will become vested and exercisable, subject to the award holder's continued employment by Cali, and the per share grant price. Upon settlement of the SAR award, occurring at exercise, the award holder will receive a cash distribution of the difference between the grant price of the Common Stock underlying the SAR and its fair market value on the date of exercise.

    If shares of Restricted Stock are awarded, the agreement will specify the per share grant price of the Common Stock subject to the restrictions, the conditions that will result in the automatic and complete forfeiture of the shares and the time and manner in which the restrictions will lapse, subject to the award holder's continued employment by Cali. Upon settlement of the Restricted Stock award, occurring upon the lapse of the restrictions, the shares of Common Stock subject to the award will be come immediately distributable to the participant.

    CHANGE OF CONTROL PROVISIONS. In general, a "Change of Control" will be deemed to occur upon any of the following events in which the shareholders of Cali do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of Cali or its successor: (i) the direct or indirect sale or exchange by the shareholders of Cali of all or substantially all of the stock of Cali, (ii) a merger in which Cali is a party, or (iii) the sale, exchange or transfer of all or substantially all of the assets of Cali. If a participant terminates employment within six months following a "Change of Control," all of the options previously granted to him shall automatically become vested and immediately exercisable; restrictions in Restricted Stock awards will also automatically lapse upon a termination following a "Change of Control" and the Common Stock subject to the award will become immediately distributable to the participant.

    TERMINATION OR AMENDMENT OF THE EMPLOYEE STOCK OPTION PLAN. Unless sooner terminated, no awards may be granted under the Employee Stock Option Plan after August 31, 2004. The Board of Directors may terminate or amend the Employee Stock Option Plan at any time, but the Board of Directors may not amend the Employee Stock Option Plan to increase the total number of shares of Common Stock reserved for issuance of awards or adopt any amendment that would materially increase the cost of the Employee Stock Option Plan to Cali without shareholder approval. No amendment may be adopted that would adversely affect an outstanding option or award without the participant's consent.

    As of September 15, 1997, Cali had outstanding options to purchase an aggregate of 1,808,419 shares of Common Stock held by 185 persons at a weighted average exercise price of $24.21 per share. The exercise price of all options granted under the Employee Stock Option Plan has been no less than 100 percent of the fair market value of the Common Stock on the date of the grant as determined in good faith by the Compensation Committee. As of September 15, 1997, options to purchase 259,356 shares of Common Stock granted pursuant to the Employee Stock Option Plan had been exercised and there were 712,413 shares of Common Stock available for future grant under the Employee Stock Option Plan. By amending the Employee Stock Option Plan to increase the share reserve by 2,000,000, there will be 2,712,413 shares of Common Stock available for future grants under the Employee Stock Option Plan. On September 24, 1997, the closing sales price per share of Cali's Common Stock, as reported on The New York Stock Exchange, was $38.875.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE EMPLOYEE STOCK OPTION PLAN

    The following summary is intended only as a general guide as to the federal income tax consequences under current law with respect to participation in the Employee Stock Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation. Furthermore, the tax consequences of awards made under the Employee Stock Option Plan are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable.

    INCENTIVE STOCK OPTIONS. Options designated as incentive stock options are intended to fall within the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of such an option. If an optionee does not dispose of his shares for two years following the date the option was granted or within one year following the transfer of the shares upon exercise of the option, the gain on the sale of the shares (which is the difference between the sale price and the purchase price of the shares) will be taxed as long-term capital gain. If an optionee satisfies such holding periods, upon a sale of the shares, Cali will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of the shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the date of exercise and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of the disqualifying disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares should be deductible by Cali for federal income tax purposes, except to the extent such deduction is limited by Section 162(m) of the Code. This Section of the Code disallows a public company's deductions for certain employee remuneration exceeding $1,000,000 per year.

    NONSTATUTORY STOCK OPTIONS. Options that do not qualify as incentive stock options are nonstatutory stock options and have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option.

    Upon the exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (which is generally the date of exercise). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are not vested and/or the sale of the shares at a profit would subject the optionee to suit under Section 16(b) of the Exchange Act, in which case the determination date is the later of (i) the date on which the shares vest, or (ii) the date the sale of the shares at a profit would no longer subject the optionee to suit under Section 16(b) of the Exchange Act. (Section 16(b) of the Exchange Act generally is applicable only to officers, directors and beneficial owners of more than 10 percent of the Common Stock of Cali.) Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the date of recognition of income, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. No tax deduction is available to Cali with respect to the grant of a nonstatutory option or the sale of the stock acquired pursuant to such grant. Cali should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory option, except to the extent such deduction is limited by Section 162(m) of the Code.

    SARS AND RESTRICTED STOCK AWARDS. A participant will not be required to recognize any income for federal income tax purposes upon the grant of a SAR or shares of Restricted Stock. However, upon settlement of the SAR award (the date of its exercise), the participant will be required to recognize as ordinary income the difference between the grant and exercise price of the shares of Common Stock on which the SAR award is based. This amount will be taxed at ordinary federal income tax rates. Upon settlement of the Restricted Stock award (the date the shares become distributable), the participant will be required to recognize as ordinary income the fair market value of the shares of Common Stock on such date. Cali should be entitled to a deduction equal to the amount of the ordinary income recognized by the participant upon the settlement of the SAR or Restricted Stock award to the extent permitted by Section 162(m) of the Code.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    The affirmative vote of a majority of the quorum present at the Special Meeting, either in person or by proxy, is required for approval of this proposal. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE INCREASE IN THE SHARE RESERVE OF THE EMPLOYEE STOCK OPTION PLAN BY 2,000,000 SHARES.

          PROPOSAL FOUR--AMENDMENTS TO THE DIRECTOR STOCK OPTION PLAN
                        TO INCREASE THE NUMBER OF SHARES
             AUTHORIZED FOR ISSUANCE THEREUNDER AND TO PROVIDE FOR
                PARTICIPATION THEREUNDER OF NON-EMPLOYEE MEMBERS
                             OF THE ADVISORY BOARD

    Cali has established and implemented the Director Stock Option Plan for the benefit of eligible non-employee directors of Cali. The Director Stock Option Plan was also approved by the Board of Directors and the shareholders of Cali on August 23, 1994. An aggregate of 200,000 shares of Cali's Common Stock is currently authorized for the issuance of grants under the Director Stock Option Plan, of which 141,000 shares remained available for future grants as of September 15, 1997. The Board of Directors has amended the Director Stock Option Plan, subject to shareholder approval, to increase by 200,000, to a total of 400,000, the number of shares of Common Stock of Cali authorized for the issuance of grants under the plan. Cali intends to register the 200,000 share increase on Form S-8 under the Securities Act of 1933 as soon as practicable after receiving shareholder approval.

    The Board of Directors believes that the 200,000 share reserve increase under the Director Stock Option Plan is in the best interests of the shareholders and Cali because the availability of an adequate number of shares reserved for issuance under the Director Stock Option Plan and the ability to grant options thereunder is an important factor in attracting, motivating and retaining distinguished personnel with proven ability and vision to serve on the Board of Directors and chart Cali's course towards continued growth and financial success. The amendment to increase the number of shares authorized under the Director Stock Option Plan is designed to maintain the approximate historical ratio of shares authorized under the Director Stock Option Plan to the total number of outstanding shares of Common Stock and Common Stock equivalents in light of the number of Units and Warrants to be issued in connection with the Mack Combination.

    The Board of Directors has also amended the Director Stock Option Plan, subject to shareholder approval, to provide for the participation thereunder of non-employee members of the Advisory Board, including a provision that a member of the Board of Directors who resigns as a director in order to become a member of the Advisory Board shall be deemed during his or her period of service as a member of the Advisory Board to be a continuing member of the Board of Directors for purposes of determining the exercise period of prior grants under the Director Stock Option Plan.

    The Board of Directors believes that the participation of the non-employee members of the Advisory Board in the Director Stock Option Plan, including the provision that a member of the Board of Directors who resigns as a director in order to become a member of the Advisory Board shall be deemed during his or her period of service as a member of the Advisory Board to be a continuing member of the Board of Directors for purposes of determining the exercise period of prior grants under the Director Stock Option Plan, is in the best interests of the shareholders and Cali because the ability to grant options thereunder to non-employee members of the Advisory Board is an important factor in attracting , motivating and retaining distinguished personnel with proven ability and vision to assist the Board of Directors by serving on the Advisory Board and chart Cali's course towards continued growth and financial success.

SUMMARY OF THE PROVISIONS OF THE DIRECTOR STOCK OPTION PLAN, AS AMENDED

    The following summary of the Director Stock Option Plan, as amended, is qualified in its entirety by the specific language of the Director Stock Option Plan, a copy of which is available to any shareholder upon request.

    GENERAL. The Director Stock Option Plan is designed to enable Cali to attract and retain persons of outstanding competence to serve as members of the Board of Directors of Cali and to provide a direct link between directors' compensation and shareholder value. Participation in the Director's Option Plan is currently restricted to non-employee directors and only nonstatutory options to purchase shares of the Common Stock of Cali are granted. Currently, 49,000 of the authorized but unissued shares of the Common Stock of Cali may be issued upon the exercise of options granted under the Director Stock Option Plan. The Board of Directors has amended this Plan, subject to shareholder approval, to increase the number of shares authorized for issuance thereunder by 200,000, from 200,000 to 400,000 shares and to provide for the participation thereunder of non-employee members of the Advisory Board, including a provision that a member of the Board of Directors who resigns as a director in order to become a member of the Advisory Board shall be deemed during his or her period of service as a member of the Advisory Board to be a continuing member of the Board of Directors for purposes of determining the exercise period of prior grants under the Director Stock Option Plan. The Director Stock Option Plan also provides that in the event of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, exchange of shares, combination, or like change in the capital structure of Cali, appropriate adjustments will be made to the shares of Common Stock subject to the Director Stock Option Plan and to any outstanding awards. To the extent any outstanding option expires or terminates prior to its exercise in full, the shares of Common Stock no longer subject to the option will be returned to the Director Stock Option Plan and made available for future grants.

    ADMINISTRATION. The Director Stock Option Plan is administered by the Compensation Committee of the Board of Directors of Cali in compliance with the requirements of Rule 16b-3 of the Exchange Act. Initial stock option grants, including all conditions of such grants, that are made to eligible non-employee directors under the Director Stock Option Plan are non-discretionary and are dictated by the written terms of the Director Stock Option Plan. Under the Director Stock Option Plan, upon an eligible director's initial election or appointment to the Board of Directors of Cali, the director is automatically granted a non-statutory stock option to purchase 5,000 shares of Common Stock of Cali at its fair market value on the date of grant. The Compensation Committee may make additional discretionary options grants to eligible directors, consistent with the terms of the Director Stock Option Plan. All options granted under the Director Stock Option Plan are non-statutory stock options. Subject to certain specific limitations and restrictions set forth in the Director Stock Option Plan, the Compensation Committee has the authority to interpret the Director Stock Option Plan, to prescribe, amend and rescind rules and regulations, if any, relating to the Director Stock Option Plan and to make all determinations necessary or advisable for the administration of the Director Stock Option Plan. The costs and expenses of administering the Director Stock Option Plan are paid by Cali.

    ELIGIBILITY. Participation in the Director Stock Option Plan is limited to persons who serve as members of the Board of Directors of Cali and who, at the time of the option grant, are not employees of Cali. As of September 15, 1997, nine directors of Cali were eligible to participate in this plan. The Board of Directors has amended the Director Stock Option Plan, subject to shareholder approval, to provide for the participation thereunder of members of the Advisory Board who, at the time of the option grant, are not employees of Cali, including a provision that a member of the Board of Directors who resigns as a director in order to become a member of the Advisory Board shall be deemed during his period of service as a member of the Advisory Board to be a continuing member of the Board of Directors for purposes of determining the exercise period of prior grants under the Director Stock Option Plan.

    TERMS AND CONDITIONS OF OPTION GRANTS. The Director Stock Option Plan provides for each non-employee director automatically to receive, upon election to office or appointment to the Board of Directors, an option to acquire 5,000 shares of Common Stock of Cali at a price equal to the fair market value at the date of the grant of the shares of Common Stock subject to such option. Pursuant to the terms of the Director Stock Option Plan, each automatic option shall become vested and exercisable on the earlier of (i) the first anniversary of the grant date, provided the director remains in the continuous service of the Board of Directors, during such period, or (ii) upon the director's termination of Board of Directors service due to retirement, death or disability. If a director's service is terminated for "cause" all awards granted to the director under the Director Stock Option Plan will automatically be forfeited. In the event a director's service on the Board of Directors terminates before the options have vested, any unvested option shall be canceled and the director shall have no further right or interest in the forfeited option. The Director Stock Option Plan does not provide for the vesting of outstanding options to be accelerated upon a "Change of Control" of Cali. Each option shall remain outstanding until the tenth anniversary of the grant date. All of the terms and conditions of option grants are specified in a written agreement between Cali and the optionee. In addition, the Compensation Committee may make additional discretionary option grants to eligible directors the terms of which shall be determined by the Compensation Committee, consistent with the provisions of the Director Stock Option Plan and specified in a written agreement. The Board of Directors has amended the Director Stock Option Plan, subject to shareholder approval, to provide that the Compensation Committee may make discretionary option grants to eligible members of the Advisory Board. Neither the existence of the Director Stock Option Plan, nor the granting of an option thereunder, will be construed to limit, in any way, the right of Cali or its shareholders to elect a person to serve as a director or the right of the Board of Directors to appoint a person to serve as a member of the Advisory Board. In addition, nothing in the Director Stock Option Plan shall be construed to give any director the right to a grant of an option under the Director Stock Option Plan unless the express terms and conditions of the Director Stock Option Plan are satisfied. Options may be exercised by the payment of the exercise price in cash, by check, or in cash equivalents, such as through the tender of shares of Cali's Common Stock owned by the optionee having a fair market value not less than the exercise price, or by the assignment of the proceeds of a sale of some or all of the shares of Common Stock being acquired upon the exercise of the option, or in any combination of these methods consistent with the terms and conditions of the applicable stock option agreement. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution and are exercisable during the optionee's lifetime only the optionee.

    TERMINATION OR AMENDMENT OF THE DIRECTOR STOCK OPTION PLAN. Unless sooner terminated, no awards may be granted under the Director Stock Option Plan after August 31, 2004. The Board of Directors may terminate or amend the Director Stock Option Plan at any time, but the Board of Directors may not amend the Director Stock Option Plan to increase the total number of shares of Common Stock reserved for issuance of awards or adopt any amendment that would materially increase the cost of the Director Stock Option Plan to Cali without shareholder approval. No amendment may be adopted that would adversely affect an outstanding option or award without the participant's consent.

    As of September 15, 1997, Cali had outstanding options to purchase an aggregate of 49,000 shares of Common Stock held by nine persons at an average exercise price of $21.56 per share. As of September 15, 1997, options to purchase an aggregate of 10,000 shares of Common Stock granted pursuant to the Director Stock Option Plan had been exercised and there were 141,000 shares of Common Stock available for future grants under the Director Stock Option Plan. By amending the Director Stock Option Plan to increase the share reserve by 200,000, there will be 341,000 shares of Common Stock available for future grants under the Director Stock Option Plan. On September 24, 1997, the closing sales price per share of Cali's Common Stock, as reported on the New York Stock Exchange, was $38.875 .

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE DIRECTOR STOCK OPTION PLAN

    In general, no gain or loss is recognized by the option holder at the time an option is granted under the Director Stock Option Plan. Upon the exercise of an option, the difference between the fair market value of the Common Stock on the date of exercise and the option price will be taxable as compensation income to the option holder and Cali would be entitled to a deduction for federal income tax purposes for the same amount. Upon a subsequent sale or exchange of stock acquired pursuant to the exercise of an option, the option holder would have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such shares.

    The foregoing statements are intended to summarize the general principles of current federal income tax law applicable to options that may be granted under the Director Stock Option Plan. The tax consequences of awards made under this Plan are complex, subject to change, and may vary depending on the taxpayer's particular circumstances.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    The affirmative vote of a majority of the quorum present at the Special Meeting, either in person or by proxy, is required for approval of this proposal. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE INCREASE IN THE SHARE RESERVE OF THE DIRECTOR STOCK OPTION PLAN BY 200,000 SHARES AND THE PARTICIPATION THEREUNDER OF NON-EMPLOYEE MEMBERS OF THE ADVISORY BOARD.

             DESCRIPTION OF THE CONTRIBUTION AND EXCHANGE AGREEMENT

    The following summary of the material provisions of the Contribution and Exchange Agreement, including the descriptions of certain provisions set forth elsewhere in this Proxy Statement, is qualified in its entirety by reference to the Contribution and Exchange Agreement, a copy of which has been filed with the Securities and Exchange Commission on a Current Report on Form 8-K dated September 19, 1997, and is incorporated herein by reference.

GENERAL

    The Mack Combination will effect the contribution of the Mack Properties by Mack to CRLP or its designated partnership subsidiaries in exchange for certain consideration. See "Proposal One--The Mack Combination".

CONSIDERATION

    In consideration of Mack's contribution of the Mack Properties, Cali and CRLP collectively have agreed to exchange with Mack the following consideration:
(i) approximately $476.1 million in cash to Mack; (ii) approximately $302.1 million in assumption of debt by CRLP or its designated subsidiaries; (iii) the issuance to Mack or Mack's designees of 3,931,048 common operating partnership interests (the "Common Units") in CRLP, redeemable after one year, for an equal number of shares of Common Stock; (iv) the issuance to Mack or Mack's designees of 249,656 cumulative preferred operating partnership interests in CRLP composed of (a) approximately 209,656 Series B Preferred Units immediately convertible into approximately 6,050,678 Common Units, which Common Units shall be redeemable for 6,050,678 shares of Common Stock after three years and (b) approximately 40,000 Series A Preferred Units immediately convertible into approximately 1,154,401 Common Units, which Common Units shall be redeemable for 1,154,401 shares of Common Stock after one year; and (v) the issuance to Mack or Mack's designees of 2,000,000 Warrants to purchase an equal number of Common Units.

    The Preferred Units will contain anti-dilution protection and have voting rights on any vote of limited partners as if the Preferred Units were converted to Common Units. Currently, the 249,956 Preferred Units would convert into 7,205,079 Common Units. The quarterly distribution on each Preferred Unit will be paid in an amount equal to the greater of (i) $16.88 or (ii) the quarterly distribution attributable to a Preferred Unit if such unit had been converted into Common Units, subject to adjustment for customary anti-dilution rights. Each Preferred Unit shall have a stated value equal to $1,000.00 (the "Stated Value"). Cali shall have the right to cause the conversion of any or all of the Preferred Units into Common Units, at any time after the seven and one-half (7-1/2) year anniversary of the date of the closing of the Mack Combination at their Stated Value, plus accrued but unpaid distributions, divided by $34.65 per share (the "Conversion Price"); provided, however, that Cali may only exercise such mandatory conversion if, for twenty (20) trading days within the thirty
(30) consecutive trading days immediately preceding such conversion date, the closing price of the Common Stock equals or exceeds $34.65, subject to adjustment for customary anti-dilution rights. Holders of the Preferred Units may convert the Preferred Units into Common Units at any time at the Conversion Price. If, prior to the conversion of all Preferred Units, the number of outstanding Common Units is increased by a unit split or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding Common Units is decreased by a combination or reclassification of units, or other similar event, the Conversion Price shall be proportionately increased. In addition, if, prior to the conversion of all Preferred Units, there shall be any merger, consolidation, exchange of units, recapitalization, reorganization, or other similar event, as a result of which Common Units of CRLP shall be changed into the same or a different number of securities of the same or another class or classes of units or securities of CRLP or another entity, then the holders of Preferred Units shall thereafter have the right to purchase and receive upon conversion of units of Preferred Units, such units and/or securities as may be issued or payable with respect to or in exchange for the number of Common Units immediately theretofore purchasable and receivable upon the conversion of units of Preferred Units held by such holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place.

    Cali and CRLP shall not, without the affirmative consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the holders of the Series B Preferred Units (without the need for consent of the holders of the Series A Preferred Units) (i) subject to certain exceptions, increase or decrease (other than by conversion) the total number of authorized shares of Series A or Series B Preferred Units; (ii) in any manner authorize, create or issue any additional preferred units or any class or series of capital interests, in either case (A) ranking, either as to payment of distributions or distribution of assets, prior to the Series A or Series B Preferred Units, or (B) which in any manner adversely affects the holders of units of Series A or Series B Preferred Units, or authorize, create or issue any capital interests of any class or series or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having optional rights to purchase, any capital interests having any such preference or priority or so adversely affecting the holders of Series A or Series B Preferred Units. Notwithstanding the foregoing provisions, the affirmative consent of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the holders of the Series B Preferred Units shall not be required for the issuance of one or more classes of capital stock or units PARI PASSU to the Preferred Units (such Preferred Units hereinafter referred to as "Qualifying Preferred Units"), in an aggregate amount not to exceed the greater of (1) $200 million in stated value or (2) ten percent (10%) of Cali's total equity market capitalization (calculated by multiplying (x) the average trading price of Common Stock (as reported daily in THE WALL STREET JOURNAL) for the five (5) trading days immediately preceding the date of issuance of such Qualifying Preferred Stock, times (y) the total number of the then issued and outstanding Common Units and shares of Common Stock, including all shares of preferred stock and preferred units and convertible debt, which by their respective terms are convertible into either Common Units or Common Stock; (iii) in any manner alter or change the designations or the powers, preferences or rights, or the qualifications, limitations or restrictions of the Series A or Series B Preferred Units; and (iv) reclassify the Common Units or any other units of any class or series of capital interests hereafter created junior to the Series A or Series B Preferred Units into capitalization of any class or series of capital interests (A) ranking, either as to payment of dividends or distribution of assets prior to the Series A or Series B Preferred Units, or (B) which in any manner adversely affects the holders of Series A or Series B Preferred Units.

    The Warrants shall be exercisable at any time after the first anniversary of the closing of the Mack Combination for a period of four (4) years thereafter at a purchase price of $37.80 per unit of Common Units, subject to adjustment for customary anti-dilution rights. The Warrants may be exercised or converted only
(a) under circumstances such that the issue of Common Units upon such exercise or conversion is exempt from the requirements of registration under the Securities Act of 1933, as amended (the "1933 Act") and any applicable state securities law or (b) upon registration of such Common Units in compliance therewith. The Warrants shall be transferable only (a) in accordance with or as otherwise specifically permitted by the provisions of the Contribution and Exchange Agreement and (b) under circumstances such that the transfer is exempt from the requirements of registration under the 1933 Act and any applicable state securities law. In the event of any change in Common Units by reason of any dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of units, or of any similar change affecting the Common Units, the number and kind of units underlying the Warrants and the purchase price per unit thereof shall be appropriately adjusted consistent with such change.

    The Warrants and the Units to be issued pursuant to the Mack Combination represent the equivalent of 13,136,127 shares of Common Stock, which shares may be purchased by Mack upon the exercise of the Warrants and the conversion and/or redemption of the Units, such number equaling 35.8 percent of the 36,662,212 shares of Common Stock currently outstanding and 32.2 percent, assuming redemption of all outstanding Units. Commencing one (1) year after the closing of the Mack Combination, Cali, at its expense, will make a regulatory filing and will use all reasonable efforts to provide Mack with an effective

"evergreen" Form S-3 shelf registration statement covering the resale of the shares of Common Stock underlying the Units and the Warrants.

TERMINATION

    On or before December 12, 1997, Cali and CRLP may terminate the Contribution and Exchange Agreement for any reason upon written notice to Mack. On or before October 27, 1997, Mack may terminate the Contribution and Exchange Agreement for any reason upon written notice to Cali. During the period beginning October 28, 1997 and ending December 12, 1997 (unless such date shall have been accelerated pursuant to the Contribution and Exchange Agreement), Mack may terminate the Contribution and Exchange Agreement only for the following reasons: (i) there has occurred a material adverse change to the business, results of operations or financial condition of Cali, CRLP and its subsidiaries or the Mack Properties or
(ii) the stock price of the Common Stock of Cali, as reported in THE WALL STREET JOURNAL, has an average closing price below $31.50 for any five consecutive trading days.

REPRESENTATIONS AND WARRANTIES

    The Contribution and Exchange Agreement includes various customary representations and warranties of the parties thereto. In this regard, Mack, Cali and CRLP represent and warrant as to, among other things: (i) corporate organization, standing and power; (ii) capitalization; (iii) pending or threatened litigation; (iv) the Contribution and Exchange Agreement's noncontravention of any agreement, law, charter or bylaw provision and the absence of the need (except as specified) for governmental consents to the Mack Combination; (v) the terms, existence, operations, liabilities and compliance with applicable laws of employee plans, and certain other matters relating to the Employee Retirement Income Security Act of 1974, as amended; (vi) payment of taxes; (vii) financial statements; (viii) current and accumulated earnings and profits for tax purposes; (ix) the conduct of business in the ordinary and usual course and the absence of any material adverse change in financial condition, business, results of operations, properties, assets, liabilities or prospects;
(x) certain contracts and leases; (xi) certain matters with respect to compliance with environmental laws and regulations; and (xii) the accuracy of certain information regarding Mack, CRLP and Cali contained in this Proxy Statement.

CERTAIN COVENANTS

    Mack has agreed that, among other things, prior to the consummation of the Mack Combination, it will (i) operate and maintain the Mack Properties in the ordinary course of business and use reasonable efforts to preserve for CRLP or its designated subsidiaries its relationships with its tenants, suppliers and others having on-going business relationships with the Mack Properties; (ii) maintain and keep in full force the insurance policies it currently maintains on the Mack Properties; (iii) provide to CRLP and its authorized representatives all information concerning, and reasonable access to, all its books, records, tenant and leasing data and materials, tax returns, market studies and any other materials of any kind owned by or in the possession of Mack which are or may be used in the operation of the Mack Properties at all reasonable times and upon reasonable notice; (iv) promptly notify CRLP of, and deliver to CRLP, a certified true and complete copy of any notice it may have received from any Governmental Authority concerning a violation of any Environmental Laws or a discharge of contaminants; (v) complete all construction work at the Mack Properties; (vi) take all commercially reasonable action to obtain the requisite consents and approvals from its partners to consummate the Mack Combination;
(vii) as soon as practicable after the closing, take all action to ensure that Cali possesses the sole and exclusive right to use the names "The Mack Company" and "Mack" (subject to certain exceptions); and (viii) make all required payments, and comply with all other material conditions under any mortgage affecting the Mack Properties.

    Mack has further agreed that, prior to the consummation of the Mack Combination, it will not (i) cause or permit the Mack Properties to be alienated, mortgaged, licensed, encumbered or otherwise transferred and (ii) directly or indirectly institute, pursue, enter into or encourage any discussions, negotiations or agreements contemplating or providing for any merger, acquisition, purchase or sale of the Mack Properties or any interest therein or other business combination with any person or entity other than Cali.

    CRLP and Cali have agreed that (i) they will not issue any class of capital stock or Units senior to the Preferred Units without the consent of 66.67 percent of the holders of the Class B Preferred Units; and (ii) they will grant Mack access to the books and records of the Mack Properties for inspection and duplication at reasonable times and upon reasonable notice after the consummation of the Mack Combination.

CONDITIONS PRECEDENT TO CLOSING THE MACK COMBINATION

    The obligations of Mack to consummate the Mack Combination are subject to the fulfillment of certain conditions (in most cases subject to waiver by Mack) by Cali or CRLP including, but not limited to, the following: (i) the Mack Combination shall have been approved by the Cali shareholders; (ii) the resolutions contemplated by the Contribution and Exchange Agreement shall have been approved and implemented by the Board of Directors of Cali; (iii) the representations and warranties of Cali and CRLP contained in the Contribution and Exchange Agreement will be true and correct in all material respects as of the closing of the Mack Combination; (iv) each of Cali and CRLP will have performed all obligations required to be performed by it under the Contribution and Exchange Agreement on or prior to the closing of the Mack Combination; (v) Cali shall not have taken any action or have failed to take any action which would reasonably be expected to result in the loss of its status as a REIT for federal income tax purposes; and (vi) Cali and CRLP shall have delivered, on or before the closing of the Mack Combination, certain documents detailed in the Contribution and Exchange Agreement including, but not limited to, resolutions of the Board of Directors of Cali, a Registration Rights Agreement and the assignment and assumptions of leases, rents, security deposits and ground leases.

    The respective obligations of Cali and CRLP to consummate the Mack Combination are subject to the fulfillment of certain conditions (in most cases subject to waiver by Cali and CRLP) by Mack including, but not limited to, the following: (i) the representations and warranties of Mack contained in the Contribution and Exchange Agreement will be true and correct in all material respects as of the closing of the Mack Combination; (ii) Mack will have performed all obligations required to be performed by it under the Contribution and Exchange Agreement on or prior to the closing of the Mack Combination; (iii) certain options to purchase and all rights of first refusals and rights of first offer with respect to the Mack Properties shall have been waived; (iv) Mack shall have received the requisite consents and approvals from all necessary partners and third parties in order to contribute and convey the Mack Properties; and (v) Mack shall have delivered, on or before the closing of the Mack Combination, certain documents detailed in the Contribution and Exchange Agreement including, but not limited to, bargain and sale deeds and assignments of partnership interests, as the case may be, of the Mack Properties, all original leases and ground leases relating to the Mack Properties, all original insurance policies relating to the Mack Properties, estoppel certificates and waivers of rights of first refusal and rights of first offer, if applicable.

CORPORATE NAME CHANGE; STOCK EXCHANGE LISTING

    Upon the consummation of the Mack Combination, Cali and CRLP shall change their respective names to "Mack-Cali Realty Corporation" and "Mack-Cali Realty, L.P." If the Amendment is not approved by the Cali shareholders, Cali and CRLP will operate under the names "Mack-Cali Realty Corporation" and "Mack-Cali Realty, L.P.", respectively, pursuant to a fictitious name certificate. See "Proposal Two--Amendment to Cali Articles of Incorporation to Change Cali's Corporate Name." Mack-Cali Realty Corporation shall continue to trade under the New York Stock Exchange symbol "CLI".

DIRECTORS AND OFFICERS

    Upon the consummation of the Mack Combination, the composition of the Board of Directors of Cali will change. Three (3) of the Board of Directors' thirteen members shall be new members designated by Mack. The Mack designees shall be William L. Mack, Earle I. Mack and Mitchell E. Hersh, who shall be deemed to be "inside" members of the Board of Directors because of their relationship with management. William L. Mack and Earle I. Mack will be classified as Class II directors whose terms shall expire in the year 1999 and Mitchell E. Hersh will be classified as a Class III director whose term shall expire in the year 2000. The parties have agreed that if any inside board member designed by Mack shall withdraw for any reason, Mack shall have the right to designate such withdrawing director's replacement. Three (3) members of the Board of Directors shall be designated by Cali and shall be deemed to be "inside" members of the Board of Directors because of their relationship with management. The Cali designees shall be current members of the Board of Directors and shall be John J. Cali, who shall remain Chairman of the Board of Directors, Thomas A. Rizk, who shall remain Chief Executive Officer, and Robert F. Weinberg. The parties have agreed that if any inside board member designated by Cali shall withdraw for any reason, the remaining such Board members, on behalf of Cali, shall have the right to designate such withdrawing director's replacement. The remaining seven
(7) directors shall be deemed to be independent outside directors. They shall include three (3) existing independent members of Cali's Board of Directors:
Brendan T. Byrne, Irvin D. Reid and Alan G. Philibosian, and four (4) new independent members to be selected by Mack and reasonably approved by Cali. Brendan T. Byrne and three new independent directors shall be classified as Class I directors, Alan G. Philibosian and one new independent director shall be classified as Class II directors and Irvin D. Reid shall remain classified as a Class III director. The terms of Class I directors will expire in 1998; the terms of Class II directors will expire in 1999; and the terms of Class III directors will expire in 2000. Kenneth A. DeGhetto, Alan Turtletaub, James W. Hughes, Brad W. Berger, Angelo R. Cali and Brant Cali shall resign from the Board of Directors at the closing of the Mack Combination and become members of the Advisory Board.

    Cali shall support the renomination of William L. Mack, Earle I. Mack and Mitchell E. Hersh (and any successor appointed by Mack) for successive three-year terms upon the expiration of each three year term at all times during which Mack retains its Significant Interest (as hereinafter defined). In addition, as long as Mack retains its Significant Interest, if either William L. Mack, Earle I. Mack or Mitchell E. Hersh dies, resigns or otherwise become unable to serve during his term, Cali shall support the nomination of the individual selected by the survivors of William L. Mack, Earle I. Mack or Mitchell E. Hersh to the vacancy created by such death, resignation or inability to serve; and if either John J. Cali, Thomas A. Rizk or Robert F. Weinberg dies, resigns or otherwise become unable to serve during his term, Mack shall support the nomination of the individual selected by the survivors of John J. Cali, Thomas A. Rizk or Robert F. Weinberg to the vacancy created by such death, resignation or inability to serve.

    After the consummation of the Mack Combination, the Board of Directors shall create an Executive Committee. William L. Mack will serve as Chairman of the Executive Committee, which will consist of William L. Mack, Mitchell E. Hersh, Thomas A. Rizk and John J. Cali. John J. Cali and Thomas A. Rizk, on the one hand, and William L. Mack, on the other hand, shall have the right to appoint a replacement for any Executive Committee member designated by them who shall withdraw from the Executive Committee.

    Upon consummation of the Mack Combination, Thomas A. Rizk shall remain Chief Executive Officer of Cali and Mitchell E. Hersh shall be appointed President and Chief Operating Officer of Cali by the Board of Directors. Cali's existing executive officers shall retain their current positions and responsibilities, except that Thomas A. Rizk shall resign as President, Brant Cali shall resign as Chief Operating Officer and John R. Cali shall resign as Chief Administrative Officer.

    The rights granted to Mack under the Contribution and Exchange Agreement with respect to the management of Cali are conditioned on the continuation of Mack's legal and beneficial ownership, in the aggregate, of not less than 3,174,603 shares of Common Stock and/or Units (on a fully converted basis) in the aggregate of Cali and CRLP ("Significant Interest") held by Earle I. Mack, David E. Mack, Frederic H. Mack and William L. Mack after applying all reasonable attribution and affiliation rules, subject to adjustment for stock splits, stock dividends and other customary and similar stock dilutions and subject to certain exceptions. In the event that Mack's Significant Interest shall no longer be retained, Mack and/or its designees shall be entitled only to those rights accorded to every other shareholder of Cali, and, except as provided below, each of the directors designated by Mack shall, at the option of the directors designated by Cali, resign from the Board of Directors of Cali on the three (3) month and six (6) month anniversary respectively, of the date on which the Mack Significant Interest is no longer retained. Notwithstanding the provisions of this paragraph, any such modification to Mack's Significant Interest shall have no effect upon Mitchell
E. Hersh or his management status, and he shall not be required to resign from the Board of Directors of Cali.

TRANSFER RESTRICTIONS; RIGHT OF FIRST OFFER

    The Warrants, the Common Units and the Common Units issuable upon conversion of the Series A Preferred Units shall not be exercised or redeemed into shares of Common Stock, as the case may be, prior to the first anniversary of the closing of the Mack Combination. The Common Units issuable upon conversion of the Series B Preferred Units shall not be redeemed into shares of Common Stock prior to the third anniversary of the closing of the Mack Combination.

    Mack has agreed that (i) upon expiration of the respective holding period, the Common Units, the Preferred Units, the Warrants and the Common Units underlying the Preferred Units and the Warrants may be transferred privately and, with respect to Preferred Units and Common Units, including the Common Units underlying the Preferred Units and the Warrants, (after Cali forgoes its rights to purchase such securities following receipt of a Sale Notice (as hereinafter defined)) in accordance with the terms of the Contribution and Exchange Agreement and (ii) upon conversion or exercise of the Units or the Common Units underlying the Preferred Units and the Warrants to shares of Common Stock, it will execute an agreement with CRLP providing that the Common Stock may be transferred publicly (subject to the restrictions of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) in blocks of not greater than 1,000,000 shares of Common Stock on any one trading day and no more than 3,000,000 shares of Common Stock per week.

    Prior to the sale of any Preferred Units or Common Units by any holder thereof, such holder shall first deliver a written notice (the "Sale Notice") to CRLP specifying (i) the nature and class of the securities to be transferred,
(ii) the number of securities owned by such holder, (iii) the number of securities that such holder desires to sell, (iv) the proposed cash selling price for the securities to be sold and (v) all other material terms and conditions of the offer. The Sale Notice shall constitute an irrevocable offer by the holder of the securities to be sold to sell such securities to CRLP at the price and on the terms specified in such Sale Notice. CRLP shall have ten
(10) days following receipt of the Sale Notice to notify the selling holder of its election to purchase the securities to be sold; otherwise CRLP shall forfeit its right to purchase such securities pursuant to the Sale Notice.

    Subject to the Contribution and Exchange Agreement, the restrictions provided in the two preceding paragraphs shall not apply to: (i) bona-fide pledges of, or encumbrances on, the Units, the Warrants and their underlying shares of Common Stock in favor of (A) an institutional lender or financial institution having gross assets in excess of $3 billion or (B) a "bulge bracket" investment bank (as that term is generally defined), including, without limitation, equity swaps and derivative transactions, as security for debt; provided, however, that in no event may the value of such pledged or encumbered securities during the applicable holding period equal or exceed fifty (50%) percent of the total value of the securities held by the individual holder or group of holders pledging such securities or otherwise encumbering them as of the closing of the Mack Combination (such fifty (50%) percent determination made at the date of the pledge or granting of the encumbrance without consideration for any reduction in value of the securities after the borrowing is effected); and (ii) transfers of the Units, the Warrants and their underlying shares of Common Stock to permitted transferees, as defined in and pursuant to the Contribution and Exchange Agreement.

REMEDIES

    If Mack has satisfied and performed all of the conditions to closing required to be satisfied or performed by it and if either Cali or CRLP is not ready, willing and able to perform its obligations under the Contribution and Exchange Agreement on the closing of the Mack Combination, in the event of a willful default by Cali or CRLP, then Mack shall be entitled to either (a) terminate the Contribution and Exchange Agreement upon notice to Cali and CRLP or (b) pursue all of its available remedies at law.

    If both Cali and CRLP have satisfied and performed all of the conditions to closing required to be satisfied or performed by them and if Mack is not ready, willing and able to perform its obligations under the Contribution and Exchange Agreement on the closing of the Mack Combination, in the event of a willful default by Mack, then Cali and CRLP shall be entitled to either (a) terminate the Contribution and Exchange Agreement upon notice to Mack or (b) pursue all of their available remedies at law.

RESTRICTIONS ON SALE OF THE PROPERTY

    The Contribution and Exchange Agreement prohibits the sale of any of the Mack Properties in a taxable transaction prior to a specific date (the "Restricted Period") with respect to each Property (resulting in an aggregate average Restricted Period for all of the Mack Properties of approximately seven and one-half years) without the written consent of William L. Mack, provided, however, that a Property may be sold during the Restricted Period without such consent if (i) the sale of such Property would not cause the holders of the Units to recognize a gain attributable to the excess of the fair market value of the Property to be sold at the time of such sale over the adjusted tax basis of the Property at the time of such sale or (ii) the sale does result in a gain, but CRLP reimburses the holders of the Units for all taxes resulting from the sale and attributable to the recognition of any such built-in-gain. In addition, CRLP may dispose of one or more of the Mack Properties during the Restricted Period without the consent of William L. Mack in connection with (i) the sale of substantially all of its properties or (ii) under certain circumstances, the determination of the Board of Directors that a sale is reasonably necessary to either satisfy a material monetary default on an unsecured debt or liability of CRLP when it becomes due or to cure or satisfy a material monetary default on a mortgage secured by such Property or Mack Properties.

    After the expiration of the Restricted Period, CRLP may dispose of a Property at any time. If CRLP intends to sell Mack Properties, it must send an offering notice to holders of the Units informing them of the terms upon which it intends to make the sale, and for 30 days from receipt of such notice, the Unit holders may elect to purchase such Property. If the holders elect to purchase the Property, they may use the Units as consideration for the sale. If the holders do not elect to purchase the Property within 30 days, CRLP may sell the Property on such terms and conditions as it elects, provided that the sale is consummated for at least 95% of the price specified in the offering notice.

NON-COMPETITION AGREEMENTS

    Upon closing the Mack Combination, William L. Mack, Earle I. Mack, David S. Mack and Frederic H. Mack each will enter into a non-competition agreement with Cali. Each of David S. Mack and Frederic H. Mack, pursuant to his respective non-competition agreement, will agree not to compete with Cali within the continental United States by engaging in, owning, investing in, managing or controlling any venture or enterprise engaged in development, acquisition or management activities with respect to office-service, office or flex properties until the later to occur of (i) three (3) years from the consummation of the Mack Combination or (ii) the date on which Mack's Significant Interest is no longer retained. The aforementioned non-competition prohibition shall not apply to passive investments in real estate entities where neither David S. Mack nor Frederic H. Mack, respectively, has any active participation in the business and such investments do not exceed (i) five (5%) percent of the outstanding stock of any class of securities that is publicly traded or (ii) the lesser of a twenty (20%) percent equity interest or $15,000,000 in any private venture. In addition, certain properties are not subject to the aforementioned non-competition prohibition, including properties excluded from the Mack Combination, properties which may be reacquired from Cali after the Mack Combination and industrial properties which may be converted to flex properties if it is determined that the most commercially practicable use for such property is flex. Earle I. Mack's non-competition agreement shall be similar to David S. Mack's except that it shall continue until the later of (i) three (3) years from the consummation of the Mack Combination or (ii) the date which is both (A) one year if Mack's Significant Interest is retained, or six
(6) months if Mack's Significant Interest is not retained, following the date Earle I. Mack ceases to be a member of the Board of Directors and (B) Mack's Significant Interest is no longer retained. William L. Mack's non-competition agreement shall be similar to Earle I. Mack's except that (1) the non-competition prohibition shall not apply to his participation in the Apollo Real Estate funds ("Apollo"), its successor and related funds, any funds formed by Apollo or any funds in which the principals of Apollo own a majority of the general partnership or similar management or controlling interest (2) the non-competition agreement shall contain an additional requirement that none of Earle I. Mack, David S. Mack, Frederic H. Mack nor William L. Mack shall be a member of the Board of Directors in order to eliminate the non-competition prohibition and (3) his passive investments in privately held real estate entities shall be limited to the lesser of a fifteen (15%) percent equity interest or $15,000,000.

                                 THE COMPANIES

CALI REALTY CORPORATION

    Cali is a fully-integrated REIT that owns and operates a portfolio comprised predominantly of Class A office and office/flex buildings located in New Jersey, New York, Pennsylvania and Connecticut, as well as commercial real estate leasing, management, acquisition, development and construction businesses. As of September 15, 1997, Cali owned and operated 132 properties, aggregating approximately 12.2 million square feet, consisting of 120 office and office/flex buildings totaling approximately 11.8 million square feet, six industrial/warehouse buildings totaling approximately 400,000 square feet, two multi-family residential complexes consisting of 453 units, two stand-alone retail properties and two land leases. The 120 office and office/flex properties are comprised of 61 office buildings containing an aggregate of 8.8 million square feet and 59 office/flex buildings containing an aggregate of approximately 3.0 million square feet. Cali believes that its properties have excellent locations and access and are well-maintained and professionally managed. As a result, Cali believes that its properties attract high quality tenants and achieve among the highest rental, occupancy and tenant retention rates within their markets. As of June 30, 1997, Cali's office, office/flex and industrial/warehouse properties were 96.5 percent leased to approximately 1,100 tenants.

    Cali performs substantially all construction, leasing, management and tenant improvement services on an "in-house" basis and is self-administered and self-managed.

    Cali was incorporated in Maryland on May 24, 1994. Cali's executive offices are located at 11 Commerce Drive, Cranford, New Jersey 07016, and its telephone number is (908) 272-8000. The Company has an internet Web site at "http://www.calirealty.com".

    Additional information concerning Cali is included in the documents incorporated by reference in this Proxy Statement. See "Incorporation of Certain Documents by Reference."

THE MACK COMPANY

    The Mack family has been an active participant in the real estate related industry since the turn of the century. Based in Rochelle Park, New Jersey, The Mack Company has evolved into a leading real estate investment, management and development company. Through investment, development and acquisition The Mack Company has assembled a real estate portfolio of approximately 20.0 million square feet, consisting of high quality office, industrial, retail and hotel properties located in prime locations throughout the United States. The Mack Company believes that its national presence, prominence in its markets, high quality properties, level of service provided to its tenants, access to capital and industry reputation enables it to attract and retain many Fortune 500 tenants.

    The Mack Company's office property portfolio consists of 32 Class A office properties comprising approximately 5.9 million square feet located in major U.S. markets with a concentration in Northern New Jersey and the Phoenix Arizona area. Other properties are located in Nassau County, New York, suburban Philadelphia, Pennsylvania and Tampa, Florida. Major tenants include, among others, AT&T Corp., AT&T Wireless Services, Toys 'R' Us, Inc., KPMG Peat Marwick, LLP, American Express Travel Related Services Co., Inc. and Honeywell, Inc.

    The Mack Company's strategy has been to develop or acquire high quality properties in sub-markets where it is, or can become, a prominent market force, or in markets where it identifies specific real estate investment opportunities. Additionally, The Mack Company's operating philosophy focuses on meeting the specific real estate objectives of specific industries, and to provide for all aspects of a tenant's real estate and facility needs. This has been made possible through The Mack Company's full-service organization which includes in-house expertise in property management, leasing, development, architectural design, construction and financing.

    Management of The Mack Company believes that its market prominence, extensive knowledge and understanding of its sub-markets, and operating philosophy and focus provides The Mack Company with a significant competitive advantage. The Mack Company believes that its properties have excellent locations and access, and are maintained to the highest standards and professionally managed. As a result, management of The Mack Company believes that its properties attract high quality tenants and achieve among the highest rent, occupancy and tenant retention rates within their markets.

    The Mack Company is led by Mack family members William L. Mack, Senior Managing Partner, Earle I. Mack and David S. Mack, Senior Partners in charge of finance and management, respectively, all who have been actively involved in the business since the 1960's, and Frederic H. Mack, Partner. Mitchell E. Hersh, Partner has been with The Mack Company for 24 years and serves as Chief Operating Officer. These individuals have been involved in development, construction, leasing, management, acquisition and disposition of the company owned properties and are the cornerstone of The Mack Company's success. In addition to their ownership stake in The Mack Company, the Mack family members also have voting control of Patriot American Office Group, of which they were instrumental in its initial formation in 1991. Upon consummation of the Mack Combination, William L. Mack, Earle I. Mack, David S. Mack and Frederic H. Mack will own one of the largest blocks of equity interest in Cali.

PATRIOT AMERICAN OFFICE GROUP

    Based in Dallas, Texas, Patriot American Office Group was founded in 1991 to capitalize on the lack of liquidity and capital in the commercial real estate industry. Since its formation, Patriot American Office Group has implemented its opportunistic investment strategy by acquiring office buildings at prices that are below replacement cost and by renovating, repositioning and re-marketing them to achieve higher occupancies, resulting in revenue growth and favorable investment returns.

    Patriot American Office Group has provided direct property management and leasing services for each of its properties except in circumstances where it was economically not feasible to do so, or in circumstances where local real estate licensing laws prevented the company from providing such services. Patriot American Office Group employs a seasoned staff of 57 individuals across the country, In 1996, it acquired its Accredited Management Organization (AMO) designation from the Institute of Real Estate Management.

    The Patriot American Office Group portfolio consists of 23 office properties totaling approximately 3.5 million square feet. The properties are concentrated in the Sunbelt region of the United States, including Texas and Arizona, with additional locations in certain markets throughout the United States. The properties are leased to a variety of tenants which include Union Pacific Railroad Company, Club Corporation International, MCI Telecommunications Corp., American Express Travel Related Services Co., Inc., Nokia, Inc., Del Webb Corporation, Allstate Insurance Company and R.H. Macy and Company, Inc.

                              THE MACK PROPERTIES

GENERAL

    The Mack Properties are 55 office properties comprising a total of approximately 9.4 million rentable square feet, ranging from approximately 40,000 to 475,000 rentable square feet. As of June 30, 1997, the Mack Properties had a weighted average occupancy rate of approximately 94.8 percent and were leased to over 1,000 tenants. As of June 30, 1997, only one tenant, occupying 100 percent of two properties aggregating approximately 862,000 net rentable square feet under two separate lease agreements, represented more than 10 percent of the aggregate contractual annualized base rent of the Mack portfolio.

    The Mack Properties are located throughout the continental United States, primarily in the Northeast and Southwest, with a concentration of properties located in Northern New Jersey (25 properties comprising approximately 4.8 million square feet), Texas (17 properties comprising approximately 2.5 million square feet) and Arizona (5 properties comprising 609,000 square feet). Generally each property has attractively landscaped sites, expansive common areas (some with atriums), and on-site parking (some covered), in addition to high quality design and construction. The Mack Properties are generally professionally managed by on-site employees under the direction of either The Mack Company or Patriot American Management and Leasing, which provides a high level of service to tenants, as well as a proactive approach to building maintenance.

    The Mack Properties are leased to a variety of service sector employers, as well as a large number of professional firms and national and international firms. Major tenants include, among others, AT&T Corp., AT&T Wireless Services, Prentice-Hall, Inc., CMP Media, Inc., Toys 'R' Us, Inc., Electronic Data Systems Corp., KPMG Peat Marwick, LLP, Western Union Financial Services, Inc., Union Pacific Railroad Company and American Express Travel Related Services Co., Inc.

    Leases are typically structured with terms ranging from one to ten years, however, approximately 2.3 million rentable square feet of the portfolio (26.3 percent of the aggregate net rentable area of the portfolio) are leased under 16 separate long-term leases which expire in 2007 or thereafter. Generally all leases provide for contractual rent increases each five (5) year period. A typical gross lease requires (i) payment of base rent, (ii) payment of the tenant's proportionate share of real estate taxes, utilities and common area and other operating expense escalations over a base year, and (iii) payment of overtime HVAC and electrical use. Under these leases, the landlord is typically responsible for certain structural repairs. Various of the properties are leased to a single tenant or one or more major tenants on a triple net basis. Under these Leases, the respective tenants(s) are responsible for paying all or a proportionate share of all real estate taxes, utilities and operating expenses; under some leases, the tenant directly contracts and pays for such costs. Additionally, some of the leases provide renewal options or provisions of varying durations which extend the original lease terms, typically at either market rents or negotiated rental rates set forth in the leases.

MACK PROPERTIES

    The following tables set forth certain historical information relating to each of the Mack Properties which were owned by Mack as of June 30, 1997.

                                          NET     PERCENTAGE    PERCENTAGE      1996        1996
                                       RENTABLE     LEASED        LEASED        BASE      EFFECTIVE
                               YEAR      AREA        AS OF         AS OF        RENT        RENT
PROPERTY/LOCATION              BUILT   (SQ. FT.)  12/31/96(%)(1) 6/30/97(%)(2) ($000)(3)  ($000)(4)
----------------------------  -------  ---------  -----------   -----------   ---------   ---------
ROCHELLE PARK, BERGEN
COUNTY, NJ
  Mack Centre I -- 365 West
  Passaic Street............     1976    212,578      81.0          86.2          3,297       2,682

  120 Passaic Street........     1972     52,000     100.0         100.0            575         551
PARAMUS, BERGEN COUNTY, NJ
  Mack Centre II -- 650 From
  Road......................     1978    348,510      90.0         100.0          6,066       4,993
  Mack Centre III -- 140
  East Ridgewood Avenue.....     1981    239,680      90.9          99.1          4,806       4,009
  Mack Centre IV -- 61 South
  Paramus Road..............     1985    269,191      75.8          78.8          5,177       4,249
  Mack Centre VI -- 461 From
  Road......................     1988    253,554      98.3         100.0          5,087       4,762
  Mack Centre VII -- 15 East
  Midland Avenue............     1988    259,823     100.0         100.0          4,493       3,758
UPPER SADDLE RIVER, BERGEN
COUNTY, NJ
  Mack Saddle River -- One
  Lake Street...............  1973/94(8)   474,801    100.0        100.0          7,144       6,234
MONTVALE, BERGEN COUNTY, NJ
  Mack Montvale I -- 95
  Chestnut Ridge Road.......     1975     47,700     100.0         100.0            507         290
  Mack Montvale II -- 135
  Chestnut Ridge Road.......     1981     66,150     100.0         100.0          1,217         973
WOODCLIFF LAKE, BERGEN
COUNTY, NJ
  400 Chestnut Ridge Road...     1982     89,200     100.0         100.0          1,814       1,813
  470 Chestnut Ridge Road...     1987     52,500     100.0         100.0          1,051       1,051
  530 Chestnut Ridge Road...     1986     57,204     100.0         100.0          1,083       1,082

                              PERCENTAGE
                                 OF            1996        1996 AVG.         TENANTS LEASING
                                1996         AVERAGE       EFFECTIVE          10% OR MORE OF
                                TOTAL       BASE RENT      RENT PER.        NET RENTABLE AREA
                              BASE RENT      PER SQ.        SQ. FT.            PER PROPERTY
PROPERTY/LOCATION                (%)        FT.($)(5)       ($)(6)           AS OF 6/30/97(7)
----------------------------  ---------   --------------   ---------   ----------------------------
ROCHELLE PARK, BERGEN
COUNTY, NJ
  Mack Centre I -- 365 West
  Passaic Street............     2.57         19.15          15.58     Sizes Unlimited Inc. (26%)
                                                                       Financial Telesis Inc. (10%)
                                                                       Catalina Marketing Corp.
                                                                       (10%)
  120 Passaic Street........     0.45         11.06          10.60     Electronic Data
                                                                       Systems Corp. (100%)
PARAMUS, BERGEN COUNTY, NJ
  Mack Centre II -- 650 From
  Road......................     4.74         19.34          15.92     Western Union Financial
                                                                       Services, Inc. (38%)
  Mack Centre III -- 140
  East Ridgewood Avenue.....     3.75         22.05          18.40     AT&T Wireless
                                                                       Services (41%), Smith Barney
                                                                       Inc. (19%)
  Mack Centre IV -- 61 South
  Paramus Road..............     4.04         25.37          20.82     Dunn & Bradstreet Software
                                                                       Services, Inc. (10%)
  Mack Centre VI -- 461 From
  Road......................     3.97         20.41          19.11     Toys 'R' Us, Inc. (89%)
  Mack Centre VII -- 15 East
  Midland Avenue............     3.51         17.29          14.46     AT&T Wireless Services (98%)
UPPER SADDLE RIVER, BERGEN
COUNTY, NJ
  Mack Saddle River -- One
  Lake Street...............     5.58         15.05          13.13     Prentice-Hall, Inc. (100%)
MONTVALE, BERGEN COUNTY, NJ
  Mack Montvale I -- 95
  Chestnut Ridge Road.......     0.40         10.63           6.08     ArgEvo E.H. (100%)
  Mack Montvale II -- 135
  Chestnut Ridge Road.......     0.95         18.40          14.70     Alliance Funding Company
                                                                       (100%)
WOODCLIFF LAKE, BERGEN
COUNTY, NJ
  400 Chestnut Ridge Road...     1.42         20.34          20.33     Timeplex, Inc. (100%)
  470 Chestnut Ridge Road...     0.82         20.02          20.01     Timeplex, Inc. (100%)
  530 Chestnut Ridge Road...     0.85         18.93          18.92     KPMG Peat Marwick, LLP
                                                                       (100%)

                                          NET     PERCENTAGE    PERCENTAGE      1996        1996
                                       RENTABLE     LEASED        LEASED        BASE      EFFECTIVE
                               YEAR      AREA        AS OF         AS OF        RENT        RENT
PROPERTY/LOCATION              BUILT   (SQ. FT.)  12/31/96(%)(1) 6/30/97(%)(2) ($000)(3)  ($000)(4)
----------------------------  -------  ---------  -----------   -----------   ---------   ---------
LITTLE FERRY, BERGEN COUNTY,
NJ
  Mack Airport -- 200 Riser
  Road......................     1974    286,628     100.0         100.0            991         896
MORRIS PLAINS, MORRIS
COUNTY, NJ
  Mack Lakeview Plaza -- 201
  Littleton Road............     1979     88,369      89.0          89.0          1,414       1,135
  Mack Morris Plains -- 250
  Johnson Road..............     1977     75,000     100.0         100.0          1,125         782
MORRIS TOWNSHIP, MORRIS
COUNTY, NJ
  Kemble Plaza I -- 340 Mt.
  Kemble Ave................     1985    387,000     100.0         100.0          5,244       5,198
  Kemble Plaza II -- 412 Mt.
  Kemble Ave................     1986    475,100     100.0         100.0          7,499       7,311
WAYNE, PASSAIC COUNTY, NJ
  Mack Willowbrook -- 201
  Willowbrook Boulevard.....     1970    178,329     100.0         100.0          2,214       1,894
BRIDGEWATER, SOMERSET
COUNTY, NJ
  Mack Bridgewater I -- 721
  Route 202/206.............     1989    192,741     100.0         100.0          3,631       2,558
CRANFORD, UNION COUNTY, NJ
  Mack Cranford -- 12
  Commerce Drive............     1967     72,260      87.3          87.3            552         492
NEW PROVIDENCE, UNION
COUNTY, NJ
  Mack Murray Hill -- 890
  Mountain Road.............     1977     80,000     100.0          59.2          1,538       1,437

                              PERCENTAGE
                                 OF            1996        1996 AVG.         TENANTS LEASING
                                1996         AVERAGE       EFFECTIVE          10% OR MORE OF
                                TOTAL       BASE RENT      RENT PER.        NET RENTABLE AREA
                              BASE RENT      PER SQ.        SQ. FT.            PER PROPERTY
PROPERTY/LOCATION                (%)        FT.($)(5)       ($)(6)           AS OF 6/30/97(7)
----------------------------  ---------   --------------   ---------   ----------------------------
LITTLE FERRY, BERGEN COUNTY,
NJ
  Mack Airport -- 200 Riser
  Road......................     0.77          3.46           3.13     Ford Motor Co. (34%)
                                                                       Sanyo Fisher Service Corp.
                                                                       (33%)
                                                                       Dassault Falcon Jet Corp.
                                                                       (33%)
MORRIS PLAINS, MORRIS
COUNTY, NJ
  Mack Lakeview Plaza -- 201
  Littleton Road............     1.10         17.98          14.43     Poppe Tyson Inc. (34%) Xerox
                                                                       Corp. (29%) Willis Corroon
                                                                       Corp. of New Jersey (20%)
  Mack Morris Plains -- 250
  Johnson Road..............     0.88         15.00          10.43     Electronic Data Systems
                                                                       Corp. (100%)
MORRIS TOWNSHIP, MORRIS
COUNTY, NJ
  Kemble Plaza I -- 340 Mt.
  Kemble Ave................     4.09         13.55          13.43     AT&T Corp. (100%)
  Kemble Plaza II -- 412 Mt.
  Kemble Ave................     5.86         15.78          15.39     AT&T Corp. (100%)
WAYNE, PASSAIC COUNTY, NJ
  Mack Willowbrook -- 201
  Willowbrook Boulevard.....     1.73         12.42          10.62     The Grand Union Co. (76%)
                                                                       Woodward-Clyde Consultants
                                                                       (24%)
BRIDGEWATER, SOMERSET
COUNTY, NJ
  Mack Bridgewater I -- 721
  Route 202/206.............     2.84         18.84          13.27     Allstate Insurance Company
                                                                       (37%) Norris, McLaughlin &
                                                                       Marcus, PA (30%) Lucent
                                                                       Technologies, Inc. (20%)
CRANFORD, UNION COUNTY, NJ
  Mack Cranford -- 12
  Commerce Drive............     0.43          8.75           7.80     Dames & Moore (42%)
                                                                       Registrar & Transfer Co.
                                                                       (23%) Body Connections, Inc.
                                                                       (20%)
NEW PROVIDENCE, UNION
COUNTY, NJ
  Mack Murray Hill -- 890
  Mountain Road.............     1.20         19.23          17.97     Allstate Insurance Company
                                                                       (59%)

                                          NET     PERCENTAGE    PERCENTAGE      1996        1996
                                       RENTABLE     LEASED        LEASED        BASE      EFFECTIVE
                               YEAR      AREA        AS OF         AS OF        RENT        RENT
PROPERTY/LOCATION              BUILT   (SQ. FT.)  12/31/96(%)(1) 6/30/97(%)(2) ($000)(3)  ($000)(4)
----------------------------  -------  ---------  -----------   -----------   ---------   ---------
MILLBURN, ESSEX COUNTY, NJ
  Mack Short Hills -- 150
  J.F. Kennedy Parkway......     1980    247,476     100.0         100.0          5,241       4,965
EAST BRUNSWICK, MIDDLESEX
COUNTY, NJ
  Mack East Brunswick -- 377
  Summerhill Road...........     1977     40,000     100.0         100.0            363         359
WOODBRIDGE, MIDDLESEX
COUNTY, NJ
  Mack Woodbridge II -- 581
  Main Street...............     1991    200,000      92.3          95.5          3,688       2,916
NORTH HEMPSTEAD, NASSAU
COUNTY, NY
  Mack Manhasset -- 111 East
  Shore Road................     1980     55,575     100.0         100.0          1,612       1,591
  Mack North Hills -- 600
  Community Drive...........     1983    206,274     100.0         100.0          4,379       4,102
FISHKILL, DUTCHESS COUNTY,
NY
  Westage Business Center --
    300 South Lake Drive....     1987    118,727      91.2          99.8          1,471       1,228
TAMPA, HILLSBOROUGH COUNTY,
FL
  One Mack Centre -- 501
  Kennedy Boulevard.........     1982    297,429      88.8          90.5          3,852       3,480
PLYMOUTH MEETING, MONTGOMERY
COUNTY, PA
  Mack Plymouth Meeting --
  1150 Plymouth Meeting
  Mall......................     1970    167,748      99.7          98.4          2,451       2,317

                              PERCENTAGE
                                 OF            1996        1996 AVG.         TENANTS LEASING
                                1996         AVERAGE       EFFECTIVE          10% OR MORE OF
                                TOTAL       BASE RENT      RENT PER.        NET RENTABLE AREA
                              BASE RENT      PER SQ.        SQ. FT.            PER PROPERTY
PROPERTY/LOCATION                (%)        FT.($)(5)       ($)(6)           AS OF 6/30/97(7)
----------------------------  ---------   --------------   ---------   ----------------------------
MILLBURN, ESSEX COUNTY, NJ
  Mack Short Hills -- 150
  J.F. Kennedy Parkway......     4.09         21.18          20.06     KPMG Peat Marwick, LLP (44%)
                                                                       Budd Larner Gross Rosenbaum
                                                                       Greenberg & Sade, PC (22%)
                                                                       Coldwell Banker Residential
                                                                       Real Estate (13%)
EAST BRUNSWICK, MIDDLESEX
COUNTY, NJ
  Mack East Brunswick -- 377
  Summerhill Road...........     0.28          9.08           8.97     Greater New York Mutual
                                                                       Insurance Company (100%)
WOODBRIDGE, MIDDLESEX
COUNTY, NJ
  Mack Woodbridge II -- 581
  Main Street...............     2.88         19.98          15.80     First Investors Management
                                                                       Company, Inc.(46%) CIBA
                                                                       Consumer Pharmaceuticals
                                                                       (39%)
NORTH HEMPSTEAD, NASSAU
COUNTY, NY
  Mack Manhasset -- 111 East
  Shore Road................     1.26         29.01          28.63     Administrations for the
                                                                       Professions, Inc. (100%)
  Mack North Hills -- 600
  Community Drive...........     3.42         21.23          19.89     CMP Media, Inc. (100%)
FISHKILL, DUTCHESS COUNTY,
NY
  Westage Business Center --
    300 South Lake Drive....     1.14         13.59          11.34     Allstate Insurance Company
                                                                       (15%)
TAMPA, HILLSBOROUGH COUNTY,
FL
  One Mack Centre -- 501
  Kennedy Boulevard.........     3.01         14.58          13.17     Raytheon Engineers &
                                                                       Constructors, Inc.(31%)
                                                                       Fowler, White, Gillen,
                                                                       Boggs, Villareal & Banker,
                                                                       PA (30%)
PLYMOUTH MEETING, MONTGOMERY
COUNTY, PA
  Mack Plymouth Meeting --
  1150 Plymouth Meeting
  Mall......................     1.91         14.66          13.85     Smith Enviromental
                                                                       Technologies Corp. (42%)
                                                                       Ken Crest Services (16%)
                                                                       Computer Learning Centers,
                                                                       Inc. (12%)

                                          NET     PERCENTAGE    PERCENTAGE      1996        1996
                                       RENTABLE     LEASED        LEASED        BASE      EFFECTIVE
                               YEAR      AREA        AS OF         AS OF        RENT        RENT
PROPERTY/LOCATION              BUILT   (SQ. FT.)  12/31/96(%)(1) 6/30/97(%)(2) ($000)(3)  ($000)(4)
----------------------------  -------  ---------  -----------   -----------   ---------   ---------
PHOENIX, MARICOPA COUNTY, AZ
  Beardsley Corporate Center
    -- 20002 North 19th
    Ave.....................     1986    119,301     100.0         100.0            673         389
  Patriot Biltmore Plaza --
    6001 North 24th
    Street..................     1987    124,690     100.0         100.0          1,604       1,335
  Mack Beardsley -- 19640
    North 31st Street.......     1990    124,171     100.0         100.0          1,396       1,396
SCOTTSDALE, MARICOPA COUNTY,
AZ
  9060 E. Via Linda
  Boulevard.................     1984    111,200     100.0         100.0          1,276       1,276
GLENDALE, MARICOPA COUNTY,
AZ
  Mack Glendale -- 5551 West
  Talavi Boulevard..........     1991    130,000     100.0         100.0          1,087       1,076
EULESS, TARRANT
COUNTY, TX
  Landmark Centre -- 150
  West Parkway..............     1984     74,429      98.8          96.6            856         738
RICHARDSON, DALLAS COUNTY,
TX
  Santa Fe Building -- 1122
  Alma Road.................     1977     82,576     100.0         100.0            599         446
IRVING, DALLAS COUNTY, TX
  Metroport -- 2300 Valley
  View......................     1985    142,634      89.6         100.0          1,688       1,304
DALLAS, DALLAS COUNTY, TX
  3100 Monticello...........     1984    173,837      65.7          83.8          1,908       1,746

                              PERCENTAGE
                                 OF            1996        1996 AVG.         TENANTS LEASING
                                1996         AVERAGE       EFFECTIVE          10% OR MORE OF
                                TOTAL       BASE RENT      RENT PER.        NET RENTABLE AREA
                              BASE RENT      PER SQ.        SQ. FT.            PER PROPERTY
PROPERTY/LOCATION                (%)        FT.($)(5)       ($)(6)           AS OF 6/30/97(7)
----------------------------  ---------   --------------   ---------   ----------------------------
PHOENIX, MARICOPA COUNTY, AZ
  Beardsley Corporate Center
    -- 20002 North 19th
    Ave.....................     0.53          5.64           3.26     American Express Travel
                                                                       Related Services Co., Inc.
                                                                       (100%)
  Patriot Biltmore Plaza --
    6001 North 24th
    Street..................     1.25         12.86          10.71     Del Webb Corporation (68%)
                                                                       Wrigley Mansion Club, Inc.
                                                                       (24%)
  Mack Beardsley -- 19640
    North 31st Street.......     1.09         11.24          11.24     American Express Travel
                                                                       Related Services Co., Inc.
                                                                       (100%)
SCOTTSDALE, MARICOPA COUNTY,
AZ
  9060 E. Via Linda
  Boulevard.................     1.00         11.47          11.47     Sentry Insurance A Mutual
                                                                       Company (100%)
GLENDALE, MARICOPA COUNTY,
AZ
  Mack Glendale -- 5551 West
  Talavi Boulevard..........     0.85          8.36           8.28     Honeywell, Inc. (100%)
EULESS, TARRANT
COUNTY, TX
  Landmark Centre -- 150
  West Parkway..............     0.67         11.64          10.04     Warrantech Corporation (34%)
                                                                       Mike Bowman Realtors/Century
                                                                       21 (17%)
                                                                       Landmark Bank-Mid Cities
                                                                       (16%)
RICHARDSON, DALLAS COUNTY,
TX
  Santa Fe Building -- 1122
  Alma Road.................     0.47          7.25           5.40     MCI Telecommunications Corp.
                                                                       (100%)
IRVING, DALLAS COUNTY, TX
  Metroport -- 2300 Valley
  View......................     1.32         13.21          10.20     Nokia, Inc. (52%)
                                                                       Computer Task Group, Inc.
                                                                       (12%)
                                                                       Alltell Information
                                                                       Services, Inc.(12%)
DALLAS, DALLAS COUNTY, TX
  3100 Monticello...........     1.49         16.71          15.28     Insignia Financial Group,
                                                                       Inc.(18%)
                                                                       Time Marketing Corporation
                                                                       (11%)

                                          NET     PERCENTAGE    PERCENTAGE      1996        1996
                                       RENTABLE     LEASED        LEASED        BASE      EFFECTIVE
                               YEAR      AREA        AS OF         AS OF        RENT        RENT
PROPERTY/LOCATION              BUILT   (SQ. FT.)  12/31/96(%)(1) 6/30/97(%)(2) ($000)(3)  ($000)(4)
----------------------------  -------  ---------  -----------   -----------   ---------   ---------
  Preston Centre Plaza --
  8214 Westchester..........     1983     95,509      88.9          89.3          1,096         944
  Tri West Plaza -- 3030 LBJ
  Freeway...................     1984    367,018      98.9          96.0          4,660       4,059
PLANO, COLLIN COUNTY, TX
  555 Republic Place........     1986     97,889     100.0          97.5          1,039         765
HOUSTON, HARRIS COUNTY, TX
  Cornerstone Regency --
  14511 Falling Creek.......     1982     70,999      96.4          87.4            584         466
  Katy Plaza -- 5225 Katy
  Freeway...................     1983    112,213      88.1          92.0            899         646

  5300 Memorial.............     1982    155,099      95.1          96.0          1,634       1,321

  1717 St. James Place......     1975    109,574      94.9          96.0            988         796

  1770 St. James Place......     1973    103,689      96.3          95.2          1,082         775

  10497 Town & Country
  Way.......................     1981    148,434      99.3          99.0          1,564       1,293
SAN ANTONIO, BEXAR COUNTY,
TX
  Bexar Plaza -- 1777 N.E.
    Loop 410................     1986    256,137      92.4          94.0          2,754       2,252

  Century Building -- 84
    N.E. Loop 410...........     1971    187,312      95.1          91.4          2,032       1,470

  Riverview -- 111
    Soledad.................     1918    248,153      54.7          60.0          1,269         999

                              PERCENTAGE
                                 OF            1996        1996 AVG.         TENANTS LEASING
                                1996         AVERAGE       EFFECTIVE          10% OR MORE OF
                                TOTAL       BASE RENT      RENT PER.        NET RENTABLE AREA
                              BASE RENT      PER SQ.        SQ. FT.            PER PROPERTY
PROPERTY/LOCATION                (%)        FT.($)(5)       ($)(6)           AS OF 6/30/97(7)
----------------------------  ---------   --------------   ---------   ----------------------------
  Preston Centre Plaza --
  8214 Westchester..........     0.86         12.91          11.12     State Bank & Trust (10%)
                                                                       Preston Business Center,
                                                                       Inc. (15%)
                                                                       Malone Mortgage Company
                                                                       America, Inc. (11%)
  Tri West Plaza -- 3030 LBJ
  Freeway...................     3.64         12.84          11.18     Club Corporation
                                                                       International (29%)
PLANO, COLLIN COUNTY, TX
  555 Republic Place........     0.81         10.61           7.81     William Smith Enterprises
                                                                       (19%)
                                                                       Kaiser Foundation Health
                                                                       Plan of Texas (17%)
                                                                       Dayton Hudson Corporation
                                                                       (14%)
HOUSTON, HARRIS COUNTY, TX
  Cornerstone Regency --
  14511 Falling Creek.......     0.46          8.53           6.81     Nationwide Mutual Insurance
                                                                       Company (11%)
  Katy Plaza -- 5225 Katy
  Freeway...................     0.70          9.09           6.53
  5300 Memorial.............     1.28         11.08           8.96     Drypers Corporation (20%)
                                                                       HCI Chemicals USA, Inc.(14%)
                                                                       Datavox, Inc. (17%)
  1717 St. James Place......     0.77          9.50           7.65     Mississippi Chemical
                                                                       Express, Inc. (14%)
  1770 St. James Place......     0.84         10.84           7.76     Gateway Homes, Inc. (10%)
  10497 Town & Country
  Way.......................     1.22         10.61           8.77     Texas Ohio Gas, Inc. (11%)
                                                                       Vastar Resources, Inc.(22%)
SAN ANTONIO, BEXAR COUNTY,
TX
  Bexar Plaza -- 1777 N.E.
    Loop 410................     2.15         11.64           9.52
  Century Building -- 84
    N.E. Loop 410...........     1.59         11.41           8.25     KBL Cable, Inc. (26%)
                                                                       Pacificare of Texas, Inc.
                                                                       (30%)
                                                                       Kraft General Foods, Inc.
                                                                       (25%)
  Riverview -- 111
    Soledad.................     0.99          9.35           7.36

                                          NET     PERCENTAGE    PERCENTAGE      1996        1996
                                       RENTABLE     LEASED        LEASED        BASE      EFFECTIVE
                               YEAR      AREA        AS OF         AS OF        RENT        RENT
PROPERTY/LOCATION              BUILT   (SQ. FT.)  12/31/96(%)(1) 6/30/97(%)(2) ($000)(3)  ($000)(4)
----------------------------  -------  ---------  -----------   -----------   ---------   ---------
AMARILLO, POTTER COUNTY, TX
  Atrium at Coulter Ridge --
    6900 IH-40 West.........     1986     71,771      82.4          80.0            583         464
SAN FRANCISCO, SAN FRANCISCO
COUNTY, CA
  Phelan Building -- 760
    Market Street...........     1908    267,446      81.6          83.1          4,078       3,726
OMAHA, DOUGLAS COUNTY, NE
  Brandeis Building -- 210
    South 16th Street.......     1894    319,535      94.3          94.4          2,326       2,210
WEST DES MOINES, POLK
COUNTY, IA
  Century III -- 2600
    Westown Parkway.........     1988     72,265      95.3          95.4            809         689
                                       ---------     -----         -----      ---------   ---------
  Total Mack Properties.....           9,357,428      93.7          94.8        128,066     111,689
                                       ---------     -----         -----      ---------   ---------
                                       ---------                              ---------   ---------

                              PERCENTAGE
                                 OF            1996        1996 AVG.         TENANTS LEASING
                                1996         AVERAGE       EFFECTIVE          10% OR MORE OF
                                TOTAL       BASE RENT      RENT PER.        NET RENTABLE AREA
                              BASE RENT      PER SQ.        SQ. FT.            PER PROPERTY
PROPERTY/LOCATION                (%)        FT.($)(5)       ($)(6)           AS OF 6/30/97(7)
----------------------------  ---------   --------------   ---------   ----------------------------
AMARILLO, POTTER COUNTY, TX
  Atrium at Coulter Ridge --
    6900 IH-40 West.........     0.46          9.86           7.85     Sitel Corporation (16%)
SAN FRANCISCO, SAN FRANCISCO
COUNTY, CA
  Phelan Building -- 760
    Market Street...........     3.18         18.69          17.07     R.H. Macy & Company, Inc.
                                                                       (19%)
                                                                       Comp USA, Inc. (11%)
OMAHA, DOUGLAS COUNTY, NE
  Brandeis Building -- 210
    South 16th Street.......     1.82          7.72           7.33     Union Pacific Railroad
                                                                       Company (69%)
WEST DES MOINES, POLK
COUNTY, IA
  Century III -- 2600
    Westown Parkway.........     0.62         11.75          10.00     MCI Telecommunications Corp.
                                                                       (14%)
                                                                       New England Mutual Life
                                                                       Insurance Company (13%)
                                                                       St. Paul Fire and Marine
                                                                       Insurance Company (19%)
                                                                       American Express Financial
                                                                       Advisors, Inc. (10%)
                              ---------       -----        ---------
  Total Mack Properties.....   100.00         14.61          12.74
                              ---------       -----        ---------

------------------------
(1) Based on all leases in effect as of December 31, 1996.

(2) Based on all leases in effect as of June 30, 1997.

(3) Total base rent for 1996, determined in accordance with generally accepted accounting principles ("GAAP"). Substantially all of the leases provide for annual base rents plus recoveries and escalation charges based upon the tenant's proportionate share of and/or increases in real estate taxes, utilities and certain operating costs, as defined.

(4) Total base rent for 1996 minus total 1996 amortization of tenant improvements, leasing commissions and other concessions and costs, determined in accordance with GAAP.

(5) Base rent for 1996 divided by net rentable square feet leased at December 31, 1996.

(6) Effective rent for 1996 divided by net rentable square feet leased at December 31, 1996.

(7) Excludes office space leased subsequent to June 30, 1997.

(8) A 130,000 square foot building addition was completed in 1994.

MACK'S SIGNIFICANT TENANTS

    The following table sets forth a schedule of Mack's ten largest tenants as of June 30, 1997, based upon annualized contractual base rents for the month of June 1997.

                                                                                              PERCENTAGE
                                                                          AVERAGE           OF MACK'S TOTAL       LEASE
                                                                          RENT PER          ANNUALIZED BASE     EXPIRATION
                  TENANT NAME                                         SQUARE FOOT (2)       RENTAL REVENUE         DATE
-----------------------------------------------       TENANT         ------------------   -------------------   ----------
                                                    ANNUALIZED
                                                    BASE RENTAL
                                                 REVENUE (000) (1)
                                                 -----------------
                                                  (IN THOUSANDS)
AT&T Corp......................................       $13,491              $15.65               10.21%           Jan. 2008(3)
AT&T Wireless Services.........................         7,653               21.76                 5.79          March 2007(4)
Prentice Hall, Inc.............................         5,795               12.21                 4.39           Dec. 2014
CMP Media, Inc.................................         4,823               21.75                 3.65           Oct. 2014
Toys 'R' Us, Inc...............................         4,308               19.18                 3.26           Dec. 2012
Timeplex, Inc..................................         2,780               19.62                 2.10           June 2004(5)
KPMG Peat Marwick, LLP.........................         2,535               22.46                 1.92          Sept. 2002
Western Union Financial Services, Inc..........         2,434               18.50                 1.84           Nov. 2000
Union Pacific Railroad Company.................         2,394               10.79                 1.81            May 2002
American Express Company.......................         2,266                8.97                 1.72           July 2000(6)
                                                      -------                                    -----
        Total..................................       $48,479                                   36.69%
                                                      -------                                    -----
                                                      -------                                    -----

------------------------

(1) Annual base rental revenue is based on actual June 1997 billings annualized and is not derived from historical GAAP results. The historical results for the 12 months ended December 31, 1997 may differ from those set forth above.

(2) Represents tenant's annualized base rent divided by the respective tenant's leased square feet as of June 30, 1997.

(3) Represents leases at two office properties. AT&T Corp.'s lease of (i) 475,100 net rentable square feet at Kemble Plaza II, Morris Township, New Jersey expires in January 2008 and (ii) 387,000 net rentable square feet at Kemble Plaza I, Morris Township, New Jersey expires in January 2009.

(4) Represents leases at three office properties. AT&T Wireless Services' leases of (i) 255,536 net rentable square feet at Mack Centre VII, Paramus, New Jersey expires in March 2007, (ii) 85,976 net rentable square feet in Mack Centre III, Paramus, New Jersey expires in March 2007, and (iii) 10,113 net rentable square feet in Mack Centre I, Rochelle Park, New Jersey expires in May 1998.

(5) Represents leases at two office properties. Timeplex, Inc.'s lease of (i) 89,200 net rentable square feet at 400 Chestnut Ridge Road, Woodcliff Lake, New Jersey expires in June 2004 and (ii) 52,500 net rentable square feet at 470 Chestnut Ridge Road, Woodcliff Lake, New Jersey expires in December 2005.

(6) Represents leases at three office properties. American Express Travel Related Services Co., Inc.'s leases of (i) 124,171 net rentable square feet at 19640 No. 31st St., Phoenix, Arizona expires in July 2000 and (ii) 119,301 net rentable square feet at 20002 No. 19th Ave., Phoenix, Arizona expires in February 2004. American Express Financial Advisors, Inc.'s lease of 9,175 net rentable square feet at Mack Centre IV, Paramus, New Jersey expires in September 1999.

MACK PROPERTIES: SCHEDULE OF LEASE EXPIRATIONS

    The following table sets forth a schedule of the lease expirations for the Mack Properties beginning with the six months ending December 31, 1997 and annually thereafter, assuming that none of the tenants exercises renewal options:

                                                           NET
                                                        RENTABLE                                                AVERAGE ANNUAL
                                                          AREA                                                   RENT PER NET
                                                       SUBJECT TO     PERCENTAGE OF TOTAL    ANNUAL BASE RENT  RENTABLE SQ. FT.
                                                        EXPIRING            LEASED            UNDER EXPIRING    REPRESENTED BY
            YEAR OF                    NUMBER OF         LEASES       SQ. FT. REPRESENTED         LEASES        EXPIRING LEASES
           EXPIRATION             LEASES EXPIRING(1)    (SQ.FT.)     BY EXPIRING LEASES(%)     ($000'S)(2)            ($)
--------------------------------  -------------------  -----------  -----------------------  ----------------  -----------------
7/1/97-12/31/97.................             112          243,827                2.75                4,346             17.82
1998............................             258          710,955                8.01                9,563             13.45
1999............................             206          808,502                9.11               13,336             16.49
2000............................             162        1,279,712               14.42               18,190             14.21
2001............................             104          790,246                8.90               10,807             13.68
2002............................              86          951,378               10.72               16,247             17.08
2003............................              25          586,730                6.61                7,277             12.40
2004............................              20          706,770                7.96               10,908             15.43
2005............................              13          303,678                3.42                5,631             18.54
2006............................               7          159,085                1.79                3,052             19.18
2007 & thereafter...............              16        2,335,817               26.31               38,445             16.46
                                           -----       -----------           --------              -------             -----
      Total/Weighted Average....           1,009        8,876,700              100.00              137,802             15.52
                                           -----       -----------           --------              -------             -----
                                           -----       -----------           --------              -------

------------------------

(1) Includes office tenants only. Excludes leases for amenity, retail, parking and month-to-month office tenants. Some tenants have multiple leases.

(2) Based upon aggregate base rent, determined in accordance with GAAP, for all leases dated on or before June 30, 1997.

LEGAL PROCEEDINGS

    Neither Mack nor any of the Mack Properties is subject to any material litigation nor, to Cali's knowledge, is any material litigation threatened against any of them, other than routine litigation arising in the ordinary course of business, which is expected to be covered by liability insurance.

                              ASSUMED INDEBTEDNESS

    As of the consummation of the Mack Combination, it is assumed that Mack will have an aggregate of approximately $302.1 million of indebtedness encumbering the Mack Properties to be acquired in connection with the Mack Combination, which debt will be assumed by Cali. Such debt is anticipated to bear interest, upon the consummation of the Mack Combination, at a weighted average rate of not more than 7.23 percent per year.

                         SELECTED FINANCIAL INFORMATION

    The following tables set forth certain financial data on a consolidated historical basis for Cali, on a combined historical basis for Mack and on a pro forma basis for Cali to effect the transactions described below. The financial data should be read in conjunction with Cali's financial statements and the notes thereto incorporated by reference in this Proxy Statement and Mack's financial statements and the notes thereto included elsewhere in this Proxy Statement. The consolidated historical financial data of Cali as of December 31, 1996, 1995, 1994, 1993 and 1992 and for the periods ended December 31, 1996, 1995, 1994, 1993, 1992 and August 30, 1994 have been derived from audited financial statements. The combined historical financial data of Mack as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994 have been derived from audited financial statements. The financial data of Cali and Mack as of and for the six months ended June 30, 1997 and 1996 have been derived from unaudited financial statements, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of the results for the unaudited interim periods. The financial data of Mack as of December 31, 1994, 1993 and 1992 and for the years ended December 31, 1993 and 1992 have been derived from unaudited financial statements.

    The unaudited pro forma operating data for the six months ended June 30, 1997 and for the year ended December 31, 1996, is presented as if the completion of the Mack Combination, the 1997 Offering, certain other property acquisitions completed by Cali subsequent to January 1, 1996, public offerings of Common Stock in 1996 and certain other events all occurred as of January 1, 1996. The unaudited pro forma balance sheet as of June 30, 1997 is presented as if the completion of the Mack Combination, the 1997 Offering and certain other property acquisitions completed by Cali subsequent to June 30, 1997 all occurred as of June 30, 1997.

    The pro forma information is based upon certain assumptions that are included in the notes to the pro forma financial statements included elsewhere in this Proxy Statement. The pro forma information is unaudited and is not necessarily indicative of what the financial position and results of operations of Cali would have been as of and for the periods indicated, nor does it purport to represent the future financial position and results of operations for future periods.

     CALI AND CALI GROUP SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           CALI
                                   -------------------------------------------------------------------------------------
                                    PRO FORMA        HISTORICAL                           HISTORICAL
                                   SIX MONTHS     SIX MONTHS ENDED      PRO FORMA         YEAR ENDED        AUGUST 31,
                                      ENDED           JUNE 30,         YEAR ENDED        DECEMBER 31,         1994 TO
                                    JUNE 30,    --------------------  DECEMBER 31,   --------------------  DECEMBER 31,
                                      1997        1997       1996         1996         1996       1995         1994
                                   -----------  ---------  ---------  -------------  ---------  ---------  -------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Revenues.........................   $ 206,042   $ 112,697  $  40,584    $ 398,036    $  95,472  $  62,335    $  16,841
Operating and other expenses.....   $  73,317   $  40,569  $  15,287    $ 144,617    $  35,462  $  24,417    $   6,319
Depreciation and amortization....   $  30,773   $  16,844  $   6,908    $  61,077    $  15,812  $  12,111    $   3,764
Interest expense.................   $  35,588   $  17,152  $   5,568    $  70,735    $  12,677  $   8,661    $   1,768
Gain on sale of rental
  property.......................          --          --  $   5,658           --    $   5,658         --    $      --
Income before minority interest
  and extraordinary item.........   $  66,364   $  38,132  $  18,479    $ 121,607    $  37,179  $  17,146    $   4,990
Income before extraordinary
  item...........................   $  49,441   $  34,484  $  15,658    $  89,280    $  32,419  $  13,638    $   3,939
Extraordinary item-loss on early
  retirement of debt.............          --          --  $    (475)          --    $    (475)        --    $   3,939
Net income.......................   $  49,441   $  34,484  $  15,183    $  89,280    $  31,944  $  13,638
Income before extraordinary item
  per share......................   $    1.06   $    0.95  $    1.03    $    1.92    $    1.76  $    1.23
Net income per common share......   $    1.06   $    0.95  $    1.00    $    1.92    $    1.73  $    1.23    $    0.38
Dividends declared per common
  share..........................               $    0.90  $    0.85                 $    1.75  $    1.66    $    0.54
Weighted average number of common
  shares.........................      46,674      36,475     15,175       46,400       18,461     11,122

BALANCE SHEET DATA (AT PERIOD
  END):
Rental property, before
  accumulated
  depreciation and
  amortization...................   $2,643,651  $1,391,228 $ 426,275                 $ 853,352  $ 387,675
Total assets.....................   $2,621,765  $1,373,692 $ 402,266                 $1,026,328 $ 363,949
Mortgages and loans payable......   $1,061,151  $ 553,961  $ 169,147                 $ 268,010  $ 135,464
Total liabilities................   $1,118,306  $ 601,073  $ 185,500                 $ 297,985  $ 150,058
Stockholders' (owner's) equity
  (deficiency)...................   $1,041,330  $ 701,708  $ 189,221                 $ 701,379  $ 185,808

OTHER DATA:
Cash flows provided by operating
  activities.....................               $  59,241  $  19,163                 $  46,823  $  28,446    $   6,367
Cash flows used in investing
  activities.....................               $(320,432) $ (36,553)                $(307,752) $(133,736)   $  (8,947)
Cash flows provided by financing
  activities.....................               $  62,474  $  18,330                 $ 464,769  $  99,863    $   8,974
Funds from Operations after
  adjustment for straight-lining
  of rents before minority
  interest of Unitholders(1).....               $  50,453  $  18,972                 $  45,220  $  27,397    $   8,404

                                            THE CALI GROUP
                                   ---------------------------------
                                   JANUARY 1,        YEAR ENDED
                                     1994 TO        DECEMBER 31,
                                   AUGUST 30,   --------------------
                                      1994        1993       1992
                                   -----------  ---------  ---------
OPERATING DATA:
Revenues.........................   $  33,637   $  47,900  $  45,300
Operating and other expenses.....   $  13,443   $  19,026  $  17,936
Depreciation and amortization....   $   5,454   $   8,231  $   7,640
Interest expense.................   $  13,608   $  21,707  $  21,896
Gain on sale of rental
  property.......................   $      --   $      --  $      --
Income before minority interest
  and extraordinary item.........   $    (110)  $  (1,064) $  (2,172)
Income before extraordinary
  item...........................   $    (110)  $  (1,064) $  (2,172)
Extraordinary item-loss on early
  retirement of debt.............   $    (110)  $  (1,064) $  (2,172)
Net income.......................
Income before extraordinary item
  per share......................
Net income per common share......
Dividends declared per common
  share..........................
Weighted average number of common
  shares.........................
BALANCE SHEET DATA (AT PERIOD
  END):
Rental property, before
  accumulated
  depreciation and
  amortization...................   $ 234,470   $ 213,675  $ 210,407
Total assets.....................   $ 225,295   $ 208,828  $ 208,863
Mortgages and loans payable......   $  77,000   $ 231,981  $ 230,385
Total liabilities................   $  88,081   $ 243,163  $ 241,052
Stockholders' (owner's) equity
  (deficiency)...................   $ 108,311   $ (34,355) $ (32,189)
OTHER DATA:
Cash flows provided by operating
  activities.....................
Cash flows used in investing
  activities.....................
Cash flows provided by financing
  activities.....................
Funds from Operations after
  adjustment for straight-lining
  of rents before minority
  interest of Unitholders(1).....

------------------------------
(1) Cali considers Funds from Operations (after adjustment for straight-lining of rents) one measure of REIT performance. Funds from Operations is defined as net income (loss) before minority interest of unitholders computed in accordance with Generally Accepted Accounting Principles ("GAAP"), excluding gains (or losses) from debt restructuring and sales of property, plus real estate-related depreciation and amortization. Funds from Operations should not be considered as an alternative for net income as an indication of Cali's performance or to cash flows as a measure of liquidity. Funds from Operations presented herein is not necessarily comparable to Funds from Operations presented by other real estate companies due to the fact that not all real estate companies use the same definition. However, Cali's Funds from Operations is comparable to the Funds from Operations of real estate companies that use the current definition of the National Association of Real Estate Investment Trusts, after the adjustment for straight-lining of rents.

                  MACK GROUP SELECTED COMBINED FINANCIAL DATA
                                 (IN THOUSANDS)

                                                    SIX MONTHS ENDED
                                                        JUNE 30,                          YEAR ENDED DECEMBER 31,
                                                 ----------------------  ----------------------------------------------------------
                                                    1997        1996        1996        1995        1994        1993        1992
                                                 ----------  ----------  ----------  ----------  ----------  ----------  ----------
OPERATING DATA:
  Total revenue (1)............................  $   78,232  $   73,819  $  148,752  $  142,348  $  132,378  $  124,067  $  103,726

  Operating and other expenses.................  $   28,106  $   27,550  $   56,326  $   53,933  $   53,567  $   53,955  $   34,369
  Depreciation & amortization..................  $   13,717  $   13,799  $   28,069  $   26,833  $   25,188  $   24,059  $   20,545
  Interest expense.............................  $   29,975  $   30,228  $   58,621  $   59,813  $   56,899  $   57,881  $   53,666
  Income (loss) before extraordinary item......  $    6,434  $    2,242  $    5,736  $    1,769  $   (3,276) $  (11,828) $   (4,854)
  Extraordinary item...........................      --          --      $  (19,285)     --          --          --          --
  Net income (Loss)............................  $    6,434  $    2,242  $  (13,549) $    1,769  $   (3,276) $  (11,828) $   (4,854)

BALANCE SHEET DATA (AT PERIOD END):
  Rental property, before accumulated
    depreciation and amortization..............  $  700,427              $  685,984  $  670,728  $  643,894  $  595,850  $  576,487
  Total assets.................................  $  552,827              $  558,600  $  564,555  $  555,884  $  523,880  $  521,066
  Mortgages and bond payable...................  $  654,031              $  659,339  $  640,063  $  636,457  $  628,329  $  615,637
  Total liabilities............................  $  685,127              $  690,928  $  670,875  $  670,468  $  656,818  $  637,702
  Partners' deficit............................  $ (132,300)             $ (132,328) $ (106,320) $ (114,584) $ (132,938) $ (116,636)

------------------------

(1) Includes amounts from related parties. See Note 7 to the combined financial statements included elsewhere in this Proxy Statement.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                    FOR MACK

    The following should be read in conjunction with "Mack Selected Combined Financial Data", and the combined financial statements of Mack and the notes thereto, appearing elsewhere in this Proxy Statement.

RESULTS OF OPERATIONS

    The Mack Properties consist of 55 office properties comprising a total of approximately 9.4 million net rentable square feet which are held and managed in two portfolios. The Mack Company's office property portfolio consists of 32 office properties approximating 5.9 million net rentable square feet located in major U.S. markets, with a concentration in Northern New Jersey and Phoenix, Arizona. The Patriot American Office Group's office property portfolio consists of 23 properties, 22 of which were acquired in 1992 from the Resolution Trust Corporation ("RTC"), approximating 3.5 million square feet located principally in the Sunbelt Region of the U.S. From 1994 through June 30, 1997, the Mack Properties experienced significant leasing activity in both portfolios. As a result, the combined portfolio achieved a weighted average occupancy rate of
94.8 percent as of June 30, 1997, as compared to 93.7 percent, 92.9 percent and
89.1 percent as of December 31, 1996, 1995 and 1994, respectively.

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

    Total revenues for the six months ended June 30, 1997 increased $4.4 million, or 6.0 percent, over the same period in 1996. Base rents increased $1.5 million, or 2.4 percent, as a result of occupancy changes during the period and lease rollovers throughout 1996 at higher rental rates. Escalations and recoveries decreased $0.4 million, or 5.6 percent, primarily due to lower expense recoveries for leases that commenced in 1996 and 1997. Other income increased $3.2 million, or 137.1 percent, due primarily to an increase in lease cancellation income. The vacated space associated with the lease cancellations has been fully re-leased. Interest income increased $0.1 million, or 60.6 percent, primarily due to an increase in short-term investments during the period ended June 30, 1997.

    Total expenses for the six months ended June 30, 1997 increased $0.2 million, or 0.3 percent, over the same period in 1996. Real estate taxes increased $0.4 million, or 5.4 percent, primarily due to increases in assessed valuations and tax rates. Additionally, utilities increased $0.1 million, or 0.8 percent, and operating services increased $0.3 million, or 3.6 percent, due primarily to changes in occupancy. General and administrative expenses decreased $0.2 million, or 6.5 percent, primarily due to reduced payroll and related costs. Depreciation and amortization decreased $0.1 million, or 0.6 percent, primarily due to the 1996 write-off of unamortized tenant improvements and leasing costs associated with the 1996 lease cancellations, partially offset by the effect of 1996 building, tenant improvement and leasing costs. Interest expense decreased $0.3 million, or 0.8 percent, primarily due to lower effective interest rates on variable rate debt, partially offset by increased debt balances during the first six months of 1997 as compared to the same period in 1996, largely due to the refinancing of the RTC mortgages and other debt facilities in December 1996.

    Net income increased $4.2 million, or 187.0 percent, to $6.4 million for the six months ended June 30, 1997, from $2.2 million in 1996, primarily due to the factors discussed above.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    Total revenues increased $6.4 million, or 4.5 percent, for 1996 as compared to 1995. Base rents increased $3.6 million, or 2.9 percent, primarily due to changes in occupancy, and lease rollovers at increased rental rates. Escalations and recoveries increased $2.2 million, or 14.6 percent, primarily due to increased operating costs. Other income increased $0.4 million, or 13.9 percent primarily due to an increase in lease cancellation income. Interest income increased $0.2 million, or 141.8 percent, primarily due to an increase in interest earned on short-term investments of cash balances.

    Total expenses for 1996 increased $2.4 million, or 1.7 percent, as compared to 1995. Real estate taxes increased $1.0 million, or 6.7 percent, primarily due to increases in tax rates and assessed valuations. Utilities expense increased $0.7 million, or 5.6 percent, primarily due to occupancy changes. Operating services increased $1.3 million, or 6.9 percent, as a result of occupancy changes, and an increase in costs associated with the harsh winter of 1996 experienced in the northeastern states. General and administrative expenses decreased $0.6 million, or 7.3 percent, primarily due to reduced payroll and related costs. Depreciation and amortization expense increased $1.2 million, or
4.6 percent, primarily due to the write-off of unamortized tenant improvement and leasing costs associated with the 1996 lease cancellations and the effect of 1995 and 1996 building, tenant improvement and leasing cost additions. Interest expense decreased $1.2 million, or 2.0 percent, due to decreases in the effective interest rates on variable rate debt and the restructuring or refinancing of certain loans to lower interest rates, partially offset by higher variable rate debt balances.

    Income before extraordinary item increased $3.9 million, or 224.3 percent, to $5.7 million for the year ended December 31, 1996 compared to $1.8 million for the year ended December 31, 1995 due to the factors discussed above.

    A net extraordinary loss of $19.3 million contributed to a net loss of $13.5 million in 1996 as compared to net income of $1.8 million for 1995. The extraordinary loss resulted from a $33.4 million loss realized on the early extinguishment of the RTC debt at an amount greater than its carrying value, partially offset by a $14.1 million gain on the early extinguishment of a $13.6 million second mortgage, plus accrued and unpaid interest, on the One Mack Centre property located in Tampa, Florida, for a payment of $1.5 million.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    Total revenues for 1995 increased $10.0 million, or 7.5 percent, as compared to 1994. Base rents increased $9.7 million, or 8.4 percent, primarily due to increased occupancy at higher rental rates and full year occupancy for leases that commenced in 1994, including a 20-year lease on 475,000 net rentable square feet at the Mack Saddle River property. Escalation and recoveries decreased $0.1 million, or 0.9 percent, primarily due to occupancy changes.

    Total expenses for 1995 increased $4.9 million, or 3.6 percent, as compared to 1994. Utilities expenses increased $0.2 million, or 1.3 percent, and operating services increased $0.2 million, or 1.2 percent, primarily due to occupancy changes. Depreciation and amortization increased $1.6 million, or 6.5 percent, primarily due to the effect of 1994 and 1995 building, tenant improvement and leasing cost additions. Interest expense increased $2.9 million, or 5.1 percent, primarily due to interest associated with the Mack Saddle River property which was capitalized in 1994, higher variable rate debt balances and increases in the effective interest rates on variable rate debt.

    Net income increased $5.0 million to $1.8 million for 1995 from a net loss of $3.3 million for 1994 due to the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

    Historically, rental revenue has been the principal source of funds to pay operating expenses, debt service and capital expenditures, excluding non-recurring capital expenditures. To the extent that Mack's cash flow from operating activities is insufficient to finance its capital expenditures, Mack has historically financed such activities through loans and partner capital contributions and financing. Mack expects to meet its short-term liquidity requirements generally through its working capital and net cash provided by operating activities.

    Mack does not generally reserve funds to retire mortgages and loans payable upon maturity. Instead, Mack seeks to refinance such debt at maturity. Mack anticipates that its available cash and cash equivalents and cash flows from operating activities, together with cash available from borrowings and partner contributions, will be adequate to meet the Mack's capital and liquidity needs both in the short and long-term.

    Mack's net cash provided by operating activities increased $5.9 million to $24.8 million for the six months ended June 30, 1997 from $18.9 million in the same period in 1996, principally as a result of increased net income of $4.2 million resulting from higher rental revenues and the lease cancellation income discussed above. Additionally, unbilled rents receivable decreased by $2.2 million for the first six months of 1997 due to lease terminations and modifications of certain leases during the period, and scheduled contractual rent increases, compared to an increase in the receivable of $0.4 million for the six months ended June 30, 1996. These increases were partially offset by higher payments of accrued interest during the first six months of 1997 compared to the same period in 1996. Mack's net cash from operating activities increased to $40.5 million in 1996 from $27.8 million for the year ended December 31, 1995 due to an increase in income before extraordinary item of $3.9 million, scheduled contractual rent increases resulting in a slower rate of increase of unbilled rents receivable, a decrease in amounts due from the Mack Company and increases in accounts payable and accrued expenses. These cash flow increases were partially offset by a slower rate of increase in accrued interest payable and rents received in advance and security deposits. Mack's net cash provided by operating activities increased to $27.8 million for the year ended December 31, 1995 from $21.2 million in 1994 primarily as a result of the increase in net income in 1995 over a net loss in 1994, slower rates of increases in deferred charges and other assets and amounts due from The Mack Company, increases in accrued interest payable and rents received in advance and security deposits. These increases were partially offset by payments of accounts payable and accrued expenses.

    Mack's cash flows used in investing activities, which relate primarily to tenant improvements and building additions, increased from $4.1 million for the six months ended June 30, 1996 to $17.7 million for the same period in 1997, primarily as a result of an increase in additions to rental property of $9.2 million and increased funding of restricted cash in 1997 compared to the release of the reserve in 1996. Net cash used in investing activities decreased to $11.5 million for the year ended December 31, 1996 from $30.7 million in 1995 primarily due to lower additions to rental property and the release of restricted cash in 1996 compared to funding of such reserves in 1995. Net cash used in investing activities decreased to $30.7 million in 1995 from $50.8 million in 1994 due to a reduction in additions to rental property in 1995, partially offset by increased funding of restricted cash. In 1994, Mack added 130,000 square feet of additional net rentable office space and retrofitted the existing building at the Mack Saddle River property in connection with the new twenty year lease discussed above.

    Mack's cash flows used in financing activities decreased by $1.4 million to $12.3 million for the six months ended June 30, 1997 compared to $13.7 million in the same period in 1996 primarily due to a reduction in net repayments of mortgages and other notes payable. Mack's cash flows used in financing activities increased by $24.1 million for the year ended December 31, 1996 as compared to 1995, as a result of higher net debt repayments of $8.3 million in 1996 compared to $6.1 million in 1995, increased financing costs, and higher net distributions to partners in 1996 of $12.5 million as compared to net partner capital contributions of $6.5 million in 1995. The increase in net debt repayments in 1996 is primarily due to the refinancing of the RTC debt and other mortgage refinancings and restructurings during 1996. Net cash flows from financing activities decreased by $27.5 million in 1995 from 1994 primarily as a result of net debt repayments of $6.1 million in 1995 as compared to net borrowings of $6.5 million in 1994, along with reduced net cash contributions from partners of $6.5 million in 1995 compared to $21.6 million in 1994. In 1994, the partner loans and capital contributions were primarily used to fund the construction and retrofit of the Mack Saddle River property discussed above.

    Where performed, the Phase I assessments of the Mack Properties have not revealed any environmental liability that Mack believes would have a material adverse effect on Mack's business, assets or results of operations taken as a whole, nor is Mack aware of any such material environmental liability.

INFLATION

    Mack's leases with the majority of its tenants provide for recoveries and escalation charges based upon the tenant's proportionate share of and/or increases in real estate taxes and certain operating costs which reduce Mack's exposure to increases in operating costs resulting from inflation.

                                   MANAGEMENT

    Set forth below is certain information as it will exist on the date of closing of the Mack Combination for (i) the directors of Cali, (ii) the executive officers of Cali and (iii) the directors and executive officers of Cali as a group (including, in each case, those officers and directors who will either resign or be appointed, as the case may be, upon the consummation of the Mack Combination):

                                                                                                           PERCENT OF
                                                                                                             SHARES
                                                                      FIRST        TERM      NUMBER OF     OUTSTANDING
NAME AND POSITION (1)                                     AGE        ELECTED      EXPIRES    SHARES (2)      (%)(3)
----------------------------------------------------      ---      -----------  -----------  ----------  ---------------
John J. Cali, Chairman of the Board (5).............          79         1994         2000      455,030(8)          1.2
Thomas A. Rizk, Chief Executive Officer and Director
  (5)...............................................          40         1994         2000      484,605(9)          1.3
Mitchell E. Hersh, President, Chief Operating
  Officer and Director (5)(28)......................          46         1997         2000            0             *
John R. Cali, Executive Vice President..............          50           --           --      454,506 10)          1.2
Brant Cali, Executive Vice President, Secretary and
  Director (27).....................................          43         1997         1999      530,056 11)          1.4
Brad W. Berger, Executive Vice President and
  Director (27).....................................          42         1997         2000      324,281 12)            *
Timothy M. Jones, Executive Vice President..........          42           --           --      324,281 13)            *
                                                                                                 63,022 14)
Barry Lefkowitz, Chief Financial Officer............          35           --           --             *            *
Roger W. Thomas, General Counsel and Assistant
  Secretary.........................................          40           --           --       63,296 15)            *
James Nugent, Vice President--Leasing...............          44           --           --       98,988 16)            *
Albert Spring, Vice President--Operations...........          51           --           --      119,709 17)            *
Angelo R. Cali, Director (27).......................          82         1994         1998      502,949 18)          1.4
Kenneth A. DeGhetto, Director (6)(27)...............          72         1994         1999        9,000 19)            *
James W. Hughes, Director (6)(27)...................          52         1994         1998        7,000 20)            *
William L. Mack, Director (5)(28)...................          57         1997         1999            0             *
Earle I. Mack, Director (28)........................          59         1997         1999            0             *
Brendan T. Byrne, Director (7)......................          72         1994         1998        7,100 21)            *
Irvin D. Reid, Director (7).........................          56         1994         2000        2,000 22)            *
Alan Turtletaub, Director (6)(27)...................          82         1994         1999        8,000 23)            *
Robert F. Weinberg, Director........................          68         1997         2000       10,667 24)            *
Alan G. Philibosian, Director (7)...................          44         1997         1999          500 25)            *
                                                                                             ----------
All directors and executive officers as a group.....          --           --           --    3,464,990 26)          8.6
                                                                                             ----------
                                                                                             ----------

                                                      PERCENT OF SHARES
                                                         OUTSTANDING
                                                      (CALCULATED ON A
                                                        FULLY-DILUTED
NAME AND POSITION (1)                                   BASIS) (%)(4)
----------------------------------------------------  -----------------
John J. Cali, Chairman of the Board (5).............            1.1
Thomas A. Rizk, Chief Executive Officer and Director
  (5)...............................................            1.2
Mitchell E. Hersh, President, Chief Operating
  Officer and Director (5)(28)......................              *
John R. Cali, Executive Vice President..............            1.1
Brant Cali, Executive Vice President, Secretary and
  Director (27).....................................            1.3
Brad W. Berger, Executive Vice President and
  Director (27).....................................              *
Timothy M. Jones, Executive Vice President..........              *
Barry Lefkowitz, Chief Financial Officer............
Roger W. Thomas, General Counsel and Assistant
  Secretary.........................................              *
James Nugent, Vice President--Leasing...............              *
Albert Spring, Vice President--Operations...........              *
Angelo R. Cali, Director (27).......................            1.2
Kenneth A. DeGhetto, Director (6)(27)...............              *
James W. Hughes, Director (6)(27)...................              *
William L. Mack, Director (5)(28)...................              *
Earle I. Mack, Director (28)........................              *
Brendan T. Byrne, Director (7)......................              *
Irvin D. Reid, Director (7).........................              *
Alan Turtletaub, Director (6)(27)...................
Robert F. Weinberg, Director........................              *
Alan G. Philibosian, Director (7)...................              *
All directors and executive officers as a group.....            8.4

------------------------

*   Beneficial Ownership of less than 1 percent is omitted.

(1) Certain executive officers and directors of Cali and various other persons and entities beneficially own in the aggregate, approximately 10.0 percent of the limited partnership interests in CRLP in which Cali has a 90.0 percent general partnership interest. After the consummation of the Mack Combination, Cali's percentage interest in CRLP will decrease to 68.0 percent and the aggregate limited partners' interest will increase to 32.0 percent. The limited partners of CRLP share with Cali, as general partner, in the net income or loss and any distributions of CRLP. Pursuant to the partnership agreement of CRLP, limited partnership interests are redeemable into shares of Common Stock on a one-for-one basis.

(2) Represents the shares of Common Stock that would be owned by or vested in each individual at December 31, 1997, assuming the consummation of the Mack Combination. Except as otherwise noted below, all shares of Common Stock are owned beneficially by the individual listed with sole voting and/or investment power.

(3) Assumes redemption of only the limited partnership interests in CRLP beneficially owned by such owner into shares of Common Stock and the exercise of vested options and warrants held only by such owner. The total number of shares outstanding used in calculating this percentage assumes that none of the limited partnership interests held by trusts unrelated to such owners and persons not in such owner's immediate family are redeemed into shares of Common Stock, and that none of the options or warrants held by other individuals are exercised.

(4) Assumes the redemption of all outstanding limited partnership interests in CRLP into shares of Common Stock and the exercise of all vested options and warrants.

(5) Member of Executive Committee.

(6) Member of Audit Committee.

(7) Member of Option and Executive Compensation Committee.

(8) Includes 290,561 shares of Common Stock that may be issued upon the redemption of all of John J. Cali's limited partnership interests in CRLP and 158,569 shares of Common Stock that may be issued upon the redemption of all of the limited partnership interests in CRLP held by members of John J. Cali's immediate family and trusts of which he is a trustee. Also includes vested options to purchase 5,800 shares of Common Stock.

(9) Includes 141,383 shares of Common Stock that may be issued upon the redemption of all of Thomas A. Rizk's limited partnership interests in CRLP. Also includes 55,555 shares of restricted stock and 96,000 shares of Common Stock purchased with the proceeds of a non-recourse loan from Cali. Also includes vested options to purchase 191,667 shares of Common Stock.

(10) Includes 83,951 shares of Common Stock that may be issued upon the redemption of all of John R. Cali's limited partnership interests in CRLP. Also includes 55,555 shares of restricted stock and vested options to purchase 315,000 shares of Common Stock.

(11) Includes 149,501 shares of Common Stock that may be issued upon the redemption of all of Brant Cali's limited partnership interests in CRLP. Also includes vested options to purchase 325,000 shares of Common Stock, and 55,555 shares of restricted stock.

(12) Includes vested warrants to purchase 170,000 shares of Common Stock and vested options to purchase 15,000 shares of Common Stock. Also includes 139,281 limited partnership Units in CRLP, which represent Mr. Berger's approximate proportional share of the limited partnership Units received by Robert Martin (as defined below) and its affiliates in connection with the RM Transaction (as defined below) (the "RM Units").

(13) Includes vested warrants to purchase 170,000 shares of Common Stock and vested options to purchase 15,000 shares of Common Stock. Also includes 139,281 limited partnership Units in CRLP, which represent Mr. Jones' approximate proportional share of the RM Units.

(14) Includes 9,260 shares of restricted stock and 16,000 shares of Common Stock purchased with the proceeds of a non-recourse loan from Cali. Also includes vested options to purchase 37,666 shares of Common Stock.

(15) Includes 9,260 shares of restricted stock and 16,000 shares of Common Stock purchased with the proceeds of a non-recourse loan from Cali. Also includes vested options to purchase 37,666 shares of Common Stock.

(16) Includes 14,783 shares of Common Stock that may be issued upon the redemption of all of Mr. Nugent's limited partnership interests in CRLP. Also includes 7,405 shares of restricted stock, 12,800 shares of Common Stock purchased with the proceeds of a non-recourse loan from Cali and vested options to purchase 64,000 shares of Common Stock.

(17) Includes 42,029 shares of Common Stock that may be issued upon the redemption of all of Mr. Spring's limited partnership interests in CRLP. Does not include 2,335 shares of Common Stock owned by Mr. Spring's wife and brother-in-law as tenants-in-common of which Mr. Spring disclaims beneficial ownership. Also includes 6,480 shares of restricted stock, 11,200 shares of Common Stock purchased with the proceeds of a non-recourse loan from Cali and vested options to purchase 50,667 shares of Common Stock.

(18) Includes 261,090 shares of Common Stock that may be issued upon the redemption of all of Angelo R. Cali's limited partnership interests in CRLP and 234,859 shares of Common Stock that may be issued upon the redemption of all of the limited partnership interests in CRLP held by members of Angelo
    R. Cali's immediate family and trusts of which he is a trustee. Also includes vested options to purchase 7,000 shares of Common Stock.

(19) Includes vested options to purchase 2,000 shares of Common Stock.

(20) Includes vested options to purchase 7,000 shares of Common Stock.

(21) Includes vested options to purchase 7,000 shares of Common Stock.

(22) Includes vested options to purchase 2,000 shares of Common Stock.

(23) Includes vested options to purchase 7,000 shares of Common Stock.

(24) Includes 5,667 limited partnership Units in CRLP, which represent Mr. Weinberg's approximate proportional share of the RM Units. Also includes options to purchase 5,000 shares of Common Stock. Does not include 1,000 shares of Common Stock owned by Mr. Weinberg's wife of which Mr. Weinberg disclaims beneficial ownership.

(25) Includes 250 shares of Common Stock owned by Mr. Philibosian's family of which Mr. Philibosian disclaims beneficial ownership.

(26) Includes 1,684,642 shares of Common Stock that may be issued upon the redemption of all of the executive officers' and directors' limited partnership interests in the Operating Partnership and 648,156 shares of the Common Stock that may be issued upon the redemption of all of the limited partnership interests in the Operating Partnership held by members of the directors' and executive officers' immediate families and trusts of which they are trustees. Also includes vested options to purchase 1,101,466 shares of Common Stock.

(27) Will resign from the Board of Directors of Cali upon the consummation of the Mack Combination.

(28) Does not include Common and Preferred Units and Warrants to be issued pursuant to the Mack Combination which will not be redeemable or exercisable for shares of Common Stock for at least one year from the date of the closing of the Mack Combination, a portion of which will be allocated among William L. Mack, Earle I. Mack and Mitchell E. Hersh.

    Biographical information concerning the directors and executive officers currently and after the closing of the Mack Combination is set forth below.

    JOHN J. CALI serves as Chairman of the Board of Directors and a member of the Board of Directors of Cali. In addition, Mr. Cali was a principal of Cali Associates and a member of its Executive and Long Range Planning Committees. Mr. Cali co-founded Cali Associates in 1949 and since such date has been responsible for its and Cali's overall development strategies and policies. Mr. Cali graduated from Indiana University.

    THOMAS A. RIZK serves as President, Chief Executive Officer and as a member of the Board of Directors of the Corporation. In addition, Mr. Rizk was a principal of Cali Associates and served as its General Counsel and as a member of its Executive Committee from 1989 to 1994 and as its Chief Financial Officer from 1991 to 1994. Mr. Rizk was responsible for coordinating all financial activities for Cali Associates, including federal income tax planning, and for developing its strategic direction and investment strategies. Mr. Rizk has remained responsible for conducting these activities for Cali. Prior to joining Cali Associates, Mr. Rizk was vice president and general counsel of Dubnoff & Koch, a New Jersey-based real estate development firm. He received his J.D. from Rutgers School of Law and his L.L.M. in taxation from New York University School of Law. Mr. Rizk will resign as President of Cali upon the closing of the Mack Combination.

    JOHN R. CALI serves as Chief Administrative Officer of Cali. In addition, Mr. Cali was a principal of Cali Associates and served as a member of its Long Range Planning Committee from 1981 to 1994 and its Executive Committee from 1987 to 1994. Mr. Cali was responsible for the development of Cali Associates' office system and the management of its office personnel and he remains responsible for such duties with Cali. Mr. Cali also developed and organized the leasing and property management departments of Cali Associates and he is now responsible for directing the acquisition functions of Cali. Mr. Cali has a M.Ed. degree in counseling, organizational development and personnel from the University of Missouri. Mr. Cali will resign as Chief Administrative Officer of Cali and will be appointed as Executive Vice President of Cali upon the closing of the Mack Combination.

    BRANT CALI serves as Chief Operating Officer, Secretary and a member of the Board of Directors of Cali. In addition, Mr. Cali was a principal of Cali Associates and served as a member of its Executive and Long Range Planning Committees from 1981 to 1994. Mr. Cali is responsible for directing the leasing and property management departments and providing overall strategic direction for Cali. Mr. Cali holds a Ph.D. degree in plant pathology from North Carolina State University. Mr. Cali will resign as a member of the Board of Directors and as Chief Operating Officer of Cali and will be appointed as Executive Vice President of Cali upon the closing of the Mack Combination.

    BRAD W. BERGER serves as Executive Vice President and as a member of the Board of Directors of Cali. Prior to the RM Transaction, Mr. Berger served as Robert Martin's President and Chief Executive Officer from 1994 to 1996, leading Robert Martin's strategic, organizational and financial endeavors. Employed with Robert Martin since 1977, Mr. Berger became Director of Commercial Leasing of Robert Martin in 1979, was promoted to Vice President in 1982 and appointed to Executive Vice President in 1986, upon which he assumed the daily operations responsibilities of the commercial real estate portfolio. He received his B.A. degree in economics from Yale University. Mr. Berger will resign as a member of the Board of Directors upon the closing of the Mack Combination.

    TIMOTHY M. JONES serves as Executive Vice President of Cali. Prior to the acquisition by Cali of 65 properties from Robert Martin LLC ("Robert Martin") and its affiliates in January, 1997 (the "RM Transaction"), Mr. Jones served as Executive Vice President and Chief Operating Officer of Robert Martin, where he was responsible for the daily corporate operations and management of the firm's six-million square foot portfolio in New York and Connecticut. Mr. Jones joined Robert Martin in 1990 as Vice President of Construction, where he was responsible for the organization, administration and coordination of all the properties, both in the construction and planning stages. In 1992, he became Senior Vice President, continuing to direct all construction activities and was involved in the coordination of the firm's finance, property management and construction divisions. Mr. Jones has a B.A. degree in economics from Yale University and a M.S. degree in business from Columbia University.

    BARRY LEFKOWITZ serves as Vice President, Chief Financial Officer of Cali. Mr. Lefkowitz is responsible for all financial reporting matters, strategic financial planning, long-term forecasting, investor relations and management of capital markets activities. Before joining Cali, Mr. Lefkowitz was a Senior Manager specializing in real estate with the accounting firm of Deloitte & Touche LLP. Mr. Lefkowitz is a certified public accountant and a graduate of Brooklyn College.

    ROGER W. THOMAS serves as Vice President, General Counsel and Assistant Secretary of Cali. Mr. Thomas' responsibilities include structuring and implementing Cali's acquisitions and mergers, corporate governance, supervising outside legal counsel, insuring legal compliance and preparation of required disclosure documents. Mr. Thomas also assists Cali in investor relations and in implementing Cali's investment strategies, financial activities and acquisitions. Prior to joining Cali, Mr. Thomas was a partner at the law firm Dreyer & Traub in New York, specializing in real estate and commercial transactions. Mr. Thomas holds a BSBA in finance and a J.D. from the University of Denver.

    JAMES NUGENT serves as Vice President-Leasing of Cali since its formation. In addition, from 1991 to 1994, Mr. Nugent served as the Senior Director of Leasing at Cali Associates, supervising all leasing activity and analyzing the financial aspects of all major leases, and he remains responsible for such duties with Cali. From 1984 to 1991, Mr. Nugent's responsibilities included negotiating the financial and business terms of leases for the Cali Associates portfolio of properties, analyzing future projects and formulating the structure of potential development opportunities. Mr. Nugent is a certified public accountant and a graduate of Western Illinois University.

    ALBERT SPRING serves as Vice President-Operations of Cali since its formation. In addition, Mr. Spring was responsible from 1977 to 1994 for construction management at Cali Associates, including engineering, processing approvals, estimating costs and supervising contractors. Mr. Spring has a B.S. degree in civil engineering from City College of New York and has a MBA degree from Bernard Baruch Graduate School of Business.

    ANGELO R. CALI serves as a member of the Board of Directors of Cali since its formation. Prior to the formation of Cali, Mr. Cali was a principal of Cali Associates, the real estate development company which was the predecessor of Cali, and a member of its Executive and Long Range Planning Committees. Mr. Cali co-founded Cali Associates in 1949 and was responsible for its organizational development from such date until the completion of Cali's initial public offering in 1994. Mr. Cali will resign as a member of the Board of Directors upon the closing of the Mack Combination.

    BRENDAN T. BYRNE serves as a member of the Board of Directors of Cali. He served two consecutive terms as Governor of the State of New Jersey prior to 1982 and has been a senior partner with Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein, a Roseland, New Jersey law firm, since 1982. Governor Byrne graduated from Princeton University's School of Public Affairs and received his LL.B from Harvard Law School.

    IRVIN D. REID serves as a member of the Board of Directors of Cali. He served as President of Montclair State University (formerly Montclair State College) in New Jersey since August 1989. Prior to becoming the President of Montclair State University, Dr. Reid held positions of dean, School of Business Administration, and John Stagmaier professor of economics and business administration at the University of Tennessee at Chattanooga. Dr. Reid is also a member of the board of directors of Fleet Bank, N.A. Dr. Reid received his B.S. degree and M.S. degree in general and experimental psychology from Howard University. He earned his M.A. and Ph.D. degrees in business and applied economics from The Wharton School of the University of Pennsylvania.

    ROBERT F. WEINBERG serves as a member of the Board of Directors of Cali. Prior to the RM Transaction, Mr. Weinberg served as Co-Chairman and General Partner of Robert Martin since its founding in 1957. Mr. Weinberg is presently the Chairman of the Outreach Committee on Orderly Growth in Westchester, a Director of City & Suburban Federal Savings Bank and a Director of the Westchester County Association. Mr. Weinberg earned a B.S. degree in Mechanical Engineering from New York

University, an M.S. degree in Building Engineering & Construction from M.I.T. and a J.D. degree from Brooklyn Law School.

    ALAN G. PHILIBOSIAN serves as a member of the Board of Directors of Cali. Mr. Philibosian is an attorney practicing in Englewood, New Jersey. Mr. Philibosian is currently a Commissioner on The Port Authority of New York & New Jersey, and also serves on the Board of Directors of the Armenian Missionary Association of America, Paramus, New Jersey and John Harms Center for the Arts, Englewood, New Jersey. Mr. Philibosian graduated from Rutgers College, and received his J.D. degree from Boston College Law School and his LL.M. (in Taxation) from New York University.

    JAMES W. HUGHES serves as a member of the Board of Directors of Cali. He currently serves as Dean of the Edward J. Bloustein School of Planning and Public Policy at Rutgers University and Professor of Urban Planning and Policy Development. He is also the Director of The Rutgers Regional Report which, during its six-year existence, has produced 17 major economic/demographic studies on New Jersey and the region. Dr. Hughes received each of his B.S. degree in engineering, his M.S. degree in city and regional planning and his Ph.D. degree in urban planning and policy development from Rutgers University. Mr. Hughes will resign as a member of the Board of Directors upon the closing of the Mack Combination.

    KENNETH A. DEGHETTO serves as a member of the Board of Directors of Cali. Mr. DeGhetto currently serves as Chairman Emeritus of the Board of Directors of Foster Wheeler Corporation. Mr. DeGhetto earned his B.S. degree from the U.S. Merchant Marine Academy and his B.M.E. degree from Rensselaer Polytechnic Institute. Mr. DeGhetto will resign as a member of the Board of Directors upon the closing of the Mack Combination.

    ALAN TURTLETAUB serves as a member of the Board of Directors of Cali. Mr. Turtletaub is the founder and Chairman of the Board of The Money Store. Mr. Turtletaub is also the founder and a board member of the National Second Mortgage Association and is also on the advisory board of Valley National Bank. Mr. Turtletaub attended New York University and Seton Hall University. Mr. Turtletaub will resign as a member of the Board of Directors upon the closing of the Mack Combination.

    WILLIAM L. MACK will be appointed as Chairman of the Executive Committee of Cali and as a member of the Board of Directors in connection with the Mack Combination. Prior to the Mack Combination, Mr. Mack served as Managing Partner of The Mack Company, where he pioneered the development of large, Class A office properties and helped to increase The Mack Company's portfolio to approximately 20 million square feet of office, industrial, retail and hotel facilities. Mr. Mack also served as Chairman of Patriot American Group. In addition, Mr. Mack is a managing partner of Apollo Real Estate Advisors, L.P. which investment funds have invested in approximately $5 billion of various diversified real estate ventures. Mr. Mack attended the Wharton School of Business and Finance at the University of Pennsylvania and has a B.S. degree in business administration, finance and real estate from New York University.

    EARLE I. MACK will be appointed as a member of the Board of Directors in connection with the Mack Combination. Prior to the Mack Combination, Mr. Mack served as Senior Partner and Chief Financial Officer of The Mack Company since 1964. Mr. Mack, together with his three brothers, led The Mack Company in pioneering the development of large, class A office properties and helped to grow The Mack Company's portfolio to approximately 20 million square feet of office, industrial, retail and hotel facilities. Mr. Mack has a B.S. degree in Business Administration from Drexel University and also attended Fordham Law School.

    MITCHELL E. HERSH will be appointed President and Chief Operating Officer of Cali and a member of the Board of Directors in connection with the Mack Combination. Prior to the Mack Combination, Mr. Hersh has served as a Partner of The Mack Company since 1982 and Chief Operating Officer of The Mack Company since 1990, where he was responsible for overseeing the development, operations, leasing and acquisitions of The Mack Company's office and industrial portfolio. Mr. Hersh has a B.A. degree in architecture from Ohio University.

                             EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning the compensation of the chief executive officer and the four most highly compensated executive officers of Cali other than the chief executive officer (collectively, the "Named Executive Officers") for each of Cali's last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG TERM
                                                                                              COMPENSATION
                                                                                                 AWARDS
                                                          ANNUAL COMPENSATION                 -------------
                                           -------------------------------------------------   SECURITIES
                                                                              OTHER ANNUAL     UNDERLYING
NAME AND PRINCIPAL POSITION                  YEAR     SALARY($)  BONUS($)   COMPENSATION($)    OPTIONS(#)
-----------------------------------------  ---------  ---------  ---------  ----------------  -------------

Thomas A. Rizk...........................       1996    300,000    750,000              0         125,000(3)
  President and Chief Executive Officer         1995    175,000    225,000              0               0
  (2)                                           1994(1)    53,846    30,000             0         200,000(4)

John R. Cali.............................       1996    175,000    125,000              0         125,000(3)
  Chief Administrative Officer                  1995    150,000     50,000              0               0
                                                1994(1)    46,154         0             0         200,000(4)

Brant Cali...............................       1996    175,000    125,000              0         125,000(3)
  Chief Operating Officer and Secretary         1995    150,000     50,000              0               0
                                                1994(1)    46,154         0             0         200,000(4)

Roger W. Thomas..........................       1996    165,000     60,000              0          35,000(5)
  General Counsel and Assistant Secretary       1995    150,000     30,000              0          29,000(6)
                                                1994(1)    46,154         0             0               0

James Nugent.............................       1996          0     25,000        183,500(7)       35,000(5)
  Vice President--Leasing                       1995          0     35,000        154,960(7)       29,000(6)
                                                1994          0          0         57,802(7)            0

------------------------

(1) Represents amounts earned during 1994 by Messrs. Thomas A. Rizk, John R. Cali, Brant Cali and Roger W. Thomas at annual salaries of $175,000, $150,000, $150,000 and $150,000, respectively. Their employment by Cali began on or about August 31, 1994 with the completion of Cali's initial public offering.

(2) Thomas A. Rizk was elected to be Chief Executive Officer on January 1, 1996, upon the resignation of John J. Cali. Upon his acceptance of such offer, Mr. Rizk resigned as Chief Financial Officer and since January 1, 1996 has served as Chief Executive Officer, President and as a director of Cali. Barry Lefkowitz succeeded Mr. Rizk as Chief Financial Officer of Cali.

(3) Represents option to acquire shares of Common Stock at an exercise price of $26.25 per share.

(4) Represents option to acquire shares of Common Stock at an exercise price of $17.25 per share.

(5) Represents option to acquire shares of Common Stock at an exercise price of $21.50 per share.

(6) Represents an option to purchase an aggregate of 19,000 shares of Common Stock at an exercise price of $17.25 per share, and an option to purchase 10,000 shares of Common Stock at an exercise price of $19.875 per share.

(7) Represents amounts earned on a commission basis.

OPTION PLANS

                   OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)

                                                               INDIVIDUAL GRANTS
                                           ----------------------------------------------------------   POTENTIAL REALIZABLE
                                             NUMBER OF      PERCENT OF                                    VALUE AT ASSUMED
                                            SECURITIES         TOTAL                                   ANNUAL RATES OF STOCK
                                            UNDERLYING     OPTIONS/SARS                                PRICE APPRECIATION FOR
                                           OPTIONS/SARS     GRANTED TO      EXERCISE OF                   OPTION TERM (4)
                                              GRANTED      EMPLOYEES IN     BASE PRICE    EXPIRATION   ----------------------
NAME                                          (#)(2)      FISCAL YEAR (%)     ($/SH)       DATE (3)      5%($)       10%($)
-----------------------------------------  -------------  ---------------  -------------  -----------  ----------  ----------

Thomas A. Rizk...........................      125,000            15.7           26.25      10/24/06    2,063,560   5,229,467
  President and Chief Executive Officer

John R. Cali.............................      125,000            15.7           26.25      10/24/06    2,063,560   5,229,467
  Chief Administrative Officer

Brant Cali...............................      125,000            15.7           26.25      10/24/06    2,063,560   5,229,467
  Chief Operating Officer and Secretary

Roger W. Thomas..........................       35,000             4.5           21.50      03/05/06      473,243   1,199,291
  General Counsel and Assistant Secretary

James Nugent.............................       35,000             4.5           21.50      03/05/06      473,243   1,199,291
  Vice President--Leasing

------------------------

(1) Cali has not, to date, granted any stock appreciation rights under the Employee Stock Option Plan.

(2) Cali has established the Director and Employee Stock Option Plans for the purpose of attracting and retaining executive officers, directors and employees. Options granted under the Director and Employee Stock Option Plans are exercisable for shares of Common Stock.

(3) Each option granted in 1996 has a ten-year term, generally vests one-fifth each year beginning on the last day of the year in which options were granted, and generally becomes 100% vested on the fourth anniversary of the last day of the year in which the options were granted.

(4) The dollar amounts set forth under these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible further appreciation, if any, in Cali's stock price.

                       AGGREGATED OPTION/SAR EXERCISE IN
             LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                          NUMBER OF SECURITIES
                                                                                         UNDERLYING UNEXERCISED
                                                                                         OPTIONS/SARS AT FISCAL
                                                          SHARES                              YEAR-END (#)
                                                       ACQUIRED ON    VALUE REALIZED   --------------------------
NAME                                                   EXERCISE (#)        ($)         EXERCISABLE  UNEXERCISABLE
-----------------------------------------------------  ------------  ----------------  -----------  -------------

Thomas A. Rizk.......................................      104,600         937,348         53,733        166,667

John R. Cali.........................................            0               0        158,333        166,667

Brant Cali...........................................            0               0        158,333        166,667

Roger W. Thomas......................................            0               0         26,334         37,666

James Nugent.........................................            0               0         26,334         37,666

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    There are no interlocking relationships involving Cali's Board of Directors which require disclosure under the executive compensation rules of the SEC.

BOARD OF DIRECTORS COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF CALI'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1933, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH WHICH FOLLOWS SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

    The amount of compensation paid by Cali to Thomas A. Rizk, John R. Cali and Brant Cali in the year ended December 31, 1996, in the case of base salaries, was determined prior to the completion of Cali's initial public offering based on employment agreements entered into at that time. In the case of stock option grants and bonuses and with respect to the amount of compensation paid by Cali during 1996 to executive officers who did not have employment agreements with Cali such determinations were made by the Compensation Committee of the Board based upon the criteria set forth below. In 1996, executive compensation consisted solely of base salary, grants of stock options under Cali's Employee Stock Option Plan that vest over time, and bonuses paid to Thomas A. Rizk, John
R. Cali, Brant Cali, Roger W. Thomas, James Nugent, Albert Spring and Barry Lefkowitz.

    EXECUTIVE COMPENSATION PHILOSOPHY. The Compensation Committee will annually consider the appropriate combination of cash and option-based compensation and weigh the competitiveness of Cali's overall compensation arrangements in relation to comparable real estate investment trusts. From time to time the Compensation Committee may retain compensation and other management consultants to assist with, among other things, structuring Cali's various compensation programs and determining appropriate levels of salary, bonus and other compensation awards payable to Cali's executive officers and key employees, as well as to guide Cali in the development of near-term and long-term individual performance objectives necessary to achieve long-term profitability.

    The Compensation Committee believes that a fundamental goal of Cali's executive compensation program should be to provide incentives to create value for Cali's shareholders.

    BASE SALARIES. The base compensation for Cali's executive officers in 1996 was established in a manner consistent with the provisions of existing employment agreements between Cali and Thomas A. Rizk, John R. Cali and Brant Cali, and through negotiations between Cali and the executive officers who did not have employment agreements with Cali. The base compensation levels were set to compensate the executive officers for the functions they will perform as well as to be consideration for certain non-competition provisions in the agreements. While no specific formula was used to determine base compensation levels for Cali's executive officers, Cali believes that the base salaries are generally in line with those of other publicly held real estate investment trusts Cali has reviewed, some of which entities are included in the NAREIT Equity REIT Index. Base salaries will be reviewed annually and may be increased by the Compensation Committee in accordance with certain criteria determined primarily on the basis of growth of revenues and funds from operations per share of Common Stock and on the basis of certain other factors, which include (i) individual performance,
(ii) the functions performed by the Executive Officer, and (iii) changes in the compensation peer group in which Cali competes for executive talent. The weight given such factors by the Compensation Committee may vary from individual to individual.

    ANNUAL BONUS COMPENSATION. Cali's policy of awarding annual cash bonuses is designed to specifically relate executive pay to company and individual performance. As a pay-for-performance program, cash bonuses provided financial rewards for the achievement of substantive company and personal objectives. Actual awards paid are based primarily on Cali's actual performance. During 1996 cash bonuses were awarded as follows: $750,000 to Thomas A. Rizk, $125,000 to each of John R. Cali and Brant Cali, $25,000 to James Nugent, $60,000 to each of Roger W. Thomas and Barry Lefkowitz and $35,000 to Albert Spring.

    EMPLOYEE STOCK OPTION PLAN. Awards are granted under the Employee Stock Option Plan based on a number of factors, including (i) the executive officer's or key employee's position in Cali, (ii) his or her performance and responsibilities, (iii) the extent to which he or she already holds an equity stake in companies in the compensation peer group and (v) individual contribution to the success of Cali's financial performance. However, the Employee Stock Option Plan does not provide any formulated method for weighing these factors, and a decision to grant an award is based primarily upon the Compensation Committee's evaluation of the past as well as the future anticipated performances and responsibilities of the individual in question. During 1996, 125,000 options at an exercise price of $26.25 per share were granted to each of Thomas A. Rizk, Brant Cali and John R. Cali, 35,000 options at $21.50 per share were granted to each of Barry Lefkowitz, Roger Thomas and James Nugent, and 40,000 options at $21.50 per share were granted to Albert Spring.

    Cali's Employee Stock Option Plan related closely to traditional forms of equity-oriented compensation in the commercial real estate industry. The purpose of the option grants are to aid Cali in attracting and retaining quality employees, all advancing the interest of Cali's shareholders, by offering employees an incentive to maximize their efforts to promote Cali's economic performance. In addition, to assist Cali in retaining employees and encouraging them to seek long-term appreciation in the value of Cali's stock, options generally are not exercisable immediately upon grant, but instead vest over a period of years. Accordingly, an employee must generally remain with Cali for a period of years to enjoy the full economic benefit of an option. See, "Proposal No. 3--Amendment to the Employee Stock Option Plan" for a general description of the Plan.

    401(K) SAVINGS PLAN. Cali also maintains a tax-qualified 401(k) savings plan for its eligible employees known as the "Cali Realty Corporation 401(k) Savings and Retirement Plan" ("401(k) Plan"). Employees who have attained age 21 and completed one year of service with Cali are eligible to participate and may elect to defer up to 15% of their base pay on a pre-tax basis to the 401(k) Plan. Cali may make discretionary matching contributions to the 401(k) Plan on behalf of eligible participants in any plan year. Participants are always 100% vested in their pre-tax contributions and will become vested in any matching contributions made on their behalf after two years of service with Cali at a rate of 20% per year becoming 100% vested after a total of six years of service with Cali. The assets of the 401(k) Plan are held in trust and a separate account is established for each participant. A participant may receive a distribution of his vested account balance in the 401(k) Plan in a single sum or installment payment or in the form of an annuity upon his termination of service with Cali.

    CHIEF EXECUTIVE OFFICER COMPENSATION. Thomas A. Rizk, the Chief Executive Officer of Cali since January 1, 1996, received a base salary during 1996 of $300,000 pursuant to the employment agreement entered into with him at the time of Cali's initial public offering. Mr. Rizk also received an option to purchase 125,000 shares of Common Stock at an exercise price of $26.25 per share under the Employee Stock Option Plan during 1996 and fees in the amount of $14,250 for his service as a Director of Cali. In 1996, Mr. Rizk was also paid a cash bonus of $750,000. The Compensation Committee recognizes Mr. Rizk's contributions to Cali's operations and attempts to ensure that the Chief Executive Officer's compensation is commensurate with the compensation of chief executive officers of competitive corporations. The Board of Directors deemed such bonus, option grants and Mr. Rizk's total compensation appropriate in light of Mr. Rizk's substantial contribution to Cali's growth and success in 1996.

    In January 1997, Cali entered into amended employment agreements with three of its existing executive officers and new employment agreements with four of its existing executive officers. In addition, on January 31, 1997, in connection with the RM Transaction, Cali entered into employment agreements with two of the former principals of Robert Martin. See "Employment Agreements, Termination of Employment" for a general description of the terms of such agreements.

                                          COMPENSATION COMMITTEE OF THE BOARD OF
                                          DIRECTORS

                                            Edward Leshowitz
                                            Alan Turtletaub
                                            Angelo R. Cali
                                            Kenneth A. DeGhetto
                                            March 26, 1997

    See "Certain Relationships and Related Transactions" for a description of third party interests in The Mack Combination.

PERFORMANCE GRAPH

    Trading of Cali's Common Stock commenced on August 25, 1994, on a when issued basis. The following graph compares total shareholder returns from August 31, 1994 through December 31, 1996 to the Standard & Poors 500 Stock Index ("S&P 500") and to the National Association of Real Estate Investment Trusts, Inc.'s Equity REIT (excluding Health Care REITs) Total Return Index ("NAREIT"). The graph assumed that the value of the investment in Cali's Common Stock and in the S&P 500 and NAREIT indices was $100 at August 31, 1994 and that all dividends were reinvested. The Common Stock's price on August 31, 1994 (on which the graph is based) and the initial public offering price of the Common Stock was $17.25.

    The stockholder return shown on the following graph is not necessarily indicative of future performance. Cali does not believe that the graph is particularly meaningful in that it covers a short period of time.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                         AMONG CALI REALTY CORPORATION,
               THE S&P 500 INDEX AND THE NAREIT EQUITY REIT INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           CALI REALTY CORPORATION     S&P      NAREIT

8/31/94                       $100       $100       $100

12/31/94                    $93.55     $98.30     $97.57

12/31/95                   $140.07    $127.01    $113.31

12/31/96                   $212.62    $164.91    $153.05

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Certain directors and executive officers of Cali (or members of their immediate families) and persons who will hold more than 5 percent of the outstanding shares of Common Stock (or interests redeemable therefor) have direct interests in transactions which have been or will be consummated by Cali, including the transfer of certain Mack Properties and entities owning Mack Properties to Cali.

REGISTRATION RIGHTS

    Pursuant to the Contribution and Exchange Agreement, as soon as practicable following the one year anniversary of the closing of the Mack Combination, Cali shall file or cause to be filed with the Securities and Exchange Commission an effective "evergreen" Form S-3 shelf registration statement with respect to the shares of Cali's Common Stock underlying the Units and the Common Units received upon exercised of the Warrants. Cali shall bear all expenses incident to such registration requirements, excluding any underwriting discounts, commissions or transfer taxes, if any, relating to such shares of Common Stock. In addition, Cali has agreed to provide to Mack unlimited demand registration rights for underwritten offerings.

NON-COMPETITION AGREEMENTS

    On or prior to the closing of the Mack Combination, David S. and Frederic H. Mack shall each enter into a non-competition agreement with Cali pursuant to which, among other things, each of them will agree not to compete with Cali within the continental United States by to engaging in, owning, investing in, managing or controlling any venture or enterprise engaged in development, acquisition or management activities with respect to office-service, office or flex properties until the later to occur of (i) three (3) years from the consummation of the Mack Combination or (ii) the date on which Mack's Significant Interest is no longer maintained. The aforementioned non-competition prohibition shall not apply to passive investments in real estate entities where neither David S. Mack nor Frederic H. Mack, respectively, has any active participation in the business and such investments do not exceed (i) five (5%) percent of the outstanding stock of any class of securities that is publicly traded or (ii) the lesser of a twenty (20%) percent equity interest or $15,000,000 in any private venture. In addition, certain properties are not subject to the aforementioned non-competition prohibition, including properties excluded from the Mack Combination, properties which may be reacquired from Cali after the Mack Combination and industrial properties which may be converted to flex properties if it is determined that the most commercially practicable use for such property is flex. Upon the consummation of the Mack Combination, Earle
I. Mack shall enter into a non-competition agreement substantially similar to David S. Mack's. However, as a member of the Board of Directors, Earle I. Mack shall be further subject to a one year non-competition period if Mack's Significant Interest is retained, or six (6) month non-competition period if Mack's Significant Interest is not retained, following the termination of his service as a member of the Board of Directors.

    On or prior to the closing of the Mack Combination, William L. Mack shall enter into a non-competition agreement substantially similar to the non-competition agreement entered into by Earle I Mack, provided, however, that William L. Mack's non-competition agreement shall contain, among other things, additional provisions which will (1) allow him to continue his participation in the Apollo Real Estate funds ("Apollo"), its successor and related funds, any other funds formed by Apollo and any other funds in which the principals of the Apollo own a majority of the general partnership or similar management or controlling interest, (2) limit his passive investments in privately held real estate entities to the lesser of a fifteen (15%) percent equity interest or $15,000,000 and (3) extend the term of his non-competition period until the date on which (a) neither Earle I., David S. nor Frederic H. Mack serves as a member of the Board of Directors and (b) Mack's Significant Interest is no longer maintained.

NEW EMPLOYMENT CONTRACTS; TERMINATION OF EMPLOYMENT

    MITCHELL E. HERSH EMPLOYMENT AGREEMENT. Upon the consummation of the Mack Combination, Mitchell E. Hersh shall enter into an employment agreement with Cali (the "Hersh Employment Agreement") similar to the employment agreement to be entered into between Cali and Thomas A. Rizk upon the consummation of the Mack Combination.

    EMPLOYMENT AGREEMENTS WITH CURRENT SENIOR EXECUTIVES. Upon consummation of the Mack Combination, Cali intends to enter into new employment agreements with Thomas A. Rizk, John R. Cali and Brant Cali containing non-competition provisions and amended and restated employment agreements with Roger W. Thomas, Barry Lefkowitz, Albert Spring, James Nugent, Brad Berger and Timothy Jones. Pursuant to these agreements, the senior executives will receive the following annual base salaries: Thomas A. Rizk, $1,050,000; John R. Cali, $325,000; Brant Cali, $325,000; Roger W. Thomas, $300,000; Barry Lefkowitz, $300,000; Albert Spring, $175,000; James Nugent, $175,000; Brad Berger, $325,000; and Timothy Jones, $325,000. In addition, each senior executive will receive options from a pool of 1,135,000 options which will be made available and allocated amongst the aforementioned senior executives.

    ANNUAL SALARY OF JOHN J. CALI. Upon consummation of the Mack Combination, John J. Cali will receive an annual base salary of $150,000.

BENEFITS OF THE PROPOSALS TO CERTAIN EXECUTIVE OFFICERS

    CONSIDERATIONS AND RECOMMENDATIONS OF THE COMPENSATION COMMITTEE AND RATIFICATION BY BOARD OF DIRECTORS. In connection with the Mack Combination, the Option and Executive Compensation Committee (the "Compensation Committee") of the Board of Directors, consisting (since May 1997) of Messrs. Brendan T. Byrne, Irvin D. Reid and Alan G. Philibosian, recommended that the full Board of Directors approve payment of the compensation set forth below to certain senior executives of Cali, upon the consummation of the Mack Combination. The Compensation Committee carefully considered the impact of the Mack Combination both on Cali and its existing senior executives in order to determine what actions would constitute fair and even handed treatment of these senior executives who were essential to bringing about the Mack Combination.

    Included in the many factors considered by the Compensation Committee were the impending changes in the ownership of Cali, the structure of the Board and the job titles and functions of Cali's existing senior executives directly attributable to the Mack Combination. The Committee also considered the employment agreements that were in place for certain senior executives and the effects of the Mack Combination on these agreements (details concerning these agreements are set forth below). In addition, the Committee considered the hard work and dedication that will be required on the part of the senior executives to effectuate the Mack Combination. Finally, it was noted that the consummation of the Mack Combination represents the earlier than anticipated attainment of Cali's long range plans and goals and results in placement of Cali in a select group of REITs who excel in their marketplace.

    Based upon the overall impact of the Mack Combination, including the factors cited above, the Compensation Committee, after consultation with Cali's outside counsel, unanimously took the actions described below and made a recommendation to the Board of Directors to ratify such actions. Upon further consideration of the proposals recommended by the Compensation Committee, the full Board of Directors (with Messrs. Thomas A. Rizk, Brant Cali, John J. Cali and Brad W. Berger abstaining) then unanimously ratified the recommendations of the Compensation Committee.

    EMPLOYMENT AGREEMENTS, CHANGE IN CONTROL. Each of Messrs. Rizk, John R. Cali, Brant Cali, Thomas, Lefkowitz, Nugent and Spring entered into employment agreements with Cali, effective January 21, 1997, pursuant to which each senior executive was granted restricted shares of Common Stock ("Restricted Stock") and, with the exception of Messrs. John R. Cali and Brant Cali, a non-recourse loan to acquire Common Stock ("Stock Acquisition Loan"). Each senior executive's Restricted Stock would generally vest

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and his Stock Acquisition Loan be forgiven over his initial five year employment period with partial tax gross up payments to be made at the time of vesting or forgiveness.

    Under these senior executives' employment agreements, upon a change in control of Cali (as defined in each employment agreement), each of the aforementioned senior executives would be entitled to acceleration of (i) the vesting of his Restricted Stock, including tax gross up payments associated therewith, (ii) the forgiveness of his Stock Acquisition Loan, including tax gross up payments associated therewith and (iii) the vesting of his outstanding options. The Board of Directors of Cali, after considering the recommendation of the Compensation Committee and the factors considered by the Compensation Committee, has determined that a change in control would occur upon the consummation of the Mack Combination, thereby resulting in the acceleration of the vesting of the Restricted Stock and options, and the forgiveness of the Stock Acquisition Loan, including the payment of all related tax gross up amounts. The value of accelerated vesting in Restricted Stock, Stock Acquisition Loan forgiveness, options and the tax gross-up payments determined to be payable for each executive upon consummation of the Mack Combination, assuming a $38.50 stock price, is as follows: Mr. Rizk, Restricted Stock $2,139,000, Stock Acquisition Loan forgiveness $3,000,000, options $918,750, tax gross-up $2,056,000; for each of Brant Cali and John R. Cali, Restricted Stock $2,139,000, options $918,750, tax gross-up $856,000; for each of Messrs. Thomas and Lefkowitz, Restricted Stock $357,000, Stock Acquisition Loan forgiveness $500,000, options $357,000, tax gross-up $343,000; Mr. Nugent, Restricted Stock $285,000, Stock Acquisition Loan forgiveness $400,000, options $357,000, tax gross-up $274,000; and Mr. Spring, Restricted Stock $249,000, Stock Acquisition Loan forgiveness $350,000, options $408,000, tax gross-up $240,000.

    EMPLOYMENT AGREEMENTS, TERMINATION FOR GOOD REASON. Under each of Messrs. Rizk's, Brant Cali's and John R. Cali's employment agreements with Cali, each executive is entitled under certain circumstances to resign for "good reason" (as defined in the employment agreements), to receive payment under the employment agreements of the applicable amounts specified under the "Change in Control" section outlined above as well as certain severance payments, (totaling $9,060,000 for Mr. Rizk and $5,660,000 for each of Brant Cali and John R. Cali). Furthermore, upon a resignation for "good reason," each such executive could immediately compete directly with Cali. In view of the significant changes in the overall authority, duties and responsibilities of these individuals resulting from the Mack Combination, the Compensation Committee determined and the Board of Directors of Cali concurred that consummation of the Mack Combination would entitle each of these senior executives to terminate his employment for good reason, receive such payments and thereafter not be subject to the non-competition provisions of his employment agreement. However, the Compensation Committee and the Board of Directors have concluded that the continued employment of and lack of competition by these senior executives is essential to the continued success of Cali's business and in the best interests of Cali and its stockholders. Therefore, the Board, in its discretion, has authorized Cali to enter into new employment agreements with these senior executives, effective upon the consummation of the Mack Combination, pursuant to which among other things, the senior executives would be paid the amounts referenced above in cancellation of their January 21, 1997 employment agreements and for the re-affirmation of their agreements not to compete directly with Cali. Each of these senior executives has agreed to enter into a new employment agreement with Cali pursuant to which each of the senior executives will waive any right he may have to sever employment and compete with Cali as a result of the Mack Combination.

    WARRANTS. Messrs. Jones and Berger were each granted 170,000 warrants in connection with their employment agreements with Cali effective January 31, 1997. Pursuant to the terms of each of Messrs. Jones' and Berger's warrants, the vesting of these warrants will be accelerated upon a change in control which, consistent with the Board of Directors' determination, would occur upon consummation of the Mack Combination. Assuming a $38.50 stock price upon the consummation of the Mack Combination, the value of each executive's accelerated warrants is $935,000, and each executive will have accelerated vesting in options granted to him with a value of $99,000.

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    ADDITIONAL GROSS-UP PAYMENTS.  In recognition of the performance and valued service of Messrs. Thomas, Lefkowitz, Nugent and Spring, the Board of Directors authorized the payment to each of these senior executives, upon the consummation of the Mack Combination, of an additional discretionary tax gross-up payment in order to enable these executives to meet their respective full tax obligations related to the accelerated vesting of their Restricted Stock and forgiveness of their Stock Acquisition Loans. These additional discretionary tax gross up payments will enable each of the senior executives to maintain their equity positions which may have otherwise been liquidated to meet their respective full tax obligations. The amounts are as follows: Messrs. Thomas and Lefkowitz $385,000; Mr. Nugent $308,000; Mr. Spring $270,000.

    INCENTIVE AND MERIT BONUSES. In connection with the Mack Combination, Messrs. Jones, Berger, Thomas, Lefkowitz, Nugent and Spring, in recognition of their contributions and valued service with regard to the successful origination, structuring and completion of the Mack Combination, each will receive a discretionary incentive and merit bonus as determined by the Board of Directors as follows: Messrs. Jones and Berger $1,400,000 each; Mr. Thomas $625,000; Mr. Lefkowitz $550,000; Mr. Nugent $350,000; and Mr. Spring $400,000.

    TAX CONSIDERATIONS. Pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") amounts paid to the Chief Executive Officer and the next four (4) highest compensated officers in excess of $1,000,000 are not deductible.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following summarizes certain federal income tax considerations that may be relevant to a holder of Common Stock following the Mack Combination. The summary is based on current law, is for general information only, and is not to be considered tax advice. The tax treatment of a holder of Common Stock will vary depending upon such holder's particular situation, and this discussion does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, financial institutions or broker-dealers, tax-exempt organizations, foreign corporations, and persons who are not citizens or residents of the United States, except to the extent discussed under the heading "Taxation of Tax-Exempt Stockholders" and "Taxation of Non-U.S. Stockholders," and persons who acquired their Common Stock pursuant to the exercise of an employee stock option or otherwise as compensation) subject to special treatment under the United States federal income tax laws. The summary does not address any of the tax consequences of the Mack Combination to Mack. Additionally, the discussion does not address any tax consequences to any holders of Common Stock arising under the laws of any state, local or foreign jurisdiction.

    EACH HOLDER OF COMMON STOCK IS ADVISED TO CONSULT WITH HIS OWN TAX ADVISOR, REGARDING THE TAX CONSEQUENCES TO HIM AND OF THE MACK COMBINATION AND OF THE OWNERSHIP AND SALE OF COMMON STOCK IN AN ENTITY THAT HAS ELECTED TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL FOREIGN AND OTHER TAX CONSEQUENCES OF THE CONVEYANCE AND SUCH OWNERSHIP AND SALE, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

    Cali currently has in effect an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). Cali believes that it has from its inception been organized and operated in a manner qualifying it for taxation as a REIT under the Code. In the opinion of Pryor, Cashman Sherman & Flynn, the structure of the Mack Combination and the proposed method of operation of Cali (including the acquisition and operation of the Mack Properties), following the Mack Combination will enable Cali to continue to satisfy the requirements for qualification and taxation as a REIT under the Code. This opinion is based on certain assumptions and certain representations made by Cali and Mack regarding certain factual matters relating to operational practices and Cali's intended or anticipated future manner of operation. Pryor, Cashman, Sherman & Flynn is not aware of any facts or circumstances that are inconsistent with these assumptions and representations. Cali's qualification and taxation as a REIT will continue to depend upon Cali's ability to meet, on an ongoing basis, through actual annual operating results, distribution levels and diversity stock ownership, the various qualification tests imposed under the Code discussed below. Pryor, Cashman, Sherman & Flynn will not review compliance with these tests on a continuing basis, and thus no assurance can be given that Cali will satisfy such tests on a continuing basis. See "Failure to Qualify" below. In addition, the opinion of Pryor, Cashman, Sherman & Flynn is not binding upon the IRS.

    The following is a general summary of the Code sections that govern the federal income tax treatment of a REIT and its stockholders. These sections of the Code are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, the regulations promulgated thereunder ("Treasury Regulations") and administrative and judicial interpretations thereof, all of which are subject to change.

    If Cali qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on net income that it distributes currently to its stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a

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corporation. However, Cali will be subject to federal income tax in the following circumstances. First, Cali will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, Cali may be subject to the "alternative minimum tax" on its items of tax preference. Third, if Cali has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by Cali by foreclosure or otherwise upon default on a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if Cali has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if Cali should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which Cali fails the 75% or 95% test, multiplied by a fraction intended to reflect Cali's profitability. Sixth, if Cali should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior years, Cali would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to any asset (a "Built-In-Gain Asset") acquired by Cali from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In-Gain Asset in the hands of Cali is determined by reference to the basis of the asset in the hands of the C corporation and such basis is less than the fair market value of such asset at the time of such acquisition (with the excess of such fair market value over such basis amount being referred to as the "Built-In-Gain"), if Cali recognizes any Built-In-Gain on the disposition of such Built-In-Gain Asset during the ten-year period beginning on the date on which such asset was acquired by Cali (the "Recognition Period"), then, such Built-In-Gain will be subject to tax at the highest regular corporate rate applicable pursuant to Treasury Regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-In-Gain assume that Cali will make an election pursuant to IRS Notice 88-19.

REQUIREMENTS FOR QUALIFICATION

    The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly. by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Cali has previously issued sufficient shares of Common Stock in sufficient proportions to allow Cali to satisfy requirements (5) and (6). In addition, Cali's Articles of Incorporation provide restrictions regarding ownership and transfer of its shares that are intended to assist Cali in continuing to satisfy the share ownership requirements described in (5) and (6) above. Pursuant to the recently enacted Taxpayer Relief Act of 1997 (the "Act"), effective for Cali's taxable years beginning on or after January 1, 1998, so long as Cali complies with the Treasury regulations (the "Stock Ownership Regulations") for ascertaining the ownership of its stock, Cali will not lose its qualification as a REIT as a result of a violation of condition (6) if it neither knows nor upon exercising reasonable due diligence would have known of such violation. Under prior law, Cali's failure to

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comply with the Stock Ownership Regulations could have resulted in its disqualification as a REIT for the taxable year of the failure. For taxable years beginning on or after January 1, 1998, Cali would be subject to a financial penalty of $25,000 ($50,000 for intentional violations) for any year in which it failed to comply with the Stock Ownership Regulations. Furthermore, if Cali could establish that its failure to comply was due to reasonable cause and not to willful neglect, no penalty would be imposed.

    In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. From its inception, Cali's taxable year has been the calendar year.

    In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including the satisfaction of the gross income and asset tests. Thus. Cali's proportionate share of the assets, liabilities and items of income of any partnership in which Cali is a partner including the partnership's share of such assets, liabilities and items of income of any subsidiary partnerships) will be treated as assets, liabilities and items of income of Cali for purposes of applying the requirements described herein.

    INCOME TESTS. In order to maintain qualification as a REIT, Cali must satisfy annually certain gross income requirements. First, at least 75% of Cali's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments (the "75% Test"). In addition, at least 95% of Cali's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing (the "95% Test", and together with the 75% Test, the "Gross Income Tests"). Finally, for the 1997 taxable year of Cali ending on December 31, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of its gross income (including gross income from prohibited transactions) for each taxable year. However, the 30% Test was repealed by the Act for taxable years beginning on or after January 1, 1988. In addition, pursuant to the Act, for taxable years beginning on or after January 1, 1988, except to the extent otherwise provided by regulations, "qualifying income" for purposes of the Gross Income Tests would include payments to Cali under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by the Cali to hedge its indebtedness, as well as any gain from the disposition of any of the foregoing investments.

    Rents received by Cali will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if Cali, or an owner of 10% or more of Cali actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Effective for Cali's taxable years beginning on or after January 1, 1998, the constructive ownership rules for determining whether a tenant is a Related Party Tenant are modified with respect to partners and partnerships to provide that attribution between partners and partnerships occurs only when a partner owns, directly and/or indirectly, a 25%-or-greater interest in the partnership. Thus, a tenant will not be treated as a Related Party Tenant with respect to Cali if shares of Cali are owned by a partnership and a partner that owns, directly and indirectly, a less-than-25% interest in such partnership also owns an interest in the tenant. A tenant will also not be a Related Party Tenant if shareholders of Cali and owners

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of such tenant are partners in a partnership in which neither owns, directly and/or directly, a 25%-or-greater interest. Third, if rent attributable to personal property, leased in connection with a lease of real property is greater than 15 percent of the total rent received under the lease (the "15% Limitation"), then the portion of rent attributable to such personal property will not qualify as "rents from real property". Cali does not anticipate (i) charging rent for any portion of' any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, which, as described above is permitted); (ii) receiving rents in excess of a DE MINIMIS amount from Related Party Tenants; and
(iii) deriving rent attributable to personal property leased in connection with real property in excess of the 15% Limitation. Finally, for rents received to qualify as "rents from real property," Cali generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom Cali derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by Cali are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." CRLP will provide certain services with respect to the properties that are intended to comply with the "usually or customarily rendered" requirement. In the case of any services that are not "usual and customary" under the foregoing rules ("Impermissible Services"), Cali generally intends to employ independent contractors to perform such services from whom it will derive no income.

    Pursuant to the Act, effective for its tax years beginning on or after January 1, 1998, Cali may render a DE MINIMIS amount of Impermissible Services to tenants, or in connection with the management of property, without having otherwise qualifying rents from the property being disqualified as "rents from real property." The receipt of income in respect of such Impermissible Services ("Impermissible Services Income") does not disqualify otherwise qualifying income from real property as "rents from real property" so long as the Impermissible Services Income from the property does not exceed 1% of Cali's gross income from the property for that tax year. To qualify for this 1 percent exception, the Impermissible Services may not be valued at less than 150 percent of Cali's direct cost of service. The amount of any Impermissible Services Income, however, is not treated as "rents from real property" for purposes of the 75% and 95% Gross Income Tests and, accordingly, must be considered together with other non-qualifying income for purposes of satisfying the Gross Income Tests.

    CRLP may receive fees in consideration of the performance of management and administrative services with respect to properties that are not owned entirely by CRLP. Although a portion of such management and administrative fees generally will not be "qualifying income" for purposes of the Gross Income Tests, Cali believes that the aggregate amount of such fees (and any Impermissible Services Income or other non-qualifying income) in any taxable year will not cause Cali to fail the Gross Income Tests.

    If Cali fails to satisfy one or both of the 75% or 95% Gross Income Tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if Cali's failure to meet such tests was due to reasonable cause and not due to willful neglect, Cali attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Cali would be entitled to the benefit of these relief provisions. If these relief provisions were inapplicable, Cali would not qualify as a REIT. As discussed above in "--General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

    Effective for taxable years beginning on or after January 1, 1998, property that was involuntarily converted will be excluded from the "prohibited transaction" rules.

    ASSET TESTS. Cali at the close of each quarter of its taxable year must also satisfy three tests relating to the nature of its assets. First, at least 75 percent of the value of Cali's total assets (including its allocable

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share of real estate assets held by CRLP and partnerships in which CRLP owns an interest and assets held by "qualified REIT subsidiaries" of Cali) must be represented by real estate assets, stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of Cali, cash, cash items and government securities. Second, not more than 25 percent of Cali's total assets (including its allocable share of real estate assets held by CRLP and partnerships in which CRLP owns an interest, and assets held by "qualified REIT subsidiaries" of Cali) may be represented by securities other than those in the 75 percent asset class. Third, of the investments included in the 25 percent asset class, the value of any one issuer's securities owned by Cali may not exceed 5 percent of the value of Cali's total assets (including its allocable share of real estate assets held by CRLP and partnerships in which CRLP owns an interest, and assets held by "qualified REIT subsidiaries" of Cali), and Cali may not own more than 10% of any one issuer's outstanding voting securities.

    A REIT which meets the foregoing asset tests at the close of any quarter will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including as a result of the REIT increasing its interest in any partnership in which the REIT is a partner), the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. Cali intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If Cali failed to cure noncompliance with the asset tests within such time period, Cali would cease to qualify as a REIT.

    ANNUAL DISTRIBUTION REQUIREMENTS Cali, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95 percent of Cali's "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (ii) 95 percent of Cali's net income (after tax), if any from foreclosure property minus (B) the sum of certain items of noncash income. In addition, if Cali disposes of any Bulit-in-Gain Asset during the Recognition Period, Cali could be required pursuant to Treasury regulations that have not yet been promulgated to distribute at least 95 percent of any Built-in-Gain (after tax) recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Cali timely files its tax return for such prior year and if paid on or before the first regular dividend payment after such declaration. To the extent that Cali does not distribute all of its net capital gain or distributes at least 95 percent, but less than 100 percent, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular ordinary and capital gains tax rates. As discussed below, stockholders of Cali, for taxable years of Cali beginning on or after January 1, 1988, would receive a tax credit for the corporate level taxes paid by Cali on any undistributed capital gains. See "Taxation of Domestic Shareholders" below. Furthermore, if Cali should fail to distribute during each calendar year at least the sum of (i) 85 percent of its REIT ordinary income for such year (ii) 95 percent of its REIT capital gain income for such year, and
(iii) any undistributed taxable income from prior periods, Cali would be subject to a 4 percent excise tax (the "Excise Tax") on the excess of such required distribution over the amounts actually distributed. As discussed more completely under "Taxation of Domestic Stockholders," Cali may elect pursuant to the Act for its taxable years beginning on or after January 1, 1988, to retain any long term capital gain recognized during a taxable year ("Retained Gains") and pay a corporate level tax on such Retained Gains. The Retained Gains are then considered to have been distributed to holders of Common Stock. It is unclear whether any Retained Gains would be treated as having been actually distributed for purposes of the Excise Tax. Absent public guidance from the IRS or the adoption of corrective statutory provisions, if Retained Gains were not treated as being actually distributed, any Retained Gains possibly could be subject to the Excise Tax.

    Cali intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of CRLP authorizes Cali as general partner to take such steps as may be necessary to cause CRLP to distribute to its partners an amount sufficient to permit Cali to meet these distribution requirements. It is possible, however, that Cali from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at taxable income of Cali, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of noncash deductions. In the event that such timing differences occur, in order to meet the 95% distribution requirement, Cali may or may cause CRLP to. arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, CRLP may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

    Under certain circumstances, Cali may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in Cali's deduction for dividends paid for the earlier year. Thus, Cali may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Cali will be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY AS A REIT

    If Cali fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, Cali will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Cali fails to qualify will not be deductible by Cali nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Cali also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Cali would be entitled to such statutory relief.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

    As long as Cali qualifies as a REIT, distributions made to Cali's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. The appropriate characterization and taxation of actual distributions by Cali that are designated as capital gain dividends (to the extent they do not exceed Cali's actual net capital gain and/or adjusted net capital gain for the taxable year) will be determined at the Cali level without regard to the period for which the stockholder has held its stock. Although the matter is not entirely free from doubt, it appears that, pursuant to the Act, the portion of any such distributions designated as capital gain dividends attributable to gain recognized after July 28, 1997 with respect to capital assets held by Cali for more than 18 months on the date of sale will be treated as long-term capital gain taxable as a maximum rate of 20% (or 25% to the extent any such gain arises from the recapture of straight-line depreciation deductions reflected in the basis of real property that has been held by Cali for more than 18 months as of the date of sale) and any remaining portion of such capital gain dividends will be treated as long-term capital gain taxable at a maximum rate of 28%. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares of Common Stock, but rather will reduce the adjusted basis of such shares. Assuming a stockholder holds his shares of Common Stock as a capital asset, any such distributions in excess of a stockholder's adjusted basis in his shares of Common Stock will be included in income as long-term capital gain taxable at a maximum rate of 20% if the gain is recognized after July 28, 1997 and the shares have been held for more than 18 months at the time of sale, long-term capital gain taxable at a maximum rate of 28 percent if the shares have been held for more than one year but not more than 18 months and short-term capital gain taxable at a maximum rate of up to 39.6 percent if the shares been held for only one year or less. In addition. any dividend declared by Cali in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by Cali and received by the stockholder on December 31 of such year provided that the dividend is actually paid by Cali during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of Cali.

    As indicated above, pursuant to the Act, Cali may elect for taxable years of Cali beginning on or after January 1, 1998, to retain any net capital gain recognized by it and pay a corporate level tax on the undistributed amounts. The maximum rate of tax applicable to corporate capital gains is 35 percent. To the extent Cali recognized corporate level long-term capital gains which it retained rather than distributing, a stockholder owning shares of Common Stock on December 31 of the year in which such Retained Gains were recognized would be required to include his proportionate share of the Retained Gains (as designated by Cali in a notice mailed to the stockholder within the first 60 days of the next year) in income for that year as long term capital gain. The stockholders would be deemed to have paid the amount of tax paid by Cali with respect to the Retained Gains and would be allowed a credit or refund for the tax deemed to be paid by him. Stockholders receiving any such Retained Gains would increase their adjusted tax basis in their shares of Common Stock by an amount equal to the Retained Gains included in their income reduced by the amount of Company level tax deemed to have been paid by them.

    In general, any loss upon a sale or exchange of shares of Common Stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of actual or deemed distributions from Cali required to be treated by such stockholder as long-term capital gain.

BACKUP WITHHOLDING

    Cali will report to its domestic stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31 percent with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide Cali with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, Cali may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to Cali. See "--Taxation of Foreign Stockholders" below.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

    In applying the REIT stock ownership test under the Code, a pension trust generally is not treated as a single individual as it would have been under prior law. Instead, beneficiaries of certain pension trusts as holding the shares of a REIT in proportion to their actuarial interests in such trust, and thus permits certain pension trusts to acquire more concentrated ownership of a REIT.

    In addition, a pension fund owning more than 10 percent of a REIT must treat a percentage of dividends from the REIT as "unrelated business taxable income" ("UBTI"). The percentage is determined by dividing the REIT's gross income derived from an unrelated trade or business for the year by the gross income of the REIT for the year in which the dividends are paid. If this percentage is less than five percent, however, dividends are not treated as UBTI. In general, the UBTI rule applies to a REIT where the REIT qualifies as a REIT by reason of the above modification of the stock ownership test and (i) one pension trust owns more than 25% of the value of the REIT; or (ii) a group of pension trusts individually holding more than 10% of the value of the REIT collectively own more than 50% of the value of the REIT.

TAXATION OF FOREIGN STOCKHOLDERS

    The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations. foreign partnerships and other foreign stockholders (collectively "Non-U.S. Stockholders") are complex. and no attempt will be made herein to provide more than a limited summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income tax and does not address state, local or foreign tax consequences (including treaty benefits, if any, that may be available in certain instances) that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that Cali qualifies for taxation as a REIT. Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in Common Stock, including any reporting requirements.

    Distributions that are not attributable to gain from sales or exchanges by Cali of U.S. real property interests and not designated by Cali as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of Cali. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. However, if income from the investment in the shares of Common Stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax if the stockholder is a foreign corporation). Cali expects to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with Cali or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with Cali claiming that the distribution is "effectively connected" income.

    Distributions in excess of current and accumulated earnings and profits of Cali will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares of Common Stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares of Common Stock as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of Cali.

    Under recently proposed Treasury regulations, withholding procedures would be revised. Should the proposal be adopted, withholding generally would be at either 31 percent or 30 percent unless a new Form W-8 is filed with Cali by the beneficial owner to establish entitlement to treaty benefits or exemption based upon the income being "effectively connected". In some instances, additional documentation might be required from the beneficial owner, including an individual taxpayer identification number from the IRS and a certification of tax status from the tax authorities of the beneficial owner's country of residence.

    For any year in which Cali qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by Cali of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S.

business. Thus, Non-U.S. Stockholders would be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. Cali is required by applicable Treasury Regulations to withhold 35 percent of any distribution that could be designated by Cali as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

    Gain recognized by a Non-U.S. Stockholder upon a sale of Common Stock generally will not be taxed under FIRPTA if a REIT is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50 percent in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that Cali will be a "domestically controlled REIT," and therefore the sale of Common Stock will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) investment in the Common Stock is "effectively connected" with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30 percent U.S. withholding tax on the individual's capital gains. If the gain on the sale of Common Stock were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax, possible withholding tax and a special alternative minimum tax in the case of nonresident alien individuals).

EFFECT ON REIT QUALIFICATION OF TAX STATUS OF CRLP AND OTHER PARTNERSHIPS

    Substantially all of Cali's investments have been and will continue to be through CRLP, which in turn will hold interests in other partnerships. The ownership of an interest in a partnership involves special tax risks including the possible challenge by the IRS of (i) allocations of income and expense items, which could affect the computation of taxable income of Cali and (ii) the status of the partnerships as partnerships (as opposed to associations taxable as corporations) for income tax purposes. This partnership status risk should be substantially diminished by Treasury Regulations issued on December 17, 1996, permitting election of partnership status effective January 1, 1997 by the filing of Form 8823 or in certain other ways specified in the new Regulations. With respect to Cali's existing partnership investments, the new Regulations provide that (1) previously claimed partnership status, if supported by a reasonable basis for classification, will generally be respected for all periods prior to January 1, 1997; and (2) previously claimed partnership status will generally be retained after January 1, 1997, unless an entity elects to change its status by filing a formal election. Cali believes that it has a reasonable basis for the classification of CRLP and its subsidiary partnerships as partnerships for federal income tax purposes and has neither filed nor does Cali intend to file an election to have CRLP or any of its subsidiary partnerships treated otherwise. If any of the partnerships, however, should be treated as an association, it would be taxable as a corporation. In such a situation, if Cali's ownership interest in any of the partnerships exceeded 10 percent of the partnership's voting interests or the value of such interest exceeded 5 percent of the value of Cali's assets, Cali would cease to qualify as a REIT. Furthermore, in such a situation, distributions from any of the partnerships to Cali would be treated as dividends, which are not taken into account in satisfying the 75 percent gross income test described above and which could therefore make it more difficult for Cali to meet the 75 percent asset test described above. In addition, in such a situation, the interests in any of the partnerships held by Cali would not qualify as a "real estate asset," which could make it more difficult to meet the 75 percent asset test described above. Finally, in such a situation, Cali would not be able to deduct its share of losses generated by any of the partnerships in computing its taxable income. See "-- Failure to Qualify as a REIT" above for a discussion of the effect of Cali's failure to meet such tests for a taxable year. Cali believes that the partnerships in which it owns interests have been and will continue to be treated as partnerships (rather than as associations taxable as corporations) for federal income tax purposes. However, no assurance can be given that the IRS may not successfully challenge the status of any partnerships.

TAX ALLOCATIONS WITH RESPECT TO THE MACK PROPERTIES

    Pursuant to the Contribution and Exchange Agreement, Cali will acquire the Mack Properties as a tax-free contribution to the capital of CRLP in exchange for cash, the assumption of certain liabilities, Units and Warrants having an aggregate value of approximately $1.2 billion dollars. Pursuant to Section 721 of the Code, no gain or loss will be recognized by CRLP or to any of its partners (including Cali) as a result of the contribution of the Mack Properties to CRLP in exchange for Units. Pursuant to Section 723 of the Code, CRLP's basis of the Mack Properties shall be equal to the basis of such properties at the time of contribution increased by the amount of any gain recognized by Mack upon contribution. The aggregate adjusted tax basis of the Mack Properties at the time of contribution is approximately [$480 million dollars]. Generally, the difference between the fair market value of the contributed property (approximately $1.2 billion dollars) at the time of contribution and the adjusted tax basis of the Mack Properties or at the time of contribution (approximately $480 million dollars) reflects that built-in-gain associated with such Properties (the "Book -Tax Difference"). The Book-Tax Difference of the Mack Properties acquired in the Mack Combination will be approximately [$720] million dollars. As discussed below, CRLP and Cali will not be entitled to depreciation deductions attributable to the Book-Tax Difference. As a result, Cali will be required to distribute more dividends in order to satisfy a 95 percent distribution requirement than it would have had Cali purchased the assets for cash in a taxable transaction. See "Annual Distribution Requirements" above for a discussion of Cali's distribution requirements. In addition, the amount of tax-free return of capital to each U.S. shareholder will be less than the amount each shareholder would have realized had Cali purchased the assets for cash in a taxable transaction.

    Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with the unrealized gain associated with the property at the time of the contribution. The partnership agreements of each of CRLP and its subsidiary or affiliated partnerships require that allocations attributable to each item of contributed property be made so as to allocate the tax depreciation available with respect to such property first to the partners other than the partner that contributed the property to the extent of, and in proportion to, their book depreciation, and then, if any tax depreciation remains, to the partner that contributed the property. Upon the disposition of any item of contributed property, any gain attributable to an excess at such time of basis for book purposes over basis for tax purposes would be allocated for tax purposes to the contributing partner. These allocations are intended to be consistent with the Treasury Regulations under Section 704(c) of the Code.

    In general, Mack will be allocated disproportionately lower amounts of depreciation deductions for tax purposes relative to their percentage interests in CRLP, and disproportionately greater shares relative to their percentage interests in CRLP of the taxable income and gain on the sale of one or more of the contributed Mack Properties. These tax allocations will tend to reduce or eliminate the Book-Tax Difference over the life of the partnerships. The Partnership Agreements of the partnerships adopt the "traditional method" in allocating items allocable under Section 704(c) of the Code, unless otherwise agreed to between Cali and the contributing partner. Pursuant to the Contribution and Exchange Agreement, Cali has agreed to use the traditional method for the Mack Properties. Under the traditional method, the amounts of the special allocations of depreciation and gain under the special rules of Section 704(c) of the Code will be limited by the so-called "ceiling rule" and will not always eliminate the Book-Tax Difference on an annual basis or with respect to a specific transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the partnerships will cause Cali to be allocated less depreciation than would be available for newly purchased properties.

STATE AND LOCAL TAXES

    Cali and its stockholders may be subject to state or local taxation in various state or local jurisdictions; including those in which it or they transact business or reside. The state and local tax treatment of Cali and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Stock of Cali.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon the completion of the Mack Combination, Cali will have outstanding 36,662,212 shares of Common Stock. In addition, 19,483,716 shares of Common Stock are reserved for issuance upon the redemption of outstanding Units and the exercise of outstanding options and Warrants. The shares of Common Stock acquired by Mack in redemption of Units or the exercise of Warrants will be "restricted securities" (the "Restricted Shares") within the meaning of Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144.

    In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the acquisition of Restricted Shares from Cali or any affiliate of Cali (as defined under the Securities Act), the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1 percent of the then outstanding shares of Common Stock of Cali or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain provisions relating to manner of sale, notice, and the availability of current public information about Cali. If two years have elapsed since the date of acquisition of restricted Shares from Cali or from any affiliate of Cali, and the acquiror or subsequent holder therof is deemed not to have been an affiliate of Cali at any time during the 90 days immediately preceding a sale, such person is entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

    In connection with the Mack Combination, Cali has agreed to certain demand and shelf registration rights to Mack with respect to the Common Stock obtained upon the redemption of Units received in the Mack Combination. See "Description of the Contribution and Exchange Agreement--Registration Rights".

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Representatives of Price Waterhouse LLP are expected to be present at the Special Meeting to respond to questions from shareholders and to make a statement if they so desire.

                             SHAREHOLDER PROPOSALS

    To be considered for presentation at the annual meeting of Cali's shareholders to be held in 1998, a shareholder proposal must be received by Brant Cali, Secretary, Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016, no later than November 26, 1997.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, neither the Board of Directors nor management knows of other matters which will be presented for consideration at the Special Meeting. However, if any other business should properly come before the special Meeting, the persons named in the enclosed proxy ( or their substitutes) will have discretionary authority to take such action as shall be in accordance with their best judgment.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, filed by Cali with the Commission pursuant to
Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act") (File No.1-13274), are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1996, (ii) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, (iii) the Current Reports on Form 8-K dated January 31, 1997, September 18, 1997 and September 19,1997 and (iv) the Proxy Statement of Cali dated March 26, 1997.

    All documents filed by Cali pursuant to Section 13 (a), 13 (c ), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Special Meeting of the Cali Shareholders shall be deemed to be incorporated by reference herein from the date of filing such documents.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by a references herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

    Also incorporated by reference herein is the Contribution and Exchange Agreement, a copy of which has been filed with the Securities and Exchange Commission on a Current Report on Form 8-K dated September 19, 1997.

    THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS, EXCEPT THE EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS), ARE AVAILABLE ON REQUEST. REQUESTS FOR SUCH COPIES SHOULD BE
DIRECTED TO       , 11 COMMERCE DRIVE, CRANFORD, NEW JERSEY 07016 OR BY
TELEPHONE AT (908) 272-8000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE
DOCUMENTS, ANY REQUEST SHOULD BE MADE BY       .

                                          By order of the Board of Directors

                                          /s/ BRANT CALI
                                          --------------------------------------

                                                        BRANT CALI
                                          CHIEF OPERATING OFFICER AND SECRETARY

Date:       , 1997
Cranford, New Jersey

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
THE MACK GROUP HISTORICAL
  Reports of Independent Accountants:
    Report of Price Waterhouse LLP.........................................................................
    Report of Ernst & Young LLP............................................................................
  Combined Balance Sheets as of June 30, 1997 (unaudited), December 31, 1996 and 1995......................
  Combined Statements of Operations for the Six Months Ended June 30, 1997 and 1996 (unaudited), and for the Three Years in the Period Ended December 31, 1996..................................................
  Combined Statements of Partners' Deficit for the Period January 1, 1994 through December 31, 1996, and through June 30, 1997 (unaudited)......................................................................
  Combined Statements of Cash Flows for the Six Months Ended June 30, 1997 and 1996 (unaudited) and the
    Three Years in the Period Ended December 31, 1996......................................................
  Notes to Combined Financial Statements...................................................................
    Financial Statement Schedule III--Real Estate and Accumulated Depreciation and Amortization............

CALI PRO FORMA STATEMENTS
  Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1997.......................................
  Pro Forma Consolidated Statements of Operations for the Six Months Ended June 30, 1997 and the Year Ended
    December 31, 1996......................................................................................

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Cali Realty Corporation
and the Partners and Members of
The Mack Group

In our opinion, based upon our audits and the report of other auditors, the accompanying combined balance sheets and the related combined statements of operations, of partners' deficit and of cash flows, including financial statement Schedule III, present fairly, in all material respects, the financial position of The Mack Group at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31 1996, in conformity with generally accepted accounting principles. These financial statements and schedule are the responsibility of the management of The Mack Group; our responsibility is to express an opinion on these financial statements and schedule based on our audits. We did not audit the combined financial statements and schedule of the Patriot American Office Group, part of the combined Mack Group, which statements reflect total assets of $136,855,000 and $135,063,000 at December 31, 1996 and 1995, respectively, and total revenues of $40,118,000, $36,776,000 and $31,583,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for the Patriot American Office Group, is based solely on the report of the other auditors. We conducted our audits of these statements and schedule in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP
--------------------------
PRICE WATERHOUSE LLP

New York, New York
September 15, 1997

                         REPORT OF INDEPENDENT AUDITORS

To the Partners and Owners
  Patriot American Office Group:

    We have audited the accompanying combined balance sheets of the Patriot American Office Group, more fully described in Note 1, as of December 31, 1996 and 1995, and the related combined statements of operations, partners' and owners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996 (not presented separately herein). We have also audited the accompanying financial statement schedule (not presented separately herein). These financial statements and schedule are the responsibility of the Patriot American Office Group's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Patriot American Office Group as of December 31, 1996 and 1995, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information required to be set forth therein.

                                          /s/ ERNST & YOUNG LLP
                ----------------------------------------------------------------
                                          ERNST & YOUNG LLP

Dallas, Texas
March 19, 1997, except for Note 9,
    for which the date is August 4, 1997

                                 THE MACK GROUP

                            COMBINED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                                DECEMBER 31,
                                                                                          ------------------------
                                                                                             1996         1995
                                                                              JUNE 30,    -----------  -----------
                                                                                1997
                                                                             -----------
                                                                             (UNAUDITED)
ASSETS
Rental property
  Land.....................................................................  $    67,917  $    67,917  $    67,917
  Buildings and improvements...............................................      489,755      489,030      488,106
  Tenant improvements......................................................      140,291      126,591      112,307
  Furniture, fixtures, and equipment.......................................        2,464        2,446        2,398
                                                                             -----------  -----------  -----------
                                                                                 700,427      685,984      670,728
  Less-accumulated depreciation and amortization...........................     (208,712)    (196,790)    (172,622)
                                                                             -----------  -----------  -----------
      Total rental property................................................      491,715      489,194      498,106
Cash and cash equivalents..................................................        8,291       13,486        8,628
Unbilled rents receivable..................................................       19,105       21,352       20,839
Deferred charges and other assets, net.....................................       21,846       23,348       20,459
Restricted cash............................................................        7,685        3,911        7,676
Accounts receivable........................................................        2,237        2,943        2,678
Due from affiliate.........................................................        1,948        4,366        6,169
                                                                             -----------  -----------  -----------
      Total assets.........................................................  $   552,827  $   558,600  $   564,555
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------


LIABILITIES AND PARTNERS' DEFICIT

Mortgages and bond payable, net of discount of $2,314, $2,721 and
  $39,865..................................................................  $   654,031  $   659,339  $   640,063
Loans payable--partners, includes accrued interest.........................        8,307        8,222        8,603
Accounts payable and accrued expenses......................................       10,669       11,815       10,538
Rents received in advance and security deposits............................       10,465        9,269        8,767
Accrued interest payable...................................................        1,655        2,283        2,904
                                                                             -----------  -----------  -----------
    Total liabilities......................................................      685,127      690,928      670,875
Commitments and contingencies
Partners' deficit..........................................................     (132,300)    (132,328)    (106,320)
                                                                             -----------  -----------  -----------
    Total liabilities and partners' deficit................................  $   552,827  $   558,600  $   564,555
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

    The accompanying notes are an integral part of these combined financial statements.

                                 THE MACK GROUP

                       COMBINED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                  FOR THE SIX MONTHS
                                                    ENDED JUNE 30,          FOR THE YEAR ENDED DECEMBER 31,
                                                 --------------------  ------------------------------------------
                                                   1997       1996        1996            1995            1994
                                                 ---------  ---------  ----------  ------------------  ----------
                                                     (UNAUDITED)
REVENUES
Base rents, including amounts from related
  parties of $3,760, $3,832, $7,593, $7,603 and
  $7,606.......................................  $  64,521  $  63,013  $  128,066      $  124,493      $  114,843
Escalation and recoveries from tenants,
  including amounts from related parties of
  $149, $140, $337, $348 and $603..............      7,774      8,232      16,984          14,823          14,964
Other income...................................      5,587      2,356       3,233           2,838           2,296
Interest income................................        350        218         469             194             275
                                                 ---------  ---------  ----------        --------      ----------
    Total revenues.............................     78,232     73,819     148,752         142,348         132,378
                                                 ---------  ---------  ----------        --------      ----------
EXPENSES
Real estate taxes..............................      7,833      7,431      15,367          14,407          14,320
Utilities......................................      6,782      6,726      14,143          13,387          13,220
Operating services.............................      9,960      9,616      19,507          18,254          18,032
General and administrative.....................      3,531      3,777       7,309           7,885           7,995
Depreciation and amortization..................     13,717     13,799      28,069          26,833          25,188
Interest expense...............................     29,975     30,228      58,621          59,813          56,899
                                                 ---------  ---------  ----------        --------      ----------
    Total expenses.............................     71,798     71,577     143,016         140,579         135,654
                                                 ---------  ---------  ----------        --------      ----------
Income (loss) before extraordinary item........      6,434      2,242       5,736           1,769          (3,276)
Extraordinary item-
    loss on extinguishment of debt, net........     --         --         (19,285)         --              --
                                                 ---------  ---------  ----------        --------      ----------
Net income (loss)..............................  $   6,434  $   2,242  $  (13,549)     $    1,769      $   (3,276)
                                                 ---------  ---------  ----------        --------      ----------
                                                 ---------  ---------  ----------        --------      ----------

   The accompanying notes are an integral part of these financial statements.

                                 THE MACK GROUP

                    COMBINED STATEMENTS OF PARTNERS' DEFICIT

                                 (IN THOUSANDS)

Partners' deficit at January 1, 1994.............................................  $(132,938)
  Contributions..................................................................     28,983
  Distributions..................................................................     (7,353)
  Net loss.......................................................................     (3,276)
                                                                                   ---------
Partners' deficit at December 31, 1994...........................................   (114,584)
  Contributions..................................................................     16,696
  Distributions..................................................................    (10,201)
  Net income.....................................................................      1,769
                                                                                   ---------
Partners' deficit at December 31, 1995...........................................   (106,320)
  Contributions..................................................................      6,340
  Distributions..................................................................    (18,799)
  Net loss.......................................................................    (13,549)
                                                                                   ---------
Partners' deficit at December 31, 1996...........................................   (132,328)
  Contributions..................................................................      2,204
  Distributions..................................................................     (8,610)
  Net income.....................................................................      6,434
                                                                                   ---------
Partners' deficit at June 30, 1997 (unaudited)...................................  $(132,300)
                                                                                   ---------
                                                                                   ---------

    The accompanying notes are an integral part of these combined financial statements.

                                 THE MACK GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                  SIX MONTHS ENDED          FOR THE YEAR ENDED
                                                                      JUNE 30,                 DECEMBER 31,
                                                                --------------------  -------------------------------
                                                                  1997       1996       1996       1995       1994
                                                                ---------  ---------  ---------  ---------  ---------

                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)...........................................  $   6,434  $   2,242  $ (13,549) $   1,769  $  (3,276)
  Adjustments to reconcile net income (loss) to net cash flows provided by operating activities
  Depreciation and amortization...............................     13,717     13,799     28,069     26,833     25,188
  Amortization of deferred financing costs....................      1,232        382        899        828        962
  Amortization of interest discount on mortgage loans.........        407      2,735      5,466      5,390      5,163
  Amortization of profit participation discount on mortage
    loans.....................................................     --            647      1,294      1,029        812
  Loss on extinguishment of debt, net.........................     --         --         19,285     --         --
  Changes in operating assets and liabilities
    (Increase) decrease in accounts receivable................        706       (251)      (265)        29        761
    (Increase) decrease in unbilled rents receivable..........      2,247       (356)      (513)    (4,112)    (2,177)
    (Increase) decrease in due from Mack Company..............      2,418        358      1,803     (2,261)    (3,909)
    (Increase) decrease in deferred charges and other assets,
      net.....................................................     (1,469)      (943)    (5,212)    (1,987)    (5,123)
    Increase (decrease) in accounts payable and accrued
      expenses................................................     (1,611)       944        737     (6,362)     2,139
    Increase (decrease) in accrued interest payable and
      accrued interest on partner loans.......................       (469)     1,736      1,989      4,882      1,810
    Increase (decrease) in rents received in advance and
      security deposits.......................................      1,196     (2,383)       502      1,778     (1,142)
                                                                ---------  ---------  ---------  ---------  ---------
    Cash flows provided by operating activities...............     24,808     18,910     40,505     27,816     21,208
                                                                ---------  ---------  ---------  ---------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to rental properties..............................    (13,900)    (4,744)   (15,301)   (27,070)   (49,700)
  (Increase) decrease in restricted cash......................     (3,774)       628      3,764     (3,611)    (1,103)
                                                                ---------  ---------  ---------  ---------  ---------
    Cash flows used in investing activities...................    (17,674)    (4,116)   (11,537)   (30,681)   (50,803)
                                                                ---------  ---------  ---------  ---------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from mortgages.....................................     --          3,300    131,700      7,500     10,900
  Repayments of mortgages.....................................     (5,788)   (10,073)  (139,997)   (13,565)   (11,377)
  Proceeds from loans payable partners........................     --         --         --         --          7,000
  Payment of financing costs..................................       (135)      (547)    (3,354)      (402)      (631)
  Cash contributions from partners............................      2,204        807      6,340     16,696     28,983
  Cash distributions to partners..............................     (8,610)    (7,152)   (18,799)   (10,201)    (7,353)
                                                                ---------  ---------  ---------  ---------  ---------
    Cash flows (used in) provided by financing activities.....    (12,329)   (13,665)   (24,110)        28     27,522
                                                                ---------  ---------  ---------  ---------  ---------
    Net (decrease) increase in cash and cash equivalents......     (5,195)     1,129      4,858     (2,837)    (2,073)
Cash and cash equivalents, beginning of period................     13,486      8,628      8,628     11,465     13,538
                                                                ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents, end of period......................  $   8,291  $   9,757  $  13,486  $   8,628  $  11,465
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
Supplemental Cash Flow Information
  Cash paid for interest expense..............................  $  28,862  $  23,304  $  48,821  $  49,020  $  47,710
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
Non-Cash Investing Activites
  Accruals for property additions.............................  $     942  $     712  $     477  $     521  $     767
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------

    The accompanying notes are an integral part of these combined financial statements.

                                 THE MACK GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION AND BASIS OF PRESENTATION

ORGANIZATION

    The Mack Group (not a legal entity) is engaged in the ownership and operation of commercial office buildings located in the United States (the "Properties"). The Properties are held through two portfolios: The Mack Company and Patriot American Office Group ("PAO") portfolios. The Mack Company's office property portfolio consists of 32 office properties comprising approximately 5.9 million square feet located principally in New Jersey and Arizona. The PAO portfolio consists of 23 office properties comprising approximately 3.5 million square feet located principally in Texas and Arizona. The Mack Company and PAO are collectively hereinafter referred to as The Mack Group. Management, leasing and construction services with respect to the Properties have been historically provided by affiliates of The Mack Group.

BASIS OF PRESENTATION

    The accompanying combined financial statements of The Mack Group have been presented on a combined basis, which is considered to be the most meaningful, due to the common general partners in partnerships or managing members in limited liability companies and common management. In addition, the entities are expected to be the subject of a business combination with Cali Realty Corporation and subsidiaries ("Cali"), a fully integrated, self administered, self managed real estate investment trust. The business combination involves the planned acquisition by Cali of 100 percent of the interests of the partners and members of the partnerships and limited liability companies (hereinafter referred to as "partnership or partnerships") included in The Mack Group who will receive cash, limited partnership interests, warrants to acquire limited partnership interests, or a combination thereof in Cali Realty, LP.

    Certain other properties and operations affiliated with The Mack Group have been excluded from these financial statements as they are not included in the anticipated business combination described above.

    All significant intercompany accounts and transactions have been eliminated in combination.

    The following table sets forth the Properties included in The Mack Group:

PROPERTY                     LOCATION                     PROPERTY                     LOCATION
---------------------------  ---------------------------  ---------------------------  ---------------------------
NEW JERSEY                                                NEW JERSEY
Mack Centre I                Rochelle Park                Mack Airport                 Little Ferry
Mack Centre II               Paramus                      Kemble Plaza I               Morris Township
Mack Centre III              Paramus                      120 Passaic Street           Rochelle Park
Mack Centre IV               Paramus                      Kemble Plaza II              Morris Township
Mack Centre VI               Paramus                      Mack Montvale I              Montvale
Mack Centre VII              Paramus                      Mack Cranford                Cranford
Willowbrook                  Wayne                        Mack Short Hills             Short Hills
Woodbridge II                Woodbridge                   Mack Montvale II             Montvale
Bridgewater I                Bridgewater                  Mack Morris Plains           Morris Plains
Mack Lakeview Plaza          Morris Plains                Timeplex HQ                  Woodcliff Lake
Mack Murray Hill             New Providence               Timeplex 470                 Woodcliff Lake
Mack East Brunswick          East Brunswick               Timeplex 530                 Woodcliff Lake
                                                          Mack Saddle River            Upper Saddle River

                                 THE MACK GROUP

                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

PROPERTY                     LOCATION                     PROPERTY                     LOCATION
---------------------------  ---------------------------  ---------------------------  ---------------------------
TEXAS                                                     TEXAS
Atrium at Coulter Ridge      Amarillo                     St. James I                  Houston
Monticello                   Dallas                       St. James II                 Houston
Preston Center               Dallas                       Town & Country               Houston
TriWest                      Dallas                       Metroport                    Irving
Landmark                     Euless                       Republic Place               Plano
Cornerstone                  Houston                      Santa Fe                     Richardson
Katy Plaza                   Houston                      Bexar                        San Antonio
Memorial                     Houston                      Century                      San Antonio
                                                          Commerce Plaza               San Antonio
ARIZONA                                                   ARIZONA
Beardsley                    Phoenix                      Mack Beardsley               Phoenix
Glendale                     Glendale                     Biltmore                     Phoenix
Linda Blvd                   Scottsdale
NEW YORK                                                  NEW YORK
North Hills                  North Hills                  Westage                      Fishkill
Mack Manhasset               Manhasset
CALIFORNIA                                                NEBRASKA
Phelan                       San Francisco                Brandeis                     Omaha
IOWA                                                      FLORIDA
Century III.                 Des Moines                   One Mack Center              Tampa
                                                          PENNSYLVANIA
                                                          Mack Plymouth Meeting        Plymouth Meeting

    All of the Properties have been owned by The Mack Group for the three year period ended December 31, 1996, with the exception of the 120 Passaic Street, Rochelle Park, New Jersey property, which was acquired in 1995.

UNAUDITED FINANCIAL STATEMENTS

    The combined financial statements including the note disclosures included herein as of June 30, 1997 and for the six months ended June 30, 1997 and 1996 are unaudited; however, in the opinion of The Mack Groups' management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the combined financial statements for these interim periods have been included. The results for the interim periods are not necessarily indicative of the results to be obtained for the full fiscal year.

                                 THE MACK GROUP

                             (DOLLARS IN THOUSANDS)

2. SIGNIFICANT ACCOUNTING POLICIES

RENTAL PROPERTY

    Rental properties are stated at cost less accumulated depreciation. Costs include interest, property taxes, insurance and other project costs incurred during the period of construction. Ordinary repairs and maintenance are expensed as incurred; major replacements and betterments are capitalized. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings and improvements...................  40 years
Tenant improvements..........................  The shorter of the term of the related lease or useful life
Furniture, fixtures and equipment............  5 to 10 years

    On a periodic basis, management assesses whether there are any indicators that the value of the real estate properties may be impaired. A property's value is impaired only if management's estimate of the aggregate future cash flows (undiscounted and without interest charges) to be generated by the property are less than the carrying value of the property. Management does not believe that the value of any of its real estate properties is impaired.

DEFERRED CHARGES AND OTHER ASSETS

    DEFERRED FINANCING COSTS

    Costs incurred to obtain financing are capitalized and amortized on a straight-line basis, which approximated the effective interest method, over the term of the related indebtedness. Amortization of such costs was $1,232, $382, $899, $828, and $962 for the six months ended June 30, 1997 and 1996 and years ended December 31, 1996, 1995 and 1994, respectively.

    DEFERRED LEASING COSTS

    Direct costs, principally commissions and legal costs, incurred in connection with leases are capitalized and amortized on a straight-line basis over the terms of the related leases. Unamortized deferred leasing costs are charged to amortization expense upon early termination of the lease.

    DEBT DISCOUNTS

    In connection with the initial acquisition and RTC financing of 22 of the Properties (see Note 5), the carrying amount of the real estate and mortgage notes payable were initially discounted by $44,082 using an effective interest rate of 9.0 percent. The discount is amortized to interest expense over the terms of the mortgage loans using the effective interest method.

    As more fully described in Note 5, The Mack Group determines the fair value of the participation feature of the RTC participating mortgage at the inception of the loan and records an increase in the mortgage note payable with a corresponding debt discount. The debt discount is amortized into interest expense using the effective interest method over the life of the loan. The liability and debt discount are adjusted for subsequent changes in the fair value of the participation feature and the revised debt discount is amortized prospectively over the remaining life of the loan.

                                 THE MACK GROUP

                             (DOLLARS IN THOUSANDS)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
REVENUE RECOGNITION

    The Mack Group recognizes base rental revenue on a straight-line basis over the terms of the respective leases. Unbilled rents receivable represents the amount by which straight-line rental revenue exceeds rents currently billed in accordance with the lease agreements.

CASH AND CASH EQUIVALENTS

    All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents. At June 30, 1997 and December 31, 1996, cash and cash equivalents included investments in overnight reverse repurchase agreements ("Overnight Investments") totaling $4,491 and $2,172, respectively. Investments in Overnight Investments are subject to the risks that the counter-party will default and the collateral will decline in market value. The Overnight Investments matured on July 1, 1997 and on January 2, 1997, and the entire balance, including interest income earned, was realized by The Mack Group.

INTEREST RATE SWAP AND CAP AGREEMENTS

    The Mack Group has entered into interest rate swap and cap agreements to reduce the impact of changes in interest rates on its floating rate mortgages. The effect of these agreements is included in interest expense as incurred.

EXTRAORDINARY ITEM

    The extraordinary item represents the net effects resulting from the early settlement of certain mortgage obligations, including accrued interest, net of write-offs of related deferred financing costs.

PARTNERS' CAPITAL CONTRIBUTIONS, DISTRIBUTIONS AND PROFIT AND LOSS ALLOCATIONS

    The individual partnership agreements specify the required capital contributions of the partners and the procedures for the allocation of profits, losses, distributions and the return of capital to the partners. Generally, these items are allocated in proportion to the respective ownership percentages of the partners.

INCOME TAXES

    The entities included in the combined financial statements are partnerships which are not subject to federal and state income taxes. The partners are required to report in their individual federal and state income tax returns their distributed share of income or loss and other amounts. Accordingly, income taxes have not been provided for in the accompanying financial statements.

ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                 THE MACK GROUP

                             (DOLLARS IN THOUSANDS)

3. RESTRICTED CASH

    Restricted cash includes escrow and reserve funds for debt service, real estate taxes, property insurance, capital and tenant improvements, and leasing costs established pursuant to certain mortgage and bond financing arrangements. At December 31, 1995, restricted cash also included $1,653 of restricted deposits made by a partner.

4. DEFERRED CHARGES AND OTHER ASSETS

                                                                                 (UNAUDITED)      DECEMBER 31,
                                                                                  JUNE 30,    --------------------
                                                                                    1997        1996       1995
                                                                                 -----------  ---------  ---------
Deferred leasing costs.........................................................   $  36,046   $  34,419  $  29,246
Deferred financing costs.......................................................      10,621      10,486      8,200
                                                                                 -----------  ---------  ---------
  Total deferred charges.......................................................      46,667      44,905     37,446
Less--accumulated amortization.................................................     (25,921)    (22,989)   (18,719)
Deferred charges, net..........................................................      20,746      21,916     18,727
Prepaid expenses and other assets..............................................       1,100       1,432      1,732
                                                                                 -----------  ---------  ---------
Total deferred charges and other assets........................................   $  21,846   $  23,348  $  20,459
                                                                                 -----------  ---------  ---------
                                                                                 -----------  ---------  ---------

5. MORTGAGES AND BOND PAYABLE

    The Mack Group has non-recourse mortgages and bond payable each of which is collateralized by one or more of the Properties included in these financial statements. The mortgages and bond are generally due in monthly installments of interest and in certain cases principal based on amortization periods of 15 to 35 years, and mature at various dates through January 2009. The mortgages and bond outstanding as of June 30, 1997 and December 31, 1996 and 1995 are as follows:

                                                                              (UNAUDITED)       DECEMBER 31,
                                                                               JUNE 30,    ----------------------
MORTGAGES AND BOND                                                               1997         1996        1995
----------------------------------------------------------------------------  -----------  ----------  ----------
Paine Webber Mortgages......................................................   $ 126,000   $  126,000      --
RTC Mortgages...............................................................       3,410        3,264  $   57,628
Fixed Rate Mortgages........................................................     344,465      347,854     396,317
Variable Rate Mortgages.....................................................     172,156      174,221     178,118
Industrial Development Bond.................................................       8,000        8,000       8,000
                                                                              -----------  ----------  ----------
                                                                               $ 654,031   $  659,339  $  640,063
                                                                              -----------  ----------  ----------
                                                                              -----------  ----------  ----------

PAINE WEBBER MORTGAGES

    In December 1996, The Mack Group, in connection with the PAO portfolio, entered into a $126,000 mortgage loan agreement with Paine Webber Incorporated ("Paine Webber"). Proceeds from the loan were used to repay the RTC mortgages and other loans, and accrued interest as discussed below. The loan, which is collateralized by 21 Properties and a pledge of equity interest in one partnership, an assignment of leases, and a cash collateral account, bears interest at 250 basis points over the London Interbank Offer Rate ("LIBOR") for the first six months, 300 basis points over LIBOR for the following six months and

                                 THE MACK GROUP

                             (DOLLARS IN THOUSANDS)

5. MORTGAGES AND BOND PAYABLE (CONTINUED)
350 basis points over LIBOR thereafter until maturity in June 1998. LIBOR at June 30, 1997 and December 31, 1996 was 5.53 percent and 5.69 percent, respectively, and averaged 5.61 percent for the six months ended June 30, 1997. At maturity, The Mack Group has the option to extend the loan to a seven-year fixed rate mortgage, which would bear interest at the seven-year Treasury rate plus 350 basis points. The loan may be prepaid in whole or part without penalty. Additionally, The Mack Group has the option to borrow an additional $7,000 to fund renovation costs at one of the Properties, subject to the approval of Paine Webber.

    Under the terms of the loan, The Mack Group is required to deposit substantially all revenues from the Properties into a cash collateral account under the sole control of Paine Webber. Funds from the cash collateral account are to be used to fund reasonable operating expenses, debt service, real estate taxes, insurance and approved capital improvements. On a monthly basis, 70 percent of the remaining funds in the account are to be used to repay principal on the Paine Webber mortgage loan and 30 percent are available to the The Mack Group.

RESOLUTION TRUST CORPORATION (RTC)

    In connection with the acquisition of 22 of the PAO Properties in 1992, The Mack Group obtained seller financing from the RTC in the form of individual mortgage loans which aggregated $93,543. The mortgage loans matured from August to December 2004, and were non-interest bearing for the first seven years, after which time the loans bore interest at 9 percent per annum, payable quarterly. In addition, the RTC was entitled to receive quarterly principal payments based on operating income, as defined. Under the terms of the mortgage loans, the RTC was also entitled to a 30 percent profit participation upon sale or refinancing of the mortgage loans. The profit participation initially recorded in 1993 of $6,287, was subsequently adjusted to $8,692 at December 31, 1994, $10,645 at December 31, 1995 and $12,762 at December 27, 1996. The amortization of the corresponding discount resulted in additional interest expense related to the profit participation for the six months ended June 30, 1996 and the years ended December 31, 1996, 1995 and 1994 of approximately $647, $1,294, $1,029 and $812, respectively.

    In December 1996, 21 of the 22 RTC mortgage loans, along with the unpaid additional interest, were repaid with the proceeds of the Paine Webber mortgage loan. As a result, The Mack Group recognized an extraordinary loss from early extinguishment of debt of $33,390, which consisted primarily of the write-off of the remaining unamortized debt discount of $23,454, the write-off of the remaining unamortized discount related to the profit participation of $9,056 and the write-off of deferred financing costs of $673. At June 30, 1997 and December 31, 1996, one RTC mortgage loan remains with a carrying amount of $3,410 and $3,264, net of discount of $927 and $1,073, respectively.

FIXED RATE MORTGAGES

    Interest rates on fixed rate mortgages aggregating $344,465, $347,854 and $396,317 at June 30, 1997, and December 31, 1996 and 1995, respectively, range from 7 percent to 14 percent, excluding the cash flow participation discussed below. The effective interest rate at June 30, 1997 and December 31, 1996 and 1995 on such fixed rate mortgages was 8.84 percent, 9.05 percent and 10.60 percent, respectively.

    In addition to the stated rates of interest, at June 30, 1997 and December 31, 1996 and 1995, a $4,750 mortgage on one Property includes provisions for additional interest based on 25 percent of cash flows, as

                                 THE MACK GROUP

                             (DOLLARS IN THOUSANDS)

5. MORTGAGES AND BOND PAYABLE (CONTINUED) defined, of the underlying property pledged under the mortgage. Additional interest for the six months ended June 30, 1997, and 1996 and years ended December 31, 1996, 1995, and 1994 was $98, $93, $276, $244, and $230,
respectively.

    On July 3, 1996, a second mortgage on the One Mack Center, Tampa, FL property with an outstanding balance of $15,555 including unpaid interest of $1,955 was canceled for a payment of $1,450 to the lender, which after the write-off of related deferred financing costs resulted in an extraordinary gain of $14,105.

VARIABLE RATE MORTGAGES

    The interest rate on variable rate mortgage payables of $12,470, $12,750 and $15,816 at June 30, 1997 and December 31, 1996 and 1995, respectively, is at the banks' prime rate or at prime plus one percent. The average effective interest rate at June 30, 1997 and December 31, 1996 and 1995 was 8.50 percent, 8.25 percent and 6.68 percent, respectively.

    The interest rate on variable rate mortgage payables of $159,686, $161,471 and $162,302 at June 30, 1997 and December 31, 1996 and 1995, respectively, is
0.55 percent to 2.25 percent above LIBOR. The average effective interest rate at June 30, 1997 and December 31, 1996 and 1995 was 7.27 percent, 7.24 percent and
8.11 percent, respectively. The average effective interest rate for all variable rate mortgage payables for the six months ended June 30, 1997 and years ended December 31, 1996 and 1995 was 7.47 percent, 7.89 percent and 7.82 percent, respectively.

    Substantially all of the loans may not be prepaid until specified dates with prepayment fees ranging from 1/2 percent to 2 percent of the outstanding principal balance, or yield maintenance, as defined in the respective mortgage loan agreement.

INDUSTRIAL DEVELOPMENT BONDS

    The Mack Manhasset, NY property is financed through the issuance of $8,000 of Nassau County IDA Bonds bearing interest at a bank's TENR rate (4.1 percent at June 30, 1997 and 4.0 percent and 5.0 percent at December 31, 1996 and 1995, respectively) and maturing on December 1, 1999. These bonds are secured by an $8.4 million letter of credit issued by a bank. Pursuant to the terms of the letter of credit, the net cash flow of the Property is required to be deposited into a sinking fund maintained by the bank as additional collateral; such deposits, including interest totaled $556, $441 and $216 at June 30, 1997, and December 31, 1996 and 1995, respectively.

INTEREST RATE SWAP AND CAP AGREEMENTS

    The Mack Group has entered into interest rate swap and cap agreements to reduce the impact of changes in interest rates on its floating rate mortgages. At December 31, 1996, The Mack Group had two outstanding swap agreements with financial institutions, having an aggregate notional principal amount of $54,875. Those agreements effectively change The Mack Group's interest rate exposure on its $11,875 floating rate (LIBOR + 1.15 percent) mortgage due September 1999 to a fixed 7.08 percent through September 1998, and $43,000 of its $53,000 floating rate (LIBOR + 0.55 percent) mortgage due January 2009 to a fixed 8.029 percent through August 1997.

                                 THE MACK GROUP

                             (DOLLARS IN THOUSANDS)

5. MORTGAGES AND BOND PAYABLE (CONTINUED)
    At December 31, 1996, The Mack Group also has an outstanding interest rate cap agreement with a financial institution, having a notional amount of $8,500. This cap agreement effectively changes The Mack Group's interest rate exposure on its $8,090 floating rate (LIBOR + 1.15 percent) mortgage due September 1999 to a maximum 9.65 percent through September 1998.

    The Mack Group is exposed to credit loss in the event of non-performance by the other parties to the interest rate swap and cap agreements. However, The Mack Group does not anticipate non- performance by the counter-parties.

REPAYMENT SCHEDULE

    Scheduled principal repayments for the above mortgages and bond at December 31, 1996 are as follows:

1997..............................................................................  $  12,527
1998..............................................................................    218,332
1999..............................................................................     98,671
2000..............................................................................     18,739
2001..............................................................................     82,304
Thereafter........................................................................    231,487
                                                                                    ---------
                                                                                      662,060
Less amount representing interest.................................................     (2,721)
                                                                                    ---------
Total.............................................................................  $ 659,339
                                                                                    ---------
                                                                                    ---------

6. LOAN PAYABLE--PARTNERS

    In accordance with a partnership agreement, partner loans of $7,000 were provided to a property. The loan bears interest at 10 percent per annum until such time as the aggregate outstanding balance has been reduced to $2,500 at which time the interest rate shall be reduced to 9 percent. Interest is payable monthly, in arrears, commencing on March 1, 1994. The loan matures on December 1, 1999. Interest on these loans totaled $482 and $480 for the six months ended June 30, 1997 and 1996, and $949, $854 and $365 for the years ended December 31, 1996, 1995 and 1994, respectively. Unpaid interest at June 30, 1997 and December 31, 1996 and 1995 totaled $1,307, $1,222 and $1,019, respectively.

7. RELATED PARTY TRANSACTIONS

LEASES WITH AFFILIATES

    An affiliate of a partner of the Mack North Hills, NY property occupies, as of December 31, 1996, 100 percent of the space in the North Hills property. Total rent income, including escalations and recoveries from this affiliate for the six months ended June 30, 1997 and 1996 and years ended December 31, 1996, 1995 and 1994 approximated $2,364, $2,360, $4,751, $4,728, and $4,734, respectively.

    An affiliate of a partner of the Mack Manhasset, NY property occupies, as of December 31, 1996, 100 percent of the space in the Mack Manhasset property. Total rent income, including escalations and

                                 THE MACK GROUP

                             (DOLLARS IN THOUSANDS)

7. RELATED PARTY TRANSACTIONS (CONTINUED) recoveries from this affiliate for the six months ended June 30, 1997 and 1996 and years ended December 31, 1996, 1995 and 1994, approximated $880, $909, $1,808, $1,803, and $1,851, respectively.

    An affiliate of a partner of the Bridgewater, NJ property occupies, as of December 31, 1996, 30 percent of the space in the Bridgewater property. Total rent income, including escalations and recoveries from this affiliate for the six months ended June 30, 1997 and 1996 and years ended December 31, 1996, 1995 and 1994 approximated $620, $658, $1,280, $1,330 and $1,535, respectively.

    A partner with interests in 5 property partnerships occupies as of December 31, 1996, 3 percent of the space in the Mack Center I property. Total rent income, including escalations and recoveries from this partner for the six months ended June 30, 1997 and 1996 and years ended December 31, 1996, 1995 and 1994 approximated $45, $46, $90, $90, and $90, respectively.

    OPERATING AND ADMINISTRATIVE SERVICES

    Certain affiliates of The Mack Group provides operating, leasing and management services to and charges the Properties for the expenses associated with such services, comprising principally of employee costs and office expenses. For the six months ended June 30, 1997 and 1996, and years ended December 31, 1996, 1995 and 1994, the amount of such charges included in operating services was $1,753, $1,411, $2,900, $2,735 and $2,755, respectively, and the amount included in general and administrative expenses for such services was $2,765, $3,038, $6,325, $6,305 and $5,988, respectively. Included in the expense charged were contributions made by The Mack Group to employee profit sharing and 401(k) plans sponsored by the affiliates, which amounted to $73, $85, $172, $127 and $160 for the six months ended June 30, 1997 and 1996, and years ended December 31, 1996, 1995 and 1994, respectively.

    LEASING COMMISSIONS

    Employees of an affiliate provide leasing services to the Properties and, in certain situations, receive additional compensation based on executed leases. For the six months ended June 30, 1997 and 1996 and the years ended December 1996, 1995 and 1994, the additional amounts paid to these employees, which are capitalized and amortized, approximated $178, $108, $275, $280 and $329, respectively. In 1995, an affiliate of The Mack Group was paid a leasing commission of $400 relating to the SaddleMack Property which is capitalized and amortized.

    CASH PROCESSING

    The Properties' rent receipts are deposited into a centralized receipt account of an affiliate and the Properties' cash payments are disbursed from a centralized disbursement account of that affiliate. At June 30, 1997 and December 31, 1996 and 1995, the net amount due from affiliate was $1,948, $4,366, and $6,169, respectively.

8. INCOME TAXES

    The entities included in the combined financial statements are partnerships which are not subject to federal and state income taxes. Accordingly, no recognition has been given to income taxes in the accompanying financial statements since the income or loss of the entities are to be included in the tax returns of the individual partners. The tax returns of the entities are subject to examination by federal and

                                 THE MACK GROUP

                             (DOLLARS IN THOUSANDS)

8. INCOME TAXES (CONTINUED)
state taxing authorities. If such examinations result in adjustments to distributive shares of taxable income or loss, the tax liability of the partners would be adjusted accordingly.

    The tax attributes of the partnerships' net assets flow directly to each individual partner. Individual partners will have different investment bases depending upon the timing and prices of their acquisition of partnership units. Furthermore each partner's tax accounting, which is partially dependent upon their individual tax position, may differ from the accounting followed in the financial statements. Accordingly, there could be significant differences between each individual partner's tax basis and their proportionate share of the net assets reported in the financial statements.

9. DISCLOSURE OF FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following disclosure of estimated fair value was determined by management using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts The Mack Group could realize on disposition of the financial instruments at December 31, 1996. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

    Cash equivalents, receivables, accounts payable, and accrued expenses and other liabilities are carried at amounts which reasonably approximate their fair values.

    Mortgages and bond payable have an aggregate carrying value of $659,339 at December 31, 1996, which approximates their estimated aggregate fair value (excluding prepayment penalties) based upon then current interest rates for debt with similar terms and remaining maturities.

    Based on the value of The Mack Group's interest rate swap and cap agreements at December 31, 1996, the cost to The Mack Group to settle such agreements would have been approximately $620.

    Disclosure about fair value financial instruments is based on pertinent information available to management as of December 31, 1996. Although management is not aware of any factors that would significantly affect the fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since December 31, 1996 and current estimates of fair value may differ significantly from the amounts presented herein.

10. COMMITMENTS AND CONTINGENCIES

    The Mack Group has outstanding letters of credit issued by various banks pledged as security for certain mortgages and bond payable. Letters of credit outstanding as of June 30, 1997, and December 31, 1996 and 1995, aggregated $15,577, $15,620 and $19,965, respectively, and are not reflected on the accompanying financial statements.

                                 THE MACK GROUP

                             (DOLLARS IN THOUSANDS)

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Mack Group leases certain land under ground leases expiring in various times through December 2076. The future minimum lease payments under the ground leases at December 31, 1996 are as follows:

1997...............................................................................  $     288
1998...............................................................................        288
1999...............................................................................        291
2000...............................................................................        291
2001...............................................................................        291
Thereafter.........................................................................     21,220
                                                                                     ---------
  Total............................................................................  $  22,669
                                                                                     ---------
                                                                                     ---------

    One ground lease which expires December 2011 also provides additional rent based 25 percent of cash flow, as defined, of the Property subject to the ground lease. Such additional rents were $131, $105, $150, $201 and $169 for the six months ended June 30, 1997 and 1996 and years ended December 31, 1996, 1995 and 1994, respectively. Another ground lease which expires in February 2076 provides for additional rent beginning February 1997 based on 11 percent of cash flow, as defined, of the Property subject to the ground lease. There was no such additional rent due for the six months ended June 30, 1997.

11. TENANT LEASES

    The Properties are leased to tenants under operating leases with various expiration dates through 2014. Substantially all of the leases provide for annual base rents plus recoveries and escalation charges based upon the tenant's proportionate share of and/or increases in real estate taxes and certain operating costs as defined and the pass through of charges for electrical usage. Future minimum rentals to be received under non-cancelable operating leases at December 31, 1996 are as follows:

1997..............................................................................  $ 127,708
1998..............................................................................    122,141
1999..............................................................................    113,581
2000..............................................................................     99,937
2001..............................................................................     84,671
Thereafter........................................................................    422,544
                                                                                    ---------
Total.............................................................................  $ 970,582
                                                                                    ---------
                                                                                    ---------

                                 THE MACK GROUP

                             (DOLLARS IN THOUSANDS)

11. TENANT LEASES (CONTINUED)
    The geographic concentration of the Properties' base rental income for the year ended December 31, 1996 and property net book value as of December 31, 1996 are as follows:

REGION                                                               BASE RENTAL INCOME %       PROPERTY NET BOOK VALUE %
-----------------------------------------------------------------  -------------------------  -----------------------------
Northeast........................................................                 66                           68
Southwest........................................................                 25                           24
Other............................................................                  9                            8
                                                                                 ---                          ---
                                                                                 100%                         100%
                                                                                 ---                          ---
                                                                                 ---                          ---

    Other income for the six months ended June 30, 1997 and 1996 and years ended December 31, 1996, 1995 and 1994 included lease cancellation income of $4,462 , $1,293, $1,413, $589 and $571, respectively.

    Fourteen properties with aggregate rental income (base rent plus escalations and recoveries) of $17,312 and $34,652 for the six months ended June 30, 1997 and year ended December 31, 1996 are subject to purchase options, rights of first refusal, or right of first offer, or a combination thereof, granted to certain tenants.

                                                                    SCHEDULE III
                                                                     PAGE 1 OF 4

                                 THE MACK GROUP

           REAL ESTATE AND ACCUMULATED DEPRECIATION AND AMORTIZATION

                                 (IN THOUSANDS)

                               DECEMBER 31, 1996

                                                                                                                 GROSS
                                                                                                                AMOUNT
                                                                                                                CARRIED
                                                                                   INITIAL COSTS                  AT
                                                                      ---------------------------------------  CLOSE OF
                                                                                                    COSTS       PERIOD
                                                                                                 CAPITALIZED      (2)
                                                                                                 SUBSEQUENT    ---------
                                             DATE         RELATED                BUILDING AND        TO
PROPERTY NAME/LOCATION                     ACQUIRED    ENCUMBRANCES     LAND     IMPROVEMENTS    ACQUISITION     LAND
----------------------------------------  -----------  -------------  ---------  -------------  -------------  ---------
ROCHELLE PARK, NJ
  Mack Centre I.........................        1976     $   7,070    $   1,269    $  --          $  14,647    $   1,269
  120 Passaic Street....................        1995         2,710          646        1,788         --              646

PARAMUS, NJ
  Mack Centre II........................        1978        16,247        2,008       --             25,515        2,008
  Mack Centre III.......................        1981        13,344        1,059       --             25,007        1,059
  Mack Centre IV........................        1985        27,080       --           --             35,402       --
  Mack Centre VI........................        1988        30,413        2,391       --             27,983        2,391
  Mack Centre VII.......................        1988        28,512        5,222       --             32,702        5,222

UPPER SADDLE RIVER, NJ
  Mack Saddle River.....................        1973        27,460        6,198       24,765         27,535        6,198

MORRIS PLAINS, NJ
  Mack Lakeview Plaza...................        1979         4,091          512       --              5,453          512
  Mack Morris Plains....................        1977         2,400          442       --              4,756          442
  171 Littleton Road....................                    --              100       --             --              100

MORRIS TOWNSHIP, NJ
  Kemble Plaza I........................        1985        53,000        1,164       --             11,060        1,164
  Kemble Plaza II.......................        1986        67,000        3,815       --             44,158        3,815

MONTVALE, NJ
  Mack Montvale I.......................        1975         1,203          360       --              3,774          360
  Mack Montvale II......................        1981         3,256          689       --              5,916          689

WOODCLIFF LAKE, NJ
  400 Chestnut Ridge Road...............        1982        15,490        1,074        6,085         --            1,074
  470 Chestnut Ridge Road...............        1987         6,375        1,189        6,720         --            1,189
  530 Chestnut Ridge Road...............        1986         6,375        1,234        6,976         --            1,234

WAYNE, NJ
  Mack Willowbrook......................        1970        13,699          513       --              9,894          513
  Willowbrook--Peripheral Land..........                    --              440       --             --              440

WOODBRIDGE, NJ
  Mack Woodbridge II....................        1991        24,707        1,408       --             30,632        1,408

BRIDGEWATER, NJ
  Mack Bridgewater I....................        1989        24,458          693       21,806          6,963          693


                                                                                    DEPRECIABLE
                                          BUILDING AND              ACCUMULATED        LIVES
PROPERTY NAME/LOCATION                     IMPROVEMENT     TOTAL    DEPRECATION       (YEARS)
----------------------------------------  -------------  ---------  ------------  ---------------
ROCHELLE PARK, NJ
  Mack Centre I.........................    $  14,647    $  15,916   $    9,723            (1)
  120 Passaic Street....................        1,788        2,434          506            (1)
PARAMUS, NJ
  Mack Centre II........................       25,515       27,523       14,364            (1)
  Mack Centre III.......................       25,007       26,066       10,515            (1)
  Mack Centre IV........................       35,402       35,402       11,228            (1)
  Mack Centre VI........................       27,983       30,374        9,571            (1)
  Mack Centre VII.......................       32,702       37,924       13,036            (1)
UPPER SADDLE RIVER, NJ
  Mack Saddle River.....................       52,300       58,498        7,028            (1)
MORRIS PLAINS, NJ
  Mack Lakeview Plaza...................        5,453        5,965        1,374            (1)
  Mack Morris Plains....................        4,756        5,198        2,542            (1)
  171 Littleton Road....................       --              100       --                (1)
MORRIS TOWNSHIP, NJ
  Kemble Plaza I........................       11,060       12,224        3,882            (1)
  Kemble Plaza II.......................       44,158       47,973       13,986            (1)
MONTVALE, NJ
  Mack Montvale I.......................        3,774        4,134        2,038            (1)
  Mack Montvale II......................        5,916        6,605        4,886            (1)
WOODCLIFF LAKE, NJ
  400 Chestnut Ridge Road...............        6,085        7,159        1,138            (1)
  470 Chestnut Ridge Road...............        6,720        7,909        1,014            (1)
  530 Chestnut Ridge Road...............        6,976        8,210        1,053            (1)
WAYNE, NJ
  Mack Willowbrook......................        9,894       10,407        5,065            (1)
  Willowbrook--Peripheral Land..........       --              440       --                (1)
WOODBRIDGE, NJ
  Mack Woodbridge II....................       30,632       32,040        4,974            (1)
BRIDGEWATER, NJ
  Mack Bridgewater I....................       28,769       29,462        8,644            (1)

                                                                    SCHEDULE III
                                                                     PAGE 2 OF 4

                                 THE MACK GROUP

           REAL ESTATE AND ACCUMULATED DEPRECIATION AND AMORTIZATION

                                 (IN THOUSANDS)

                               DECEMBER 31, 1996

                                                                                                                 GROSS
                                                                                                                AMOUNT
                                                                                                                CARRIED
                                                                                   INITIAL COSTS                  AT
                                                                      ---------------------------------------  CLOSE OF
                                                                                                    COSTS       PERIOD
                                                                                                 CAPITALIZED      (2)
                                                                                                 SUBSEQUENT    ---------
                                             DATE         RELATED                BUILDING AND        TO
PROPERTY NAME/LOCATION                     ACQUIRED    ENCUMBRANCES     LAND     IMPROVEMENTS    ACQUISITION     LAND
----------------------------------------  -----------  -------------  ---------  -------------  -------------  ---------
CRANFORD, NJ
  Mack Cranford.........................        1967        --              219       --              2,722          219

MILLBURN , NJ
  Mack Short Hills......................        1980        29,908        1,943       --             14,939        1,943

LITTLE FERRY, NJ
  Mack Airport..........................        1974         7,128       --           --              8,708       --
  200 Riser Road........................                    --              800       --             --              800

NEW PROVIDENCE, NJ
  Mack Murray Hill......................        1977         8,961          595       --              3,435          595

EAST BRUNSWICK, NJ
  Mack East Brunswick...................        1977           944          382       --              1,487          382

NORTH HEMPSTEAD, NY
  Mack Manhasset........................        1980         8,000          710       --              7,340          710
  Mack North Hills......................        1983        31,951        4,324       --             21,694        4,324

TAMPA, FL
  One Mack Centre.......................        1982        17,698        1,203       --             28,908        1,203

PLYMOUTH MEETING, PA
  Mack Plymouth Meeting.................        1970           769       --           --              5,172       --

SCOTTSDALE, AZ
  9060 E. Via Linda.....................        1988        10,637        3,814        8,392         --            3,814

GLENDALE, AZ
  Mack Glendale.........................        1991         8,090        1,241        7,540         --            1,241

DALLAS, TX
  3100 Monticello.......................        1992         6,903          698        3,747          1,525          698
  Preston Center Plaza..................        1992         5,213          529        2,117          1,048          529
  TriWest Plaza.........................        1992        15,540        5,319       21,274          2,119        5,319

EULESS, TX
  Landmark Centre.......................        1992         2,965          294        1,175            520          294

IRVING, TX
  Metroport.............................        1992         6,126          626        2,504          1,565          626


                                                                                    DEPRECIABLE
                                          BUILDING AND              ACCUMULATED        LIVES
PROPERTY NAME/LOCATION                     IMPROVEMENT     TOTAL    DEPRECATION       (YEARS)
----------------------------------------  -------------  ---------  ------------  ---------------
CRANFORD, NJ
  Mack Cranford.........................        2,722        2,941        1,897            (1)
MILLBURN , NJ
  Mack Short Hills......................       14,939       16,882        9,004            (1)
LITTLE FERRY, NJ
  Mack Airport..........................        8,708        8,708        2,571            (1)
  200 Riser Road........................       --              800       --
NEW PROVIDENCE, NJ
  Mack Murray Hill......................        3,435        4,030        2,880            (1)
EAST BRUNSWICK, NJ
  Mack East Brunswick...................        1,487        1,869        1,186            (1)
NORTH HEMPSTEAD, NY
  Mack Manhasset........................        7,340        8,050        2,646            (1)
  Mack North Hills......................       21,694       26,018        9,000            (1)
TAMPA, FL
  One Mack Centre.......................       28,908       30,111       12,859            (1)
PLYMOUTH MEETING, PA
  Mack Plymouth Meeting.................        5,172        5,172        3,066            (1)
SCOTTSDALE, AZ
  9060 E. Via Linda.....................        8,392       12,206        1,783            (1)
GLENDALE, AZ
  Mack Glendale.........................        7,540        8,781          959            (1)
DALLAS, TX
  3100 Monticello.......................        5,272        5,970          754            (1)
  Preston Center Plaza..................        3,165        3,694          534            (1)
  TriWest Plaza.........................       23,393       28,712        3,542            (1)
EULESS, TX
  Landmark Centre.......................        1,695        1,989          313            (1)
IRVING, TX
  Metroport.............................        4,069        4,695          929            (1)

                                                                    SCHEDULE III
                                                                     PAGE 3 OF 4

                                 THE MACK GROUP

           REAL ESTATE AND ACCUMULATED DEPRECIATION AND AMORTIZATION

                                 (IN THOUSANDS)

                               DECEMBER 31, 1996

                                                                                                                 GROSS
                                                                                                                AMOUNT
                                                                                                                CARRIED
                                                                                   INITIAL COSTS                  AT
                                                                      ---------------------------------------  CLOSE OF
                                                                                                    COSTS       PERIOD
                                                                                                 CAPITALIZED      (2)
                                                                                                 SUBSEQUENT    ---------
                                             DATE         RELATED                BUILDING AND        TO
PROPERTY NAME/LOCATION                     ACQUIRED    ENCUMBRANCES     LAND     IMPROVEMENTS    ACQUISITION     LAND
----------------------------------------  -----------  -------------  ---------  -------------  -------------  ---------
PLANO, TX
  Republic Place........................        1992         3,969          314        1,257            967          314

RICHARDSON, TX
  Santa Fe Building.....................        1992         3,186          130          520          1,460          130

HOUSTON, TX
  Cornerstone Regency...................        1992         1,842          124          498            608          124
  Katy Plaza............................        1992         4,649          126        1,673          1,413          126
  5300 Memorial.........................        1992         6,764          856        3,424          1,355          856
  1717 St. James........................        1992         4,004          195          782          1,963          195
  1770 St. James........................        1992         2,961          152          609          1,501          152
  Town & Country........................        1992         5,525          584        2,338          1,389          584

PHOENIX, AZ
  Beardsley Corporate Ctr...............        1992         8,051          373        1,491          2,401          373
  Patriot Biltmore Plaza................        1992         9,354          829        3,314          2,006          829
  Mack Beardsley........................                    11,875          856       --             13,160          856

SAN ANTONIO, TX
  Bexar Plaza...........................        1992        11,590          907        4,689          2,544          907
  Century Building......................        1992         7,818          400        1,605          6,974          400
  Commerce Plaza........................        1992         3,264          383        2,354          1,503          383

SAN FRANCISCO, CA
  Phelan Building.......................        1992        17,341        4,710        8,741          1,527        4,710

AMARILLO, TX
  Atrium at Coulter Ridge...............        1992         1,063           67          270            578           67

OMAHA, NE
  Brandeis Building.....................        1992         5,917          799        3,198            813          799

WEST DES MOINES, IA
  Century III...........................        1992         3,823          689        2,760            521          689

FISHKILL, NY
  Westage Business Center...............        1992         6,936          300        4,698          1,249          300

Furniture, Fixtures & Equipment.........                    --           --           --              2,446       --
                                                       -------------  ---------  -------------  -------------  ---------
    TOTALS..............................                 $ 655,655    $  67,917    $ 159,110      $ 458,957    $  67,917
                                                       -------------  ---------  -------------  -------------  ---------
                                                       -------------  ---------  -------------  -------------  ---------


                                                                                    DEPRECIABLE
                                          BUILDING AND              ACCUMULATED        LIVES
PROPERTY NAME/LOCATION                     IMPROVEMENT     TOTAL    DEPRECATION       (YEARS)
----------------------------------------  -------------  ---------  ------------  ---------------
PLANO, TX
  Republic Place........................        2,224        2,538          520            (1)
RICHARDSON, TX
  Santa Fe Building.....................        1,980        2,110          521            (1)
HOUSTON, TX
  Cornerstone Regency...................        1,106        1,230          253            (1)
  Katy Plaza............................        3,086        3,212          669            (1)
  5300 Memorial.........................        4,779        5,635          762            (1)
  1717 St. James........................        2,745        2,940          574            (1)
  1770 St. James........................        2,110        2,262          503            (1)
  Town & Country........................        3,727        4,311          724            (1)
PHOENIX, AZ
  Beardsley Corporate Ctr...............        3,892        4,265          707            (1)
  Patriot Biltmore Plaza................        5,320        6,149          802            (1)
  Mack Beardsley........................       13,160       14,016        1,988            (1)
SAN ANTONIO, TX
  Bexar Plaza...........................        7,233        8,140        1,289            (1)
  Century Building......................        8,579        8,979        1,083            (1)
  Commerce Plaza........................        3,857        4,240          656            (1)
SAN FRANCISCO, CA
  Phelan Building.......................       10,268       14,978        1,337            (1)
AMARILLO, TX
  Atrium at Coulter Ridge...............          848          915          224            (1)
OMAHA, NE
  Brandeis Building.....................        4,011        4,810          547            (1)
WEST DES MOINES, IA
  Century III...........................        3,281        3,970          416            (1)
FISHKILL, NY
  Westage Business Center...............        5,947        6,247          788            (1)
Furniture, Fixtures & Equipment.........        2,446        2,446        1,937            (1)
                                          -------------  ---------  ------------
    TOTALS..............................    $ 618,067    $ 685,984   $  196,790
                                          -------------  ---------  ------------
                                          -------------  ---------  ------------

------------------------
(1) Building and Improvements--5 to 40 years
(2) The aggregate cost for federal income tax purpose was approximately $492,809

                                                                    SCHEDULE III
                                                                     PAGE 4 OF 4

                                 THE MACK GROUP

           REAL ESTATE AND ACCUMULATED DEPRECIATION AND AMORTIZATION

                                 (IN THOUSANDS)

    A summary of activity for real estate and accumulated depreciation and amortization is as follows:

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1996        1995        1994
                                                                               ----------  ----------  ----------
REAL ESTATE:
Balance at beginning of year.................................................  $  670,726  $  643,894  $  595,850
Improvements.................................................................      15,258      24,398      48,044
Acquisition of real estate...................................................      --           2,436      --
                                                                               ----------  ----------  ----------
Balance at end of year.......................................................  $  685,984  $  670,728  $  643,894
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
ACCUMULATED DEPRECIATION AND AMORTIZATION:
Balance at beginning of year.................................................  $  172,622  $  148,155  $  126,220
Depreciation and amortization expense........................................      24,168      24,467      21,935
                                                                               ----------  ----------  ----------
Balance at end of year.......................................................  $  196,790  $  172,622  $  148,155
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                            CALI REALTY CORPORATION

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                      JUNE 30, 1997 (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

    For purposes of the following pro forma financial statements, the Mack Combination shall be referred to as the "Transaction". The following unaudited pro forma condensed consolidated balance sheet is presented as if the acquisition by the Company of the Moorestown Buildings, Shelton Place, 200 Corporate, Three Independence (collectively, the "Pre-Mack Events," which are discussed more fully in the Company's Current Report on Form 8-K, dated September 18, 1997), and the Transaction and related 1997 Offering had occurred on June 30, 1997. This unaudited pro forma condensed consolidated balance sheet should be read in conjunction with the pro forma condensed consolidated statement of operations of the Company and the historical financial statements and notes thereto of the Company included in the Company's Form 10-K for the year ended December 31, 1996 and the Company's Form 10-Q for the six month period ended June 30, 1997, respectively.

    The pro forma condensed consolidated balance sheet is unaudited and is not necessarily indicative of what the actual financial position of the Company would have been had the aforementioned acquisition actually occurred on June 30, 1997, nor does it purport to represent the future financial position of the Company.

                                                                                                 PRO FORMA
                                                                  PRO FORMA                     ADJ. FOR THE
                                                                 ADJUSTMENTS                    TRANSACTION
                                                     COMPANY     FOR PRE-MACK  PRE-MACK EVENT     AND 1997       COMPANY
ASSETS                                              HISTORICAL      EVENTS        PRO FORMA       OFFERING    PRO FORMA (L)
                                                   ------------  ------------  ---------------  ------------  --------------
Rental property, net.............................  $  1,307,365   $   46,850(a)  $   1,354,215  $  1,205,573(d)  $  2,559,788
Cash and cash equivalents........................         6,090       --                6,090        --     (e)         6,090
Unbilled rents receivable........................        23,648       --               23,648        --              23,648
Deferred charges and other assets, net...........        13,224       --               13,224        --              13,224
Restricted cash..................................         8,218       --                8,218        --               8,218
Accounts receivable, net.........................         3,547       --                3,547        --               3,547
Mortgage note receivable.........................        11,600       (4,350)(b)          7,250      --               7,250
                                                   ------------  ------------  ---------------  ------------  --------------
Total assets.....................................  $  1,373,692   $   42,500    $   1,416,192      1,205,573   $  2,621,765
                                                   ------------  ------------  ---------------  ------------  --------------
                                                   ------------  ------------  ---------------  ------------  --------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Mortgages and loans payable......................  $    553,961   $   42,500(c)  $     596,461  $    464,690(f)  $  1,061,151
Dividends and distributions payable..............        18,334       --               18,334        --              18,334
Accounts payable and accrued expenses............        10,582       --               10,582           (422 (g)        10,160
Accrued interest payable.........................         1,916       --                1,916        --               1,916
Rents received in advance and security
  deposits.......................................        16,280       --               16,280         10,465(h)        26,745
                                                   ------------  ------------  ---------------  ------------  --------------
Total liabilities................................       601,073       42,500          643,573        474,733      1,118,306
                                                   ------------  ------------  ---------------  ------------  --------------
Minority interest of unitholders in
  Operating Partnership..........................        70,911       --               70,911        391,218(i)       462,129
                                                   ------------  ------------  ---------------  ------------  --------------
Stockholders' equity
  Common stock, $.01 par value...................           366       --                  366            100(j)           466
Other stockholders' equity.......................       701,342       --              701,342        339,522(k)     1,040,864
                                                   ------------  ------------  ---------------  ------------  --------------
Total stockholders' equity.......................       701,708       --              701,708        339,622      1,041,330
                                                   ------------  ------------  ---------------  ------------  --------------
Total liabilities and stockholders' equity.......  $  1,373,692   $   42,500    $   1,416,192   $  1,205,573   $  2,621,765
                                                   ------------  ------------  ---------------  ------------  --------------
                                                   ------------  ------------  ---------------  ------------  --------------

                See accompanying footnotes on subsequent pages.

                            CALI REALTY CORPORATION

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                       AS OF JUNE 30, 1997 (IN THOUSANDS)

                                  (UNAUDITED)

(a) Represents the approximate aggregate cost of the acquisitions completed subsequent to June 30, 1997, consisting of the Moorestown Buildings on July 21, 1997 for $10,200; Shelton Place on August 1, 1997 for $15,500; 200
    Corporate on August 15, 1997 for $8,000; and Three Independence on September 3, 1997 for $13,150. (See the Company's Current Report on Form 8-K, dated September 18, 1997 for additional information.)

(b) Represents the partial prepayment of the RM Mortgage Note Receivable received from the sellers of 200 Corporate, certain RM principals, in conjunction with the Company's acquisition of such property. (See the Company's Current Report on Form 8-K, dated September 18, 1997 for additional information.)

(c) Represents the approximate aggregate pro forma drawings on the Company's credit facilities, which were used as the primary means in funding the acquisitions subsequent to June 30, 1997, as listed in note (a) above. (See the Company's Current Report on Form 8-K, dated September 18, 1997 for additional information.)

(d) Represents the estimated aggregate acquisition cost to be incurred by the Company to acquire the Mack Properties based upon the estimated market price of the consideration to be paid as of the time the Transaction was agreed to and announced. The total costs approximate the fair value of the rental property to be acquired and include the following:

Cash............................................................  $ 476,106
Mack Assumed Debt...............................................    302,147
Common Units....................................................    132,721
Preferred Units.................................................    256,075
Warrants........................................................      8,524
Estimated Transaction-related costs.............................     30,000
                                                                  ---------
                                                                  $1,205,573
                                                                  ---------
                                                                  ---------

(e) The following schedule summarizes the pro forma sources and uses of funds in connection with the Transaction:

Net proceeds to be received from the 1997 Offering after estimated underwriting discount and issuance costs of $21,811.............  $ 365,064

Pro forma drawing on the Company's credit facilities..............    162,543

Cash consideration paid (including estimated Transaction-related
  costs of $30,000)...............................................   (506,106)

Cash paid for executive compensation, bonuses and related tax
  obligation payments.............................................    (31,966)

Net cash from estimated closing adjustments at completion of
  Transaction.....................................................     10,465
                                                                    ---------
                                                                    $       0
                                                                    ---------
                                                                    ---------

                            CALI REALTY CORPORATION

                       AS OF JUNE 30, 1997 (IN THOUSANDS)

                                  (UNAUDITED)

(f) Represents the Mack Assumed Debt expected to be assumed by the Company and additional drawings on the Company's credit facilities in connection with the consummation of the Transaction, as follows:

Expected assumed debt with an estimated weighted average interest rate of 7.23 percent............................................  $ 302,147

Additional drawings on the Company's credit facilities............    162,543
                                                                    ---------
                                                                    $ 464,690
                                                                    ---------
                                                                    ---------

(g) Represents amounts that were accrued in the Company's historical accounts as of June 30, 1997 for tax obligation payments in connection with the Company's executive compensation agreements, which are to be paid in connection with completion of the Transaction (see Note (1) below).

(h) Represents adjustments for rents received in advance ($7,278) and security deposits ($3,187) to be received by the Company at the closing of the Transaction.

(i) Reflects the adjustment to minority interest of the unitholders in the Operating Partnership computed as follows:

Common Units......................................................  $ 132,721
Preferred Units...................................................    256,075
Warrants..........................................................      8,524
Minority interest share of non-recurring charges [see Note (k)
  below]..........................................................     (6,102)
                                                                    ---------
                                                                    $ 391,218
                                                                    ---------
                                                                    ---------

(j) Reflects the issuance of 10 million shares of the Company's Common Stock with a par value of $.01 per share.

                            CALI REALTY CORPORATION

                       AS OF JUNE 30, 1997 (IN THOUSANDS)

                                  (UNAUDITED)

(k) Reflects the issuance of 10 million shares of the Company's Common Stock with a par value of $.01 per share, at the assumed offering price of $38.6875 per share. The following table sets forth the adjustments to Other stockholders' equity:

Net proceeds to be received from the 1997 Offering after estimated underwriting discount and issuance costs of $21,811, (net of
  $100 for par value).............................................  $ 364,964

Recording of the financial accounting value ascribed to the
  beneficial conversion feature inherent in the Preferred Units upon issuance. The Preferred Units are immediately convertible into Common Units at $34.65 per Common Unit, which is an amount that is expected to be less than the market price of the Common
  Stock (assumed to be $38.6875 per share for purposes of this pro forma information) as of the date the Preferred Units are
  issued..........................................................     29,091

Recording of amortization for the beneficial conversion feature inherent in the Preferred Units as they are immediately
  convertible into Common Units upon consummation of the
  Transaction (1).................................................    (29,091)

Expensing of previously unamortized stock compensation recorded in connection with the Company's executive compensation agreements, which will fully vest on an accelerated basis as a result of the
  consummation of the Transaction (1).............................    (10,063)

Tax obligation payments related to stock compensation (net of $422
  previously accrued) (1).........................................     (4,559)

Elimination of unamortized stock compensation previously recorded
  in equity.......................................................     10,063

Additional executive compensation and bonuses to be paid only upon
  consummation of the Transaction (1).............................    (26,985)

Allocation to minority interest based upon post-Transaction
  ownership.......................................................      6,102
                                                                    ---------
                                                                    $ 339,522
                                                                    ---------
                                                                    ---------

(l) See following Estimated Pro Forma Results for Permitted Transaction Alternatives.

------------------------

(1) Reflects the adjustments to historical net earnings for non-recurring charges, which will be incurred in connection with the Transaction and will be recorded in the Company's statement of operations for the period in which they are incurred.

                            CALI REALTY CORPORATION

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                      AND THE YEAR ENDED DECEMBER 31, 1996

    The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 1997 and for the year ended December 31, 1996 are presented as if each of the following had occurred on January 1, 1996: (i) the partial prepayment by the Company of its Mortgage Financing ("Partial Prepayment") in 1996, (ii) the disposition by the Company of its property at 15 Essex Road in Paramus, New Jersey ("Essex Road") in 1996, (iii) the acquisition by the Company of the properties known as 103 Carnegie, Rose Tree, the Mount Airy Road Buildings , Five Sentry Parkway, Harborside, Whiteweld Centre, One Bridge Plaza and Airport Center in 1996, (iv) the net proceeds received by the Company as a result of its common stock offering of 3,450,000 shares on August 13, 1996 (the "August Offering"), (v) the net proceeds received by the Company as a result of the Company common stock offering of 17,537,500 shares on November 22, 1996 (the "November Offering"), (vi) completion by the Company of the Pre-Mack Events, (which are more fully discussed in the Company's Current Report on Form 8-K, dated September 18, 1997), and (vii) completion by the Company of the Transaction and related 1997 Offering. Items (i) through (v) above are to be collectively referred to as the "1996 Events."

    Such pro forma information is based upon the historical consolidated results of operations of the Company for the six months ended June 30, 1997 and for the year ended December 31, 1996, after giving effect to the transactions described above. The pro forma condensed consolidated statements of operations should be read in conjunction with the pro forma condensed consolidated balance sheet of the Company and the historical financial statements and notes thereto of the Company included in the Company's Form 10-Q for the six months ended June 30, 1997 and in the Company's Form 10-K for the year ended December 31, 1996.

    The unaudited pro forma condensed consolidated statements of operations are not necessarily indicative of what the actual results of operations of the Company would have been assuming the transactions had been completed as set forth above, nor does it purport to represent the Company's results of operations for future periods.

                            CALI REALTY CORPORATION

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                           PRO FORMA
                                                                                           ADJ. FOR
                                                                                          THE TRANS-
                                                                                          ACTION AND
                                                PRO FORMA ADJ.   PRE-MACK    HISTORICAL      1997
                                     COMPANY     FOR PRE-MACK     EVENTS      THE MACK     OFFERING       COMPANY
REVENUES                           HISTORICAL       EVENTS       PRO FORMA      GROUP         (G)      PRO FORMA(M)
                                   -----------  --------------  -----------  -----------  -----------  -------------
Base rents.......................   $  93,180     $   10,734(a)  $ 103,914    $  64,521    $   3,963(e)  $   172,398
Escalations and recoveries from
  tenants........................      14,279          1,198(a)     15,477        7,774       --             23,251
Parking and other................       3,598            524(a)      4,122        5,587       --              9,709
                                                        (956)                                   (350)
Interest income..................       1,640               (b)        684          350             (f)          684
                                   -----------       -------    -----------  -----------  -----------  -------------
Total revenues...................     112,697         11,500       124,197       78,232        3,613        206,042
                                   -----------       -------    -----------  -----------  -----------  -------------

EXPENSES
Real estate taxes................      11,929          1,339(a)     13,268        7,833       --             21,101
Utilities........................       7,940            939(a)      8,879        6,782       --             15,661
Operating services...............      13,773          1,634(a)     15,407        9,960       --             25,367
General and administrative.......       6,927            730(a)      7,657        3,531       --             11,188
                                                                                              (1,661)
Depreciation and amortization....      16,844          1,873(a)     18,717       13,717             (h)       30,773
                                                                                             (13,597)
Interest expense.................      17,152          2,058(c)     19,210(c)     29,975            (i)       35,588
                                   -----------       -------    -----------  -----------  -----------  -------------
Total expenses...................      74,565          8,573        83,138       71,798      (15,258)       139,678
                                   -----------       -------    -----------  -----------  -----------  -------------
Income before minority
  interest.......................      38,132          2,927        41,059        6,434       18,871         66,364
Minority interest................       3,648            491(d)      4,139       --           12,784(j)       16,923
                                   -----------       -------    -----------  -----------  -----------  -------------
Net income.......................   $  34,484     $    2,436     $  36,920    $   6,434    $   6,087    $    49,441
                                   -----------       -------    -----------  -----------  -----------  -------------
                                   -----------       -------    -----------  -----------  -----------  -------------
Weighted average common shares
  outstanding (k)................      36,475                                                                46,674
                                   -----------                                                         -------------
Net income per common share
  (l)............................   $    0.95                                                           $      1.06
                                   -----------                                                         -------------

                            CALI REALTY CORPORATION

       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                                 (IN THOUSANDS)

(a) Reflects:

    Revenues and expenses for the properties acquired in 1997 by the Company (as reported by the Company on previously-filed Current Reports on Form 8-K and 8-K/A) for the period January 1, 1997 through the earlier of the date of acquisition/completion or June 30, 1997, as follows:

                                                                                            REAL
                                ACQUISITION/        BASE      ESCALATIONS/      OTHER      ESTATE                  OPERATING
PROPERTY/TRANSACTION (1)       COMPLETION DATE    RENTS (2)    RECOVERIES      INCOME       TAXES     UTILITIES    SERVICES
----------------------------  -----------------  -----------  -------------  -----------  ---------  -----------  -----------
1345 Campus Parkway.........  January 28, 1997    $      58     $      19        --       $       7   $       1    $       4
RM Transaction..............  January 31, 1997        5,209           195     $     524         817         379          858
Westlakes...................  May 8, 1997             3,126           866        --             258         362          449
Shelton Place (4)...........  July 31, 1997             982           105        --              80         138          141
200 Corporate...............  August 15, 1997           386            12        --              55           5           73
Three Independence..........  September 3, 1997         973             1        --             122          54          109
                                                 -----------       ------         -----   ---------       -----   -----------
Total Pro Forma Adj. for
  1997 Events...............                      $  10,734     $   1,198     $     524   $   1,339   $     939    $   1,634
                                                 -----------       ------         -----   ---------       -----   -----------
                                                 -----------       ------         -----   ---------       -----   -----------


                                 GENERAL AND
PROPERTY/TRANSACTION (1)       ADMINISTRATIVE    DEPRECIATION (3)
----------------------------  -----------------  -----------------
1345 Campus Parkway.........      $       1          $      12
RM Transaction..............            410                864
Westlakes...................            246                607
Shelton Place (4)...........             51                165
200 Corporate...............              1                 85
Three Independence..........             21                140
                                      -----             ------
Total Pro Forma Adj. for
  1997 Events...............      $     730          $   1,873
                                      -----             ------
                                      -----             ------

------------------------

(1) The Moorestown Buildings were vacant during 1996 and for the six months ended June 30, 1997.

(2) Pro forma base rents are presented on a straight-line basis calculated from January 1, 1996 forward.

(3) Depreciation is based on the building-related portion of the purchase price and associated costs depreciated using the straight-line method over a 40-year life.

(4) Total revenues of $444 and Revenue in excess of certain expenses of $234 for the three months ended March 31, 1997 have been included in both the Pro Forma Condensed Consolidated Statements of Operations for the six months ended June 30, 1997 and year ended December 31, 1996.

                            CALI REALTY CORPORATION

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                                 (IN THOUSANDS)

(b) Represents reduction for (i) interest income earned on investments of proceeds from the November 1996 offering ($835) and (ii) interest income earned on the RM Mortgage Receivable as a result of the prepayment in connection with the 200 Corporate acquisition ($121).

(c) The Pre-Mack Events pro forma adjustment to interest expense for the six months ended June 30, 1997 reflects interest on mortgage debt assumed with certain acquisitions and additional borrowings from the Company's credit facilities to fund certain acquisitions. Pre-Mack Events pro forma interest expense for the six months ended June 30, 1997 is computed as follows:

Interest expense on the Initial Mortgage Financing, after the
Partial Prepayment (fixed interest rate of 8.02 percent on $44,313;
and variable rate of 30-day LIBOR plus 100 basis points on
$20,195--weighted average interest rate used is 6.60 percent)......  $   2,443

Interest expense on loan assumed with Fair Lawn acquisition on
March 3, 1995 (fixed interest rate of 8.25 percent on average
outstanding principal balance of approximately $18,605)............        767

Interest expense on mortgages in connection with the Harborside acquisition in 1996 (fixed interest rate of 7.32 percent on
$107,912 and initial rate of 6.99 percent on $42,088)..............      5,421

Interest expense on outstanding borrowings on the Company's credit lines (a variable rate of 30-day LIBOR plus 125 basis points during the period on $114,655; weighted average interest rate used is 6.85
percent)...........................................................      3,927

Interest expense on the Teachers Mortgage assumed with the RM
Transaction on January 31, 1997 (fixed interest rate of 7.18
percent on $185,283)...............................................      6,652
                                                                     ---------

Total Pre-Mack Events pro forma interest expense for the six months ended June 30, 1997:...............................................  $  19,210
                                                                     ---------
                                                                     ---------

(d) Represents Pre-Mack Events pro forma income allocated to the pro forma weighted average minority interest (Units) in Cali Realty L.P. (the Operating Partnership) for the period of 10.08 percent.

(e) Represents adjustment necessary to reflect rental income for the Mack Properties on a straight lined basis assuming that the Transaction was consummated as of January 1, 1996.

(f) Represents reduction of interest income, which was recorded in the Mack Group Historical Financial Statements.

(g) In connection with the consummation of the Transaction, the Company estimates that it will also recognize the following non-recurring charges, before minority interest, in the Company's Statements

                            CALI REALTY CORPORATION

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                                 (IN THOUSANDS)

    of Operations for the period in which the Transaction is completed, which have been excluded from the Company's pro forma operating results:

Expensing of previously unamortized stock compensation recorded in connection with the Company's executive compensation plans which will vest on an accelerated basis as a result of the consummation of the Transaction.................................................  $  10,063

Related tax obligation payments (net of $422 previously accrued)...      4,559

Additional executive compensation and bonuses to be paid only upon
consummation of the Transaction....................................     26,985

Amortization of the beneficial conversion feature inherent in the
Preferred Units (as an allocation to minority interest) as they are immediately convertible into Common Units upon consummation of the
Transaction........................................................     29,091
                                                                     ---------

                                                                     $  70,698
                                                                     ---------
                                                                     ---------

(h) Represents adjustment to reflect depreciation expense related to the Mack Properties to be acquired by the Company based on estimated relative fair value of buildings and improvements ($964,458) as of the date of acquisition, as follows:

Pro forma depreciation expense.....................................................  $  12,056

Mack Group Historical..............................................................     13,717
                                                                                     ---------

                                                                                     $   1,661
                                                                                     ---------
                                                                                     ---------

(i) Reflects reduction of interest expense relating to the Transaction. Proforma interest expense is computed as follows:

Interest on expected assumed debt ($302,147) with a weighted average interest rate of 7.23 percent....................................................................  $  10,923

Interest on drawings on the Company's credit facilities of $162,543 at a weighted
average interest rate of 6.71 percent..............................................      5,455
                                                                                     ---------

                                                                                     $  16,378

Mack Group Historical..............................................................  $  29,975
                                                                                     ---------

                                                                                     $  13,597
                                                                                     ---------
                                                                                     ---------

                            CALI REALTY CORPORATION

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                                 (IN THOUSANDS)

(j) Represents minority interest computed as follows:

Income before extraordinary item and minority interest..................  $  66,364

Dividend yield of 6.75 percent on the Preferred Units with a par value
of $249,656.............................................................             $   8,426

Income allocable to common stockholders in the Company and unitholders in the Operating Partnership............................................  $  57,938
                                                                          ---------

Allocation to minority interest based upon weighted average percentage
of Common Units outstanding of 14.67 percent............................                 8,497
                                                                                     ---------

Total minority interest.................................................                16,923
                                                                                     ---------

Pre-Mack Events pro forma...............................................                 4,139
                                                                                     ---------

                                                                                     $  12,784
                                                                                     ---------
                                                                                     ---------

(k) The following is a reconciliation of the historical weighted average shares outstanding to the pro forma primary weighted average shares outstanding (shares in thousands):

Historical weighted average shares outstanding.......................................     36,475

Shares to be issued in connection with the 1997 Offering.............................     10,000

Vesting of 199 shares on an accelerated basis as a result of the Transaction.........        199
                                                                                       ---------

Pro forma weighted average shares outstanding........................................     46,674
                                                                                       ---------
                                                                                       ---------

(l) Fully-diluted pro forma net income per share is not presented since common stock equivalents and the Preferred Units are not dilutive.

(m) See following Estimated Pro Forma Results for Permitted Transaction Alternatives.

                            CALI REALTY CORPORATION
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                                      PRO FORMA
                                               PRO FORMA    PRO FORMA                  THE MACK     ADJ. FOR THE
                                               ADJ. FOR     ADJ. FOR     PRE-MACK       GROUP      TRANSACTION AND    COMPANY
                                   COMPANY       1996       PRE-MACK      EVENTS      HISTORICAL    1997 OFFERING    PRO FORMA
                                 HISTORICAL   EVENTS (A)   EVENTS (B)    PRO FORMA       (C)             (H)            (N)
                                 -----------  -----------  -----------  -----------  ------------  ---------------  -----------
REVENUES
Base rents.....................   $  76,922    $  49,087    $  76,655    $ 202,664    $  128,066      $   7,559(f)   $ 338,289
Escalations and recoveries from
  tenants......................      14,429        8,870        8,230       31,529        16,984         --             48,513
Parking and other..............       2,204          190        4,428        6,822         3,233         --             10,055
Interest income................       1,917       --             (738)(c)      1,179         469           (469)(g)      1,179
                                 -----------  -----------  -----------  -----------  ------------  ---------------  -----------
Total revenues.................      95,472       58,147       88,575      242,194       148,752          7,090        398,036
                                 -----------  -----------  -----------  -----------  ------------  ---------------  -----------
EXPENSES
Real estate taxes..............       9,395        5,144       11,039       25,578        15,367         --             40,945
Utilities......................       8,138        3,313        6,619       18,070        14,143         --             32,213
Operating Services.............      12,129        6,452       12,277       30,858        19,507         --             50,365
General and administrative.....       5,800        3,020        4,965       13,785         7,309         --             21,094
Depreciation and
  amortization.................      15,812        8,133       13,021       36,966        28,069         (3,958)(i)     61,077
Interest expense...............      12,677       --           25,608(d)     38,285(d)      58,621      (26,171)(j)     70,735
                                 -----------  -----------  -----------  -----------  ------------  ---------------  -----------
      Total expenses...........      63,951       26,062       73,529      163,542       143,016        (30,129)       276,429
                                 -----------  -----------  -----------  -----------  ------------  ---------------  -----------
Income before gain on sale of
  rental property, minority
  interest and extraordinary
  item.........................      31,521       32,085       15,046       78,652         5,736         37,219        121,607
Gain on sale of rental
  property.....................       5,658       (5,658)      --           --            --             --             --
                                 -----------  -----------  -----------  -----------  ------------  ---------------  -----------
Income before minority interest
  and extraordinary item.......      37,179       26,427       15,046       78,652         5,736         37,219        121,607
Minority interest..............       4,760       --            3,263(e)      8,023(e)      --           24,304(k)      32,327
                                 -----------  -----------  -----------  -----------  ------------  ---------------  -----------
Income before extraordinary
  item.........................   $  32,419    $  26,427    $  11,783    $  70,629    $    5,736      $  12,915      $  89,280
                                 -----------  -----------  -----------  -----------  ------------  ---------------  -----------
                                 -----------  -----------  -----------  -----------  ------------  ---------------  -----------
Weighted average common shares
  outstanding (l)..............      18,461                                                                             46,400
                                 -----------                                                                        -----------
Income before extraordinary
  item per common share (m)....   $    1.76                                                                          $    1.92
                                 -----------                                                                        -----------

                            CALI REALTY CORPORATION
       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

(a) Reflects:

    Revenues and expenses of the properties acquired in 1996 for the period January 1, 1996 through the date of acquisition, (as reported by the Company on previously-filed Current Reports on Form 8-K) as follows:

                                                                                                                  REAL
                                                    ACQUIS./COMPLETION    BASE      ESCALATIONS/      OTHER      ESTATE
PROPERTY/TRANSACTION                                      DATE          RENTS (2)    RECOVERIES      INCOME       TAXES
--------------------------------------------------  -----------------  -----------  -------------  -----------  ---------
Carnegie..........................................    March 20, 1996    $     386     $      31        --       $      54
Rose Tree.........................................       May 2, 1996        1,312           115        --             165
Mt. Airy Bldgs. ..................................     July 23, 1996          665           101        --             101
Harborside........................................   November 4, 1996      30,884         7,037     $     166       3,096
Five Sentry.......................................   November 7, 1996       1,663        --            --             148
                                                        December 10,
Whiteweld.........................................              1996        3,890           326        --             430
                                                        December 16,
One Bridge Plaza..................................              1996        3,597           293        --             420
                                                        December 17,
Airport Center....................................              1996        6,953         1,004            24         780
                                                                       -----------       ------         -----   ---------
Total Pro Forma Adj. for 1996 acquisitions........                      $  49,350     $   8,907     $     190   $   5,194
                                                                       -----------       ------         -----   ---------

Revenues and expenses of the property disposed of in 1996 for the period January 1, 1996 through the date of disposition, as follows:

Essex Road........................................    March 20, 1996         (263)          (37)       --             (50)
                                                                       -----------       ------         -----   ---------

Reduction of expense as a result of the Partial Prepayment in 1996, for the period January 1, 1996 through the Partial
 Payment date, as follows:

Partial Prepayment................................    March 12, 1996       --            --            --          --
                                                                       -----------       ------         -----   ---------
Total Pro Forma Adj. for 1996 Events..............                      $  49,087     $   8,870     $     190   $   5,144
                                                                       -----------       ------         -----   ---------
                                                                       -----------       ------         -----   ---------


                                                                  OPERATING     GENERAL AND
PROPERTY/TRANSACTION                                 UTILITIES    SERVICES    ADMINISTRATIVE   DEPRECIATION (3)
--------------------------------------------------  -----------  -----------  ---------------  -----------------
Carnegie..........................................   $      56    $      58      $      11         $      49
Rose Tree.........................................         180          179             43               215
Mt. Airy Bldgs. ..................................      --                4             51               107
Harborside........................................         906        3,633          2,048             5,332
Five Sentry.......................................          32          325             88               246

Whiteweld.........................................         748          543            158               733

One Bridge Plaza..................................         412          659            237               585

Airport Center....................................       1,035        1,129            395               953
                                                    -----------  -----------        ------            ------
Total Pro Forma Adj. for 1996 acquisitions........   $   3,369    $   6,530      $   3,031         $   8,220
                                                    -----------  -----------        ------            ------
Revenues and expenses of the property disposed of
 as follows:
Essex Road........................................         (56)         (78)           (11)              (81)
                                                    -----------  -----------        ------            ------
Reduction of expense as a result of the Partial Pr
 Payment date, as follows:
Partial Prepayment................................      --           --             --                    (6)
                                                    -----------  -----------        ------            ------
Total Pro Forma Adj. for 1996 Events..............   $   3,313    $   6,452      $   3,020         $   8,133
                                                    -----------  -----------        ------            ------
                                                    -----------  -----------        ------            ------

                            CALI REALTY CORPORATION
       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

(b) Reflects:

    Revenues and expenses for the properties acquired in 1997 by the Company (as reported by the Company on previously-filed Current Reports on Form 8-K and 8-K/A), for the year ended December 31, 1996, as follows:

                                                                                                                  REAL
                                            AQUIS./COMPLETION             BASE      ESCALATIONS/      OTHER      ESTATE
PROPERTY/TRANSACTION (1)                           DATE                 RENTS (2)    RECOVERIES      INCOME       TAXES
-----------------------------------  --------------------------------  -----------  -------------  -----------  ---------
1345 Campus Parkway................           January 28, 1997          $     698     $     165        --       $      90
RM Transaction.....................           January 31, 1997             63,083         5,483     $   4,393       9,870
Westlakes..........................                May 8, 1997              8,659         2,347        --             610
Shelton Place (4)..................              July 31, 1997              2,180           193        --             161
200 Corporate......................            August 15, 1997                850            38            35          85
Three Independence.................          September 3, 1997              1,185             4        --             223
                                                                       -----------       ------    -----------  ---------
Total Pro Forma Adj. for Pre-Mack
  Events...........................                                     $  76,655     $   8,230     $   4,428   $  11,039
                                                                       -----------       ------    -----------  ---------
                                                                       -----------       ------    -----------  ---------


                                                   OPERATING     GENERAL AND     DEPRECIATION
PROPERTY/TRANSACTION (1)              UTILITIES    SERVICES    ADMINISTRATIVE         (3)
-----------------------------------  -----------  -----------  ---------------  ---------------
1345 Campus Parkway................   $      25    $     103      $      20        $     143
RM Transaction.....................       4,944        9,876          3,997           10,364
Westlakes..........................       1,216        1,627            772            1,734
Shelton Place (4)..................         320          292             93              329
200 Corporate......................      --              146             36              170
Three Independence.................         114          233             47              281
                                     -----------  -----------        ------          -------
Total Pro Forma Adj. for Pre-Mack
  Events...........................   $   6,619    $  12,277      $   4,965        $  13,021
                                     -----------  -----------        ------          -------
                                     -----------  -----------        ------          -------

------------------------

(1) The Moorestown Buildings were vacant during 1996.

(2) Pro Forma base rents are presented on a straight-line basis calculated from January 1, 1996 forward.

(3) Depreciation is based on the building-related portion of the purchase price and associated costs depreciated using the straight-line method over a 40-year life.

(4) Revenues and certain expenses for Shelton Place reasonably reflect the operations of the property for the period April 1, 1996 through March 31, 1997. Total revenues of $444 and Revenue in excess of certain expenses of $234 for the three months ended March 31, 1997 have been included in both the Pro Forma Condensed Consolidated Statements of Operations for the six months ended June 30, 1997 and year ended December 31, 1996.

                            CALI REALTY CORPORATION

       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(c) Represents reduction for interest income earned on investments of proceeds from the November 1996 Offering ($1,463), net of additional interest income earned on the RM Mortgage Receivable ($725).

(d) The pro forma adjustment to interest expense for the year ended December 31, 1996 (for the Pre-Mack Events) reflects interest on mortgage debt assumed with certain acquisitions and additional borrowings from the Company's credit facilities to fund acquisitions. Pro forma interest expense for the year ended December 31, 1996 is computed as follows:

Interest expense on the Initial Mortgage Financing, after the
  Partial Prepayment (fixed interest rate of 8.02 percent on
  $44,313 and variable rate of 30-day LIBOR plus 100 basis points on $20,195; weighted average interest rate used is 6.46
  percent).........................................................  $   4,867
Interest expense on loan assumed with Fair Lawn acquisition on
  March 3, 1995 (fixed interest rate of 8.25 percent on average
  outstanding principal balance of approximately $18,605)..........      1,535
Interest expense on mortgages in connection with the Harborside acquisition on November 4, 1996 (fixed interest rate of 7.32 percent on $107,912 and initial rate of 6.99 percent on
  $42,088).........................................................     10,841
Interest expense on outstanding borrowings on the Company's credit lines (a variable rate of 30-day LIBOR plus 125 basis points during the period on $114,655; weighted average interest rate
  used is 6.75 percent)............................................      7,739
Interest expense on Teachers Mortgage assumed with the RM
  Transaction on January 31, 1997 (fixed interest rate of 7.18
  percent on $185,283).............................................     13,303
                                                                     ---------
Pre-Mack Events pro forma interest expense for the year ended
  December 31, 1996................................................  $  38,285
                                                                     ---------
                                                                     ---------

(e) Represents pro forma income for 1996 Events and Pre-Mack Events allocated to the pro forma weighted average minority interest (Units) in Cali Realty L.P. (the Operating Partnership) of 10.20 percent.

(f) Represents adjustment necessary to reflect rental income on a straight line basis assuming that the Transaction was consummated as of January 1, 1996.

(g) Represents reduction of interest income, which was recorded in the Mack Group Historical Financial Statements.

(h) In connection with the consummation of the Transaction, the Company estimates that it will also recognize the following non-recurring charges before minority interest in the Company's Statement of

                            CALI REALTY CORPORATION

       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    Operations for the period in which the Transaction is completed, which have been excluded from the Company's pro forma operating results:

Expensing of previously unamortized stock compensation recorded in connection with the Company's executive compensation plans which will vest on an accelerated basis as a result of the consummation of the Transaction...............................................  $  10,063
Related tax obligation payments (net of $422 previously accrued)...      4,559
Additional executive compensation and bonuses to be paid only upon
  consummation of the Transaction..................................     26,985
Amortization of the beneficial conversion feature inherent in the
  Preferred Units (as an allocation to minority interest) as they are immediately convertible into Common Units upon consummation
  of the Transaction...............................................     29,091
                                                                     ---------
                                                                     $  70,698
                                                                     ---------
                                                                     ---------

(i) Represents adjustment to reflect depreciation expense related to the Mack Properties to be acquired by the Company based on estimated relative fair value of buildings and improvements ($964,458) as of the date of acquisition as follows:

Pro forma depreciation expense.....................................................  $  24,111
Mack Group Historical..............................................................     28,069
                                                                                     ---------
                                                                                     $   3,958
                                                                                     ---------
                                                                                     ---------

(j) Reflects reduction of interest expense relating to the Transaction. Proforma interest expense is computed as follows:

Interest on expected assumed debt ($302,147) with an estimated weighted average interest rate of 7.23 percent....................................................  $  21,845
Interest on drawings on the Company's credit facilities of $162,543 at a weighted
  average interest rate of 6.52 percent............................................     10,605
                                                                                     ---------
                                                                                        32,450
Mack Group Historical..............................................................     58,621
                                                                                     ---------
                                                                                     $  26,171
                                                                                     ---------
                                                                                     ---------

                            CALI REALTY CORPORATION

       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(k) Represents minority interest computed as follows:

Income before extraordinary item and minority interest.................  $  121,607
Dividend yield of 6.75 percent on the preferred units with a par value
of $249,656............................................................              $  16,852
Income allocable to common stockholders in the Company and unitholders in the Operating Partnership...........................................  $  104,755
                                                                         ----------
Allocation to minority interest based upon weighted average percentage
of Common Units outstanding of 14.77 percent, respectively.............                 15,475
                                                                                     ---------
Minority interest......................................................                 32,327
Pre-Mack Events pro forma..............................................                  8,023
                                                                                     ---------
                                                                                     $  24,304
                                                                                     ---------
                                                                                     ---------

(l) The following is a reconciliation of the historical primary weighted average shares outstanding to the pro forma weighted average shares outstanding (shares in thousands):

Historical weighted average shares outstanding.....................................     18,461
Shares issued in connection with the the November 1996 offering....................     17,538
Issued in connection with the August 1996 offering.................................      3,450
Adjustment for period of year during which shares issued with the 1996 offerings
were outstanding...................................................................     (3,248)
Shares to be issued in connection with the 1997 Offering...........................     10,000
Vesting of 199 shares on an accelerated basis as a result of the Transaction.......        199
                                                                                     ---------
Pro forma weighted average shares outstanding......................................     46,400
                                                                                     ---------
                                                                                     ---------

(m) Fully-diluted pro forma income before extraordinary item per share is not presented since common stock equivalents and the Preferred Units are not dilutive.

(n) See following Estimated Pro Forma Results for Permited Transaction Alternatives.

                            CALI REALTY CORPORATION

       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

ESTIMATED PRO FORMA RESULTS FOR PERMITTED TRANSACTION ALTERNATIVES

    Consummation of the transaction is conditioned upon, among other things, the receipt by Mack of certain partner, tenant and third party consents. To the extent Mack cannot obtain such consents, Mack may eliminate certain properties from the Transaction. Such eliminated properties are not to exceed 20 percent of the aggregate value of the Mack properties.

    If the maximum amount of such properties (20 percent) were excluded from the Transaction, estimated pro forma total assets, total liabilities, minority interest and stockholders' equity as of June 30, 1997 may approximate $2,387,937, $930,793, $416,122 and $1,041,022, respectively. Under the
Agreement, a reduction in the purchase price due to exclusion of properties is allocated to (1) reduce debt assumed by the greater of 26 percent of the allocated purchase price for such property or the outstanding debt on such property to be assumed (assumed to be 26 percent for this pro forma), (2) reduce cash paid up to $79,904, subject to certain elections by Mack to lower the cash reduction and take fewer Preferred and Common Units ($79,904 cash reduction assumed for this pro forma) and (3) reduce cash paid, Preferred and Common Units by 51.5 percent, 32.3 percent and 16.2 percent of the remaining price reduction. In this situation, estimated total revenues, income before minority interest, net income and net income per common share may be $189,673, $64,465, $49,097 and $1.05, respectively for the six months ended June 30, 1997 and $366,867, $119,255, $89,758 and $1.93, respectively for the year ended December 31, 1996.

    Also, as described in the Agreement, Mack may elect to further reduce the amount of cash consideration, in exchange for additional debt assumption, up to $60,429. Such a situation would result in lower borrowings under the Company's credit facility.

                                                                         ANNEX I

                                                              September 18, 1997

Board of Directors
Cali Realty Corporation
11 Commerce Drive
Cranford, NJ 07016

Members of the Board:

    We understand that Cali Realty, L.P. ("CRLP") and Cali Realty Corporation (collectively "Cali") and The Mack Company and Patriot American Office Group (collectively "Mack") propose to enter into a transaction (the "Transaction") pursuant to a Contribution and Exchange Agreement (the "Agreement") whereby Mack will contribute certain properties (the "Mack Properties") to Cali in exchange for $476,106,000 in cash (the "Cash"), 3,931,048 regular operating partnership interests of CRLP (the "Common Units"), 249,656 cumulative preferred operating partnership interests in CRLP (the "Preferred Units") and 2,000,000 warrants (the "Warrants") to purchase shares of Cali's common stock (the "Common Stock") and Cali will assume $302,147,000 in debt (the "Debt", and together with the Cash, the Common Units, the Preferred Units and the Warrants, the "Consideration").

    In connection with the Transaction, you have requested our opinion as to the fairness to Cali from a financial point of view of the Consideration to paid in the Transaction.

    In conducting our analysis and arriving at the opinion set forth below, we have reviewed such materials and considered such financial and other factors as we deemed relevant under the circumstances, including, among others, the following:

        1.  draft of the Agreement dated September 12, 1997;

        2. draft of the audited combined financial statements for Mack for the year ended December 31, 1996 and a draft of the unaudited combined financial statements for the six months ended June 30, 1997;

        3. certain publicly available historical financial and operating data for Cali including, but not limited to, (a) the Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (b) the Proxy Statement for the Annual Meeting of Stockholders held on May 15, 1997, (c) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, (d) the Registration Statement on Form S-3, file No. 333-19101, dated January 7, 1997 and (e) a draft Form 8-K, dated September 18, 1997 relating to the Transaction.

        4. certain financial forecasts for Cali and the Mack Properties provided to us by the management of Cali;

        5. historical stock market prices and trading volume for Cali's common stock;

        6. certain historical results of operations of Mack provided to us by the management of Mack;

        7. publicly available information including financial, operating and stock market data concerning certain companies engaged in businesses we deemed comparable to Mack or otherwise relevant to our inquiry;

        8.  the financial terms of other transactions we deemed relevant;

        9.  the pro forma financial impact of the Transaction on Cali; and

        10. such other financial studies, analyses and investigations as we deemed appropriate.

    We have met with the senior management of Cali and of Mack regarding (i) the prospects and business plans for Cali and Mack, (ii) their financial forecasts for Cali and the Mack Properties, and (iii) such other matters we deemed relevant.

    We have assumed, with your consent, that the draft of the Agreement which we reviewed will conform, in all material respects, to the Agreement when in final form.

    In connection with our review and analysis and in arriving at our opinion, we have, with your consent, also assumed and relied upon the accuracy and completeness of publicly available information and all information supplied or otherwise made available to us by Cali and Mack, and we have not independently verified such information. We have neither made nor obtained any independent evaluation of such information or any independent valuation or appraisal of the assets or liabilities of either Cali or Mack.

    With respect to the pro forma financial information regarding Cali provided to us by Cali and the financial forecasts for the Mack Properties provided to us by Cali, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of Cali's and Mack's management as to the expected future financial performance of Cali and Mack and we have not undertaken any independent analysis to verify the reasonableness of the assumptions underlying such forecasts. Further, our opinion is necessarily based upon information available to us and on economic, financial, market and other conditions as they exist and can only be evaluated as of the date hereof.

    No limitations were imposed on, or instructions given by either Cali or Mack, with respect to our investigation or the procedures we followed in rendering our opinion, and the management of Cali and Mack cooperated fully in connection with our investigation.

    As you know, we have been retained by Cali to render this opinion and other financial advisory services in connection with the Transaction and will receive a fee for such services, which fee is contingent upon consummation of the Transaction. In the past, we have provided financing and advisory services for Cali and received compensation for such services. In addition, we make a market in the Common Stock and in the ordinary course of business may actively trade the Common Stock for our own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in the Common Stock. Prudential Securities also provides equity research coverage for Cali.

    Our advisory services and the opinion expressed herein are provided for the use of the Board of Directors of Cali in its evaluation of the Transaction, and our opinion is not intended to be, and does not constitute a recommendation to any shareholder of Cali as to how such shareholder should vote in connection with the Transaction. This opinion may not be disclosed publicly, referred to or communicated by you in any manner without our prior written approval and this opinion must be treated as confidential; except that Cali may include this opinion in its entirety in any proxy statement or information statement relating to the Transaction sent to Cali's shareholders.

    On the basis of, and subject to, the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid by Cali pursuant to the Transaction is fair, from a financial point of view, to Cali.

                                        Very truly yours,

                                        Prudential Securities Incorporated

                            CALI REALTY CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby (1) acknowledges receipt of the Notice of Special Meeting of Shareholders (the "Special Meeting") of Cali Realty Corporation, a
Maryland corporation ("Cali"), to be held at       , on       , 1997, at
a.m., local time, and the Proxy Statement in connection therewith and (2) appoints John J. Cali, Thomas A. Rizk, Roger W. Thomas and Barry Lefkowitz, and each of them, lawful attorneys and proxies of the undersigned, with full power of substitution for and in the name, place, and stead of the undersigned, to vote upon and act with respect to all of the shares of beneficial interest, $.01 par value (the "Common Stock"), of Cali standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote and act, at the Special Meeting and at any adjournments or postponements thereof.

    The Board of Directors recommends a vote FOR items (1) through (4) (the "Proposals") listed below.

    The undersigned directs that this proxy be voted as follows:

           To consider and vote upon a proposal to approve and adopt the Contribution and Exchange Agreement, dated as of
(1)        September 18, 1997, by and among Cali, CRLP, and certain contributing partnerships or other entities affiliated with The Mack Company and Patriot American Office Group (collectively, "Mack"), pursuant to which
           Mack will contribute certain properties, ground leases and 100% of the interests in the entities owning certain properties to CRLP or its designated subsidiaries in exchange for a combination of cash, assumption of debt, common and preferred operating partnership units and warrants to acquire common operating partnership units.
                         / /  FOR                         / /  AGAINST                         / /  ABSTAIN
(2)        To consider and vote upon a proposal to approve and adopt an amendment to Cali's Articles of Incorporation to change the name of the company from "Cali Realty Corporation" to "Mack-Cali Realty Corporation."
                         / /  FOR                         / /  AGAINST                         / /  ABSTAIN
(3)        To consider and vote upon a proposal to approve and adopt an amendment to the Employee Stock Option Plan to increase the number of shares authorized thereunder by 2,000,000, from 2,780,188 to 4,780,188.
                         / /  FOR                         / /  AGAINST                         / /  ABSTAIN
           To consider and act upon a proposal to approve and adopt two amendments to the Director Stock Option Plan to
(4)        (a) increase the number of shares authorized thereunder by 200,000, from 200,000 to 400,000 and (b) to provide for the participation thereunder of non-employee members of the Advisory Board, including a provision that a member of the Board of Directors who resigns as a director in order to become a member of the Advisory Board shall be deemed during his or her period of service as a member of the Advisory Board to be continuing member of the Board of Directors for purposes of determining the exercise period of prior grants under the Director
           Stock Option Plan.
                         / /  FOR                         / /  AGAINST                         / /  ABSTAIN

                           (PLEASE SEE REVERSE SIDE)

                        (CONTINUED FROM THE OTHER SIDE)

    In accordance with their discretion, said attorneys and proxies are authorized to vote upon any other matters or proposals not known at the time of solicitation of this proxy which may properly come before the Special Meeting or any adjournments or postponements thereof.

    THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE, IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS.

    The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Common Stock and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof.

    If one or more of the proxies named shall be present in person or by substitute at the Special Meeting or at any adjournments or postponements thereof, the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

    Please date, sign, and mail this proxy in the enclosed envelope. No postage is required.

Dated -------------------------------------------, 1997

------------------------------------------------------
                Please Print Name Here

------------------------------------------------------
               Signature of Stockholder

------------------------------------------------------
               Signature if held jointly

    PLEASE DATE THIS PROXY AND SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON. WHERE THERE IS MORE THAN ONE OWNER, EACH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, ADMINISTRATOR, EXECUTOR, GUARDIAN, OR TRUSTEE, PLEASE ADD YOUR TITLE AS SUCH. IF EXECUTED BY A CORPORATION, THE PROXY SHOULD BE SIGNED BY A DULY AUTHORIZED OFFICER.